                                                                    EXHIBIT 99.4

                                                 NATIONAL CAPITAL COMPANIES, LLC
--------------------------------------------------------------------------------


                             INDEPENDENT APPRAISAL
                               OF THE ESTIMATED
                                 PROFORMA FAIR
                                 MARKET VALUE





                                 Prepared for




                             HOPKINSVILLE FEDERAL
                                 SAVINGS BANK
                            Hopkinsville, Kentucky



                                 May 29, 1997


-------------------------------------------------------------------------------

                                                 NATIONAL CAPITAL COMPANIES, LLC

                         TABLE OF CONTENTS

-------------------------------------------------------------------------------

CHAPTER                                                        PAGE
I.     Overview of Hopkinsville Federal Savings Bank            1

II.    Analysis of Financial Performance and Condition          4

III.   Market Area Analysis                                    10

IV.    Comparisons with Publicly Traded Savings Institutions   13

V.     Market Value Adjustments                                27

-------------------------------------------------------------------------------

                                                 NATIONAL CAPITAL COMPANIES, LLC


                                LIST OF TABLES

                       HOPKINSVILLE FEDERAL SAVINGS BANK

TABLE
NUMBER    DESCRIPTION
------    -----------

1         Consolidated Statements of Financial Condition
2         Statements of Financial Condition - Past Five Fiscal Years
3         Income Statement
4         Income Statement - Past Five Fiscal Years
5         Selected Financial Information and Other Data
6         Income and Expense Trends
7         Normalized Earnings Trend
8         Performance Indicators
9         Volume/Rate Analysis
10        Yield and Cost Trends
11        Market Value of Portfolio Equity
12        Loan Portfolio Composition
13        Loan Maturity Schedule
14        Loan Originations
15        Delinquent Loans
16        Nonperforming Assets
17        Classified Assets
18        Allowance for Loan Losses
19        Investment Portfolio Composition
20        Mortgage-backed Securities Portfolio Composition
21        Deposit Composition
22        Deposit Activity
23        Deposit Composition Analysis
24        Borrowed Funds
25        GAP Table
26        Offices of Hopkinsville Federal Savings Bank
27        List of Key Officers and Directors
28        National Interest Rates by Quarter
29        Market Data for Selected Publicly Traded Thrifts
30        Market Data for Selected Publicly Traded Thrifts - Geographic Regional
           Averages
31        Recent Conversion Activity

                                                 NATIONAL CAPITAL COMPANIES, LLC

                               LIST OF EXHIBITS

                       HOPKINSVILLE FEDERAL SAVINGS BANK

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

I         Market Area

DEMOGRAPHIC & ECONOMIC INFORMATION
----------------------------------

II-1      Population
II-2      Age Distribution
II-3      Households
II-4      Median Household Income
II-5      Market Area Banks and Thrifts

COMPARATIVE GROUP INFORMATION
-----------------------------

III-1     Comparison of Balance Sheet Profiles
III-2     Comparison of Income Statements
III-3     Employment by Place of Work Statistics
III-4     Key Housing Data
III-5     Market Share of Deposits
IV-1      Selected Financial and Market Statistics
IV-1a     Index Values
IV-2      Comparable Group Companies
IV-2a     Comparable Group - Selected Financial and Market Statistics
IV-2b     Comparable Group - Selected Financial and Market Statistics
IV-2c     Comparable Group - Selected Financial Ratios
IV-2d     Comparable Group - Selected Balance Sheet Data
IV-2e     Comparable Group - Selected Balance Sheet Data
IV-2f     Comparable Group - Selected Balance Sheet Detail
IV-2g     Comparable Group - Selected Deposit Detail
IV-2h     Comparable Group - Summary of Profitability
IV-2i Comparable Group - Selected Operating Ratios - Last Twelve Months Operating Activity
IV-2j Comparable Group - Selected Operating Ratios - Last Twelve Months Operating Activity
IV-2k Comparable Group - Selected Operating Ratios - Most Recent Quarter Months Operating Activity
IV-2l Comparable Group - Selected Operating Ratios - Most Recent Quarter Months Operating Activity

                                                 NATIONAL CAPITAL COMPANIES, LLC
List of Exhibits
Page 2


PROFORMA ANALYSIS - STANDARD CONVERSION
---------------------------------------

V-1       Standard Conversion Analysis
V-2       Proforma Effect of Conversion Proceeds
V-3       Proforma Effect of Standard Conversion
V-4       Proforma Pricing Multiples Compared to Peers

ASSUMPTIONS AND PROCEDURES
--------------------------

VI        Proforma Adjustments
VI-a      Updating Valuation

AUDITED FINANCIAL STATEMENTS
----------------------------

VII       Incorporated by Reference

FIRM QUALIFICATIONS
-------------------

VIII      National Capital Companies, LLC Brochure

RB 20 CERTIFICATION
-------------------

IX        Certification Statement

AFFIDAVIT OF INDEPENDENCE
-------------------------

X         Affidavit

                                                 NATIONAL CAPITAL COMPANIES, LLC

                                   CHAPTER I

                 OVERVIEW OF HOPKINSVILLE FEDERAL SAVINGS BANK

GENERAL DISCUSSION

Hopkinsville Federal Savings Bank ("Hopkinsville Federal" or the "Bank") is a federally chartered, Federal Deposit Insurance Corporation ("FDIC") and Savings Association Insurance Fund ("SAIF") insured mutual savings bank headquartered in Hopkinsville, Kentucky. The Bank is a mutual thrift and accordingly, is owned by the Bank's depositors.

In addition to its two offices in Hopkinsville, Hopkinsville Federal operates branches in the cities of Murray, Cadiz and Elkton. The offices serve Christian, Calloway, Trigg and Todd Counties. The primary mission of the Bank is to obtain retail savings deposits and provide loans for various purposes (predominately one-to-four family, owner-occupied mortgage loans) within its primary market area.

As of March 31, 1997, Hopkinsville Federal had total assets of approximately $203.1 million and net worth of approximately $17.2 million on a basis of Generally Accepted Accounting Principles ("GAAP"). Total deposits were approximately $183.2 million as of March 31, 1997. Hopkinsville Federal operates as a traditional thrift and holds a high percentage of its loan portfolio secured by one-to-four family residential properties. At March 31, 1997, approximately 80.37% of total loans were secured by one-to-four family properties. The Bank holds a small portfolio of multifamily mortgages, construction loans, commercial loans and consumer loans. Most of these loans were originated by the Bank in its primary market area.

Hopkinsville Federal's loan portfolio comprised approximately 48.04% of total assets as of March 31, 1997. To supplement the Bank's loan production, Hopkinsville Federal has also developed a portfolio of investments and mortgage-backed securities. As of March 31, 1997, short-term investments and investment securities represented approximately 39.34% of total assets and mortgage-backed securities represented approximately 10.20% of total assets.

Hopkinsville Federal's nonperforming assets totaled approximately .09% of assets as of March 31, 1997 and the Bank held no real estate owned. All of the nonperforming assets were delinquent loans. Delinquent loans totaled $2.3 million as of March 31, 1997 with 91.71% of the total being delinquent loans categorized in the 30-89 day delinquency status.

Currently, the Bank's principal sources of revenue are interest and fees on loans and interest and dividends from investments. The principal expenses of the Bank are interest on deposits and borrowings along with noninterest expenses. The Bank has a stable core deposit base consisting of NOW, passbook and money market deposit ("MMDA") accounts. These funding sources, as of March 31, 1997, represented approximately 32.41% of the Bank's total deposit base.

Fixed assets total approximately $2.3 million, or approximately 1.15% of total assets, as of March 31, 1997. The Bank owns its main office facility, which was constructed in 1995, and all of its offices except Cadiz, which is leased. A new owned facility in Cadiz is contemplated in 1997. The Bank utilizes a third party for its data processing needs as well as its item processing.

The Bank has historically been profitable. For the quarter ended March 31, 1997, the Bank recorded net income of approximately $358 thousand, a return on average assets ("ROAA") of approximately .70% and a return on average equity ("ROAE") of 8.39%. For the fiscal year ended December 31, 1996, the Bank recorded net income of approximately $183.6 thousand, a ROAA of approximately
 .09% and a ROAE of 1.11%.  In 1996, the Bank

                                                 NATIONAL CAPITAL COMPANIES, LLC

paid the FDIC a special assessment to strengthen the SAIF deposit fund of $1.23 million. The net income for the Bank without consideration of this one-time special assessment would have been approximately $995 thousand. Without consideration of the SAIF assessment, the Bank would have recorded a ROAA of
 .48% and a ROAE of 6.05% for the year ended December 31, 1996. Summarized financial information is presented in Table 1 at March 31, 1997 and December 31, 1996 and in Table 2 for the years ended December 31, 1992 through 1996.

As indicated in Table 2, the Bank's asset base has shown moderate growth since December 31, 1992. The Bank permitted certain deposits to be withdrawn in 1996 in an effort to reduce its overall cost of funds which resulted in a decline in assets of 4.49% from December 31, 1995 to March 31, 1997. The Bank has increased the balance of its loan portfolio over the last two years in an effort to reduce its high proportion of securities by more actively expanding its efforts to originate loans in its market. The Bank recorded an increase in loans of 7.93% in 1995, 12.67% in 1996 and 2.15% from December 31, 1996 to March 31, 1997.

Loan balances have risen from 35.90% of total assets as of December 31, 1993 to 48.04% of total assets as of March 31, 1997. The Bank's investment portfolio, including mortgage-backed securities, represented approximately 40.77% of total assets as of March 31, 1997, a decrease from 43.18% as of December 31, 1993. Additionally, Hopkinsville Federal has reduced its short-term deposits from approximately $35.7 million to $17.8 million.

The Bank reported an equity-to-assets ratio of approximately 8.49% as of March 31, 1997. This capital level is significantly in excess of FIRREA mandated capital requirement tests concerning core and risk-based capital and qualifies the Bank as "well capitalized."

Table 3 provides a summary of the Bank's operating performance for the three months ended March 31, 1997 and December 31, 1996 and Table 4 represents the years ended December 31, 1992 through 1996. Hopkinsville Federal has been able to significantly improve the Bank's net interest margin in 1996 and continued to do so into 1997. The Bank's net interest margin as of March 31, 1997 was 2.04%. This improvement has been achieved from three strategic actions which have been taken by the Bank. The Bank has concentrated on reducing its cost of funds by pricing deposits more conservatively. The Bank has attempted to expand its loan portfolio, which traditionally has afforded the Bank a higher yield than from its investment portfolio. Finally, the Bank has managed the investment portfolio with a focus on improving the securities portfolio's yield by taking advantage of market pricing opportunities. The Bank has benefited from its investments in callable securities, which have improved its portfolio yield over more traditional fixed yield, fixed maturity investments.

Operating expenses, exclusive of the SAIF special assessment, have grown moderately over the last four years. From fiscal year 1993 to fiscal year 1996, operating expenses have grown approximately 3.39% annually. Personnel expenses have been held at a nominal growth since 1994. Occupancy expenses grew 8.24% from December 31, 1995 to December 31, 1996, which reflects the Bank's opening of its new main office in 1995. Other noninterest expenses grew on average 9.09% annually from fiscal year 1993 to fiscal year 1996.

The Bank has not experienced a significant level of loan losses and had not recorded any provisions for loan losses from 1993 through 1995. In 1996, in recognition of the Bank's increased loan portfolio size, the Bank recorded a provision for loan losses of $100 thousand. The Bank did not add to its loan loss provision in the quarter ended March 31, 1997.

Chapter II, Analysis of Financial Performance and Condition, examines the trends addressed in this section. These trends reflect the implications of Hopkinsville Federal's economic and competitive environment and management's operating objectives. This discussion is accompanied by the information outlined in the Index of Tables and Exhibits.

                                                 NATIONAL CAPITAL COMPANIES, LLC

Exhibit VII presents Hopkinsville Federal's summarized, consolidated audited statements of condition and statements of income and retained earnings for the years ended December 31, 1995 and December 31, 1996 and unaudited financial information for March 31, 1997.

CONVERSION TO A STOCK COMPANY

The Board of Directors of the Bank has approved a Plan of Conversion (the "Plan") whereby Hopkinsville Federal will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion"), all the common stock of which will be acquired by HopFed Bancorp, Inc. (the "Company" or "HopFed") in exchange for approximately 50% of the net conversion proceeds. The Company will offer common shares to certain parties subject to the priorities and limitations noted in the Plan.

The Conversion, subject to regulatory approval and satisfaction of all other conditions precedent to the Conversion, will be accomplished as detailed in the Plan. The Plan provides for a subscription offering whereby nontransferable rights to subscribe for shares of the Company's common stock will be granted first to eligible account holders of record, or those persons holding $50 or more in savings deposits in the Bank, as of March 31, 1996, second to the Bank's Employee Stock Ownership Plan (the "ESOP"), a tax-qualified employee stock benefit plan, third to supplemental eligible account holders of record, or savings depositors of the Bank with account balances of $50 or more, as of the last day of the calendar quarter preceding the Office of Thrift Supervision (the "OTS") approval of the Bank's application to convert to stock form, and fourth to other members of the Bank, or all members of the Bank entitled to vote at the special meeting called to approve the Plan under the Bank's mutual charter and bylaws.

Concurrently with the subscription offering, shares not subscribed for in the subscription offering may be offered as part of the Conversion to the general public in a community offering. Shares may then be offered to the general public in an underwritten public offering or otherwise. (The subscription offering, the community offering and the public offering will be referred to herein as the "Offering.")

National Capital has been retained as an independent appraiser to prepare the valuation of the estimated proforma fair market value of the to-be issued common shares in the Offering.

                                                 NATIONAL CAPITAL COMPANIES, LLC

                                  CHAPTER II

                ANALYSIS OF FINANCIAL PERFORMANCE AND CONDITION

CAPITAL POSITION

Hopkinsville Federal recorded an equity-to-assets ratio of 8.49% as of March 31, 1997 which was more than adequate to meet its FIRREA mandated regulatory capital requirements as of March 31, 1997. Hopkinsville Federal's GAAP net worth has increased from approximately $13.4 million as of December 31, 1993 to approximately $17.2 million as of March 31, 1997. This increase in capital reflects the Bank's profitability during this period. Hopkinsville Federal's capital position qualified the Bank as "well capitalized" according to OTS net worth requirements.

Exhibit III-1 illustrates a comparison of balance sheet profiles of Hopkinsville Federal and for the central region of the United States savings institutions (the "central region"), 405 in total, as of December 31, 1996. The Bank's equity-to-assets ratio, as of December 31, 1996 of 8.27% compares to the equity-to-assets ratio for the central region of 8.44% as of the same date.

LENDING ACTIVITY

Hopkinsville Federal has historically concentrated its lending activities on first mortgage loans secured by residential property, which is similar to other traditional savings and loan associations. As of March 31, 1997, approximately 80.37% of the Bank's total loan portfolio was in single family residential loans. Loan production is generated through the Bank's loan officers (including branch mangers), other management individuals and referral from local real estate brokers. The Bank's proportion of net loans-to-total assets has increased from approximately 35.90% of total assets as of December 31, 1993 to 48.04% as of March 31, 1997. This is less than the 60.65% of net mortgage loans-to-assets that the central region holds, as shown in Exhibit III-1. The Bank's market area has not been sufficient, historically, to meet the Bank's asset funding needs. The Bank has made efforts to expand its loan origination capabilities and as a result, the Bank has grown its loan portfolio in the last two years.

As of March 31, 1997, approximately 1.47% of Hopkinsville Federal's mortgage loans were comprised of loans secured by multifamily properties. Approximately 6.61% of the Bank's total loans were secured by commercial properties and land loans. Hopkinsville Federal has a consumer loan portfolio which represents 7.59% of the Bank's loan portfolio as of March 31, 1997.

ASSET QUALITY

Hopkinsville Federal's loan portfolio has not historically experienced significant losses. The Bank recorded no loan loss provision for the years ended December 31, 1993 through December 31, 1995. For the year ended December 31, 1996, the Bank recorded loan loss provisions of $100 thousand primarily in recognition of the larger loan portfolio held by Hopkinsville Federal. For the quarter ended March 31, 1997, Hopkinsville Federal did not record a loan loss provision. At March 31, 1997, allowances for loan losses totaled .22% of total loans.

The Bank's current management has developed and enforced strict underwriting standards and policies while maintaining the highest level of service to customers. The Bank's nonperforming loans totaled approximately .09% of total assets as of March 31, 1997.

Hopkinsville Federal has an established procedure regarding the treatment of delinquent loans. The procedure includes the mailing of past due notices followed by phone contact. Hopkinsville Federal places a high priority on

                                                 NATIONAL CAPITAL COMPANIES, LLC

contacting customers by phone as a primary method of determining the status of a delinquent loan and quickly making a determination of what action the Bank must take to resolve the problem. Management and the Board of Directors are kept apprised of delinquencies through the production of regular reports. Hopkinsville Federal's management performs quarterly reviews of problem assets to determine the necessity of establishing additional loss reserves.

Table 15 provides information on the delinquency status of the Bank's loan portfolio. Table 16 presents the breakdown of Hopkinsville Federal's nonperforming loans as of March 31, 1997. The Bank held no real estate owned or other nonperforming assets at March 31, 1997.

Hopkinsville Federal holds a considerable level of cash and investment securities, including mortgage-backed securities, of 50.16% of total assets as of March 31, 1997. As shown in Exhibit III-1, the central region held approximately half that level, or 26.09%, in cash and investments and mortgage-backed securities as a percent of assets. As shown on Table 19, the market value of Hopkinsville Federal's investment portfolio, as of March 31, 1997, was approximately $723 thousand below the carrying value of the investments. The Bank has not recorded the adjustment between the market value and book value on certain securities, as they are categorized as "held to maturity". The Bank's held to maturity portfolio totaled 93.83% of total securities held as of March 31, 1997.

The presence of a low level of nonperforming loans is an indication that management has exercised good judgment concerning the quality of the borrowers and the supporting collateral. The Bank's holding of primarily residential home loans and a high level of government securities reduces the Bank's level of credit risk. Our review of the Bank found no evidence of significant asset quality problems.

DEPOSIT ACTIVITIES

Hopkinsville Federal has attempted to become an asset-driven financial institution. Liabilities are acquired based upon asset funding needs. The choice of liabilities is based upon the cost and the repricing characteristics of the asset being funded. The Bank has, in the past, primarily depended upon retail deposits to provide for its asset funding needs.

Hopkinsville Federal's primary market area for deposits is several counties in southwestern Kentucky. Hopkinsville Federal's market area includes Christian, Calloway, Trigg and Todd Counties. The Bank operates branches in the cities of Murray, Cadiz and Elkton, in addition to its two offices in Hopkinsville. The Bank believes that most of its depositors reside in areas close to its various branch offices and bank with Hopkinsville Federal for convenience.

Hopkinsville Federal's deposits-to-assets ratio was 89.94% as of December 31, 1996 compared to 71.09% for the central region as of December 31, 1996. As of the same period as shown on Table 21, Hopkinsville Federal's deposit base consisted of 69.01% certificates of deposit, 20.09% MMDA accounts, 5.78% regular savings accounts and 5.12% in transaction type accounts. The Bank believes that the development of multiple account relationships strengthens Hopkinsville Federal's customer relationship.

The Bank is not a dominant market force in the communities it serves. As shown on Exhibit II-5, the area banks and thrifts headquartered in Hopkinsville Federal's market area held total assets of $401.2 million compared to the Bank's $211.7 million as of June 30, 1996. In conjunction with Exhibit II-5, Exhibit III-5 illustrates Hopkinsville Federal's market share of deposits as of June 30, 1996. As shown, the Bank enjoys 86.70% of the $222.6 million thrift total deposits (100% in Christian County, 44.92% in Calloway County, 100% in Trigg County and 100% in Todd County). However, Hopkinsville Federal has only 13.78% of the total bank, thrift and credit union deposits (17.71% in Christian, 4.86% in Calloway, 18.03% in Trigg and 23.86% in Todd Counties). Detail on the Bank's deposit composition and deposit activity is provided on Tables 21, 22 and 23.

                                                 NATIONAL CAPITAL COMPANIES, LLC

BORROWED FUNDS

Hopkinsville Federal has become an asset-driven savings institution. As a result, the Bank has funded assets with moneys that were determined to be the best source in terms of cost and duration. In the past, the Bank has relied on deposits principally for its asset funding because of its determination that deposits are the most stable source of funding and provide the principal bank-customer relationship from which numerous cross-sales opportunities can be built. As of March 31, 1997, Hopkinsville Federal did not hold any borrowings compared to the 18.52% of borrowings-to-assets held by the central region, as shown in Exhibit III-1. The Bank does not anticipate that it will expand its asset base through the use of long-term FHLB borrowings.

CASH AND INVESTMENTS

In the area of investment management, the Bank's policy will be to use the investment portfolio primarily for purposes of liquidity and secondarily as a source of income from carefully selected investments. Hopkinsville Federal's liquid investment portfolio will be invested in overnight funds and other short-term and medium-term Treasury, United States Government and agency obligations, corporate obligations and other qualifying investments in compliance with regulatory requirements and the Bank's investment policy. It is the intention of management to continue the implementation of an investment strategy that adjusts the level of liquidity as necessary in order to fund lending requirements and to minimize its interest rate risk exposure at any given time.

As of March 31, 1997, the Bank held short-term investments and other securities, including mortgage-backed securities, totaling $100.6 million. Mortgage-backed securities represented $20.7 million or 20.58% of the investment portfolio. The Bank holds the majority of its investment portfolio in the held to maturity category, including all of its mortgage-backed securities. The Bank does record its equity securities, FHLB stock, FHLMC stock and Intrieve stock as available for sale. As of March 31, 1997, the market value of the investment portfolio was approximately $723 thousand below the Bank's carrying value.

As mentioned, the investment portfolio has decreased since December 31, 1995 from approximately $123.1 million as of December 31, 1995 to $100.6 million as of March 31, 1997. This reduction provided funding for the Bank's increase in its loan portfolio. Additional information on the Bank's investment portfolio is provided in Table 19 and Table 20.

INTEREST MARGIN

The Bank's operating strategy, market and economic conditions and capital position have a direct impact on the Bank's operating profitability, which is derived primarily from net interest margin (interest income minus interest expense). Tables 10 provides information for Hopkinsville Federal with respect to yields on loans and other earning assets and rates paid on savings deposits for the years ended December 31, 1994 through 1996 and for the quarter ended March 31, 1997.

The level of interest rates has remained relatively stable over the last three years. Table 28 illustrates the nature of interest rates by quarter since 1993. Short term rates have remained, on average, in a range of 5.00% to 5.75% since mid-1994, as shown by the 90-day Treasury Bill average rates. Long term rates have been more volatile than short term rates and have moved in a range of 6.00% to 8.00% since 1994, as shown by the 30 Year Treasury Notes average rates. As Table 10 indicates, Hopkinsville Federal's average cost of funds has declined from 5.20% for the year ended December 31, 1995 to 4.92% for the three months ended March 31, 1997. This decline is comparable to the slight decline in the 1 year average Treasury Notes rates from a 1995 average of 5.72% to 5.57% in 1996. Hopkinsville Federal's average asset yield increased from 6.08% for the year ended December 31, 1995 to 6.59% for the quarter ended March 31, 1997. This increase was primarily the result of the Bank's increase

                                                 NATIONAL CAPITAL COMPANIES, LLC

in its loan portfolio. The net result with an increase in the yield on assets and the decrease in the cost of funds was an increase in the net interest margin from 1.20% to 2.08% from the year ending December 31, 1995 to the quarter ended March 31, 1997. As shown on Exhibit III-2, this improved net interest margin remains significantly lower than the central region.

SUBSIDIARY ACTIVITIES

Hopkinsville Federal has no subsidiaries and none are envisioned in the future.

OFFICE PROPERTY AND OTHER OPERATIONS

Hopkinsville Federal owns all of its office facilities except the branch in Cadiz, which is leased. In 1995, the Bank constructed its main office facility and a new owned facility in Cadiz is contemplated in 1997. Table 26 provides a summary of the Bank's investment in properties as of March 31, 1997. As shown on Exhibit III-1, the Bank had invested 1.14% of its assets in fixed assets at December 31, 1996 which is comparable to the level of fixed assets held by the central region.

Hopkinsville Federal utilizes Intrieve, Inc. which is located in Cincinnati, Ohio as its data processing service bureau. Intrieve provides the Bank on-line processing for its deposit and loan accounts. Intrieve is one of the country's largest service bureaus. The capabilities provided by Intrieve are believed to be more than adequate to meet the Bank's needs.

The Bank utilizes Electronic Data Systems Corporation to process its inclearing items. EDS' services include an interlink to Intrieve to post these inclearings, as well as monthly statement processing.

The Bank's general ledger is maintained on a PC and ledger postings are made by the accounting department. The Bank does not currently utilize loan processing and loan tracking software, but anticipates the purchase of some automated system to improve its lending operations.

BOARD OF DIRECTORS

The Bank's current Board of Director members are:

       .  WD Kelley - Chairman of the Board
       .  Bruce Thomas - Director, President and CEO
       .  D. B. Bostick, Jr. - Director
       .  J. Noble Hall, Jr. - Director
       .  Boyd M. Clark - Director and Senior Vice President
       .  Clifton H. Cochran - Director
       .  Peggy R. Noel - Director and Executive Vice President
       .  Drury R. Embry - Director
       .  Walton G. Ezell - Director
       .  C.K. Wood - Director

The principal occupation and relevant experience of key management personnel of the Bank is set forth below:

BRUCE THOMAS is President and Chief Executive Officer and Director of the Bank
------------
and has been with the Bank for 35 years. During his tenure with Hopkinsville Federal, Mr. Thomas has served in a variety of positions within the

                                                 NATIONAL CAPITAL COMPANIES, LLC

organization. Mr. Thomas is a graduate of Murray State University and is a member of the local Economic Development Council.

PEGGY R. NOEL is Executive Vice President and a Director of the Bank.  She
-------------
serves as Chief Financial Officer and Chief Operations Officer. Mrs. Noel joined Hopkinsville Federal in 1966. Prior to joining the Bank, Mrs. Noel worked for a commercial bank for ten years. Mrs. Noel attended Hopkinsville Community College and completed the certification program from the Institute of Financial Education.

BOYD M. CLARK is Senior Vice President and a Director of the Bank.  Mr. Clark
-------------
has been with the Bank 24 years serving in a variety of positions. Mr. Clark is responsible for loan operations within the organization. Mr. Clark also serves as Secretary to the Board and is the Bank's Compliance Officer.

Additional information on these individuals is provided in Table 27.

EARNING POWER ANALYSIS

Hopkinsville Federal has maintained a positive net interest spread between interest-earning assets and interest-bearing liabilities. Table 10 illustrates the Bank's recent historical net interest margin. The Bank's high percentage of earning assets-to-interest-bearing liabilities of 109.02% as of March 31, 1997, as shown in Table 8, strengthens the earnings power of the Bank's balance sheet and future yield-cost spreads. This ratio will be further enhanced from the net proceeds of the Conversion.

INTEREST RATE SENSITIVITY

The volatility of interest rates, which our economy has experienced at times, increases the risk to financial institutions which have a substantial mismatch related to the re-pricing sensitivity of their assets and liabilities. Maintenance of earnings stability requires that the maturity composition of a financial institution's balance sheet be structured with similar interest rate sensitivity. To a certain extent, this can be accomplished by maturity matching which involves, for a traditional savings and loan, either shortening the weighted average maturity of its assets, lengthening the maturity of liabilities or a combination of both. Synthetic maturity matching is possible with the application of interest rate futures, options or forward contracts. However, expertise in the use of financial instruments to artificially manage interest rate sensitivity is essential. Mitigating the effects of interest rate exposure on earnings is important due to the adverse effects that volatile earnings could have on shareholder value.

Table 25 indicates Hopkinsville Federal's structure of the repricing or maturity characteristics for the Bank's interest-earning assets and liabilities. This schedule is commonly referred to as a "GAP" report because it measures the difference ("GAP") between the Bank's assets, subject to repricing for a particular period of time, compared to liabilities repricing for the same period. For most thrifts, in the earlier time frames, a negative GAP position normally exists, which means that more liabilities are subject to repricing. With a negative GAP position, a bank benefits from declining rates since more liabilities are subject to repricing than assets, expanding the bank's net interest margin. Conversely, in a rising rate environment, liabilities normally reprice more rapidly than assets resulting in a narrowing of the net interest margin. As Table 25 indicates, Hopkinsville Federal has a 1.89% positive GAP position in the one year or less time frame and a 9.33% cumulative total GAP position. This interest rate structure is unusual for a thrift. The Bank's high level of adjustable rate loans and securities of shorter maturity or interest rate adjustability provides the Bank the ability to reprice its assets more rapidly than the thrift industry in general.

The GAP report is one measure of interest rate sensitivity, however, the report is not an accurate measurement of the vulnerability a bank has from interest rate risk exposure. Several factors must be considered when evaluating

                                                 NATIONAL CAPITAL COMPANIES, LLC

the potential repricing of interest-sensitive assets and liabilities. For example, a fixed rate loan, based upon the GAP report, would not reflect repricing potential in the early time frames. However, the loan will amortize and a certain portion of the fixed rate loans will prepay. Accordingly, the cash flow from loan amortization and prepayments can be reinvested at the then prevailing rates and more appropriately should be included in the early time horizons when evaluating their interest rate sensitivity.

There are many other areas of the GAP report that do not accurately reflect the true interest sensitivity of a bank's balance sheet. To better measure the interest rate sensitivity of the interest-earning assets and liabilities, the GAP report information should be analyzed using computer modeling which considers loan prepayments, core deposit decay rates and other factors.

Hopkinsville Federal utilizes a report provide by the OTS as one of the analytical tools to ascertain the sensitivity of the Bank's portfolio and therefore, the effects of fluctuating interest rates on net interest income.
The OTS provides a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet items. The March 31, 1997 NPV schedule prepared by the OTS included data reporting errors and a revised report was unavailable.

Hopkinsville Federal's management recognizes the critical importance of interest rate risk and has limited the Bank's interest rate risk exposure as shown in Table 25. However, the Bank also recognizes that other factors must be considered in conjunction with a measurement of interest rate sensitivity. The Bank recognizes that there is limited opportunity for acceptable interest margin in today's low rate environment from short term interest-sensitive assets, especially adjustable loans and adjustable mortgage-backed securities.

                                                 NATIONAL CAPITAL COMPANIES, LLC


                                  CHAPTER III

                             MARKET AREA ANALYSIS

PRIMARY MARKET AREA

Hopkinsville Federal's primary market consists of the counties in which the Bank's offices are located. Hopkinsville Federal operates branches in the cities of Murray, Cadiz and Elkton, in addition to its two offices in Hopkinsville. The offices serve Christian, Calloway, Trigg and Todd Counties in the southwestern section of Kentucky. Exhibit 1 provides a map showing the location of the Bank's primary market area.

The local economy depends primarily on many industrial facilities such as the manufacturing operations for such major companies as: Dana Corporation, Freudenberg, Phelpa Dodge Magnet Wire, Thomas Industries, International Paper, Mitsubishi, Rockwell International, Flynn Enterprises, Ardco, Johnson Controls and Briggs and Stratton. This area is also considered a strong agricultural community and is affected by its related industries: U.S. Tobacco, Southwestern Tobacco, Wayne Feeds, Case Power & Equipment, Agri-Chem and others. It should also be noted that the market area of the Bank includes Fort Campbell Military Base and Murray State University, as well as locally owned industries which have gained national importance such as Dunlap Sales, Kentucky Derby Hosiery and Gardner Wallcovering.

The Bank offers traditional thrift deposit products to its customers including savings accounts, NOW accounts, MMDA accounts and certificates of deposit. The Bank does not aggressively pursue commercial deposit accounts.

Hopkinsville Federal's lending operations are primarily concentrated in the four counties where its branches are located. Loan production is generated through the Bank's loan officers (including branch managers), other management individuals and referral from real estate brokers. The Bank does not employ commissioned loan origination personnel. The Bank's loan products principally include first and second mortgages on residential properties. Most of these loans are on owner-occupied single family homes, but the Bank does make nonowner-occupied residential mortgages. The Bank has made selected commercial and commercial real estate loans and construction loans. The Bank also offers consumer loans to its customers. The Bank originates loans only for its own portfolio and is not actively involved in the origination and sale of loans to the secondary mortgage market.

The following analysis addresses the Bank's primary market area and the prevailing economic conditions. For the purposes of this discussion, data for all of the counties served by the Bank has been utilized.

DEPOSIT SHARE AND MARKET POSITION

The Bank's market area has undergone significant changes as to the nature and number of competitors. At one time, most of the financial institutions were locally owned and managed institutions. In the age of financial institution consolidation, many of these local financial institutions have disappeared and become part of statewide/nationwide banking organizations including Bank One, First City Bank (a wholly-owned subsidiary of Area Bancshares, Corp.) and NationsBank. Exhibit II-5 provides a listing of financial institutions headquartered in the Bank's market area which compete with Hopkinsville Federal, in addition to the above mentioned statewide/nationwide banking organizations.

In addition to the above noted bank and thrift competition, local credit unions have become strong competitors in Hopkinsville Federal's market. Additionally, mutual fund providers have aggressively competed to capture the Bank's deposit customers as have mortgage banking firms for the Bank's loan customers.

POPULATION

Exhibit II-1 depicts the comparative population trends for the United States, the state of Kentucky, and each county market area in which Hopkinsville Federal operates. The annual change in population form 1990 to 1994 was

                                                 NATIONAL CAPITAL COMPANIES, LLC

slightly higher for the Bank's primary market area compared to the state of Kentucky's average and the average for the nation. Projected population growth for the counties in the Bank's primary market area from 1994 to 1999 is projected to be approximately 1.97%.

HOUSEHOLDS

Exhibit II-2 illustrates information on the number of households in the counties the Bank serves. As of 1990, the total number of households for all counties was 41.5 thousand. The projected growth of 2.38% from 1994 to 1999 is minimal which limits the Bank's ability to grow and expand. The limited growth in population and accordingly, the anticipated lack of growth in housing may limit Hopkinsville Federal's opportunities for loan generation.

AGE DISTRIBUTION

Exhibit II-3 depicts the age distribution by county throughout the Bank's primary market area compared to the state of Kentucky and the national average. The market's demand for new housing relies greatly upon the age distribution of the population. Often homes are purchased by people between the ages of 25 and 44 years old. Approximately 31.10% of the entire population of Kentucky falls within this age group, however, the county average for the primary market of the Bank has less than 30.00% of its population within this category. Additionally, the Bank's market area consists of an older population (65 and older) compared to either the state average or national average. The prime income earner, those between 25 and 60, represent a lower proportion of the Bank's customer base than for the state and national average. This results in less of an opportunity for the Bank to grow and expand than for financial institutions in more prosperous markets.

MEDIAN HOUSEHOLD INCOME

Exhibit II-4 provides information on median household income and projected median household income growth in Hopkinsville Federal's primary market areas. The median household income for the Bank's market area was estimated, as of 1994, at $23,513 by the 1990 census. This income level is approximately 69.00% of the national average of $33,900 and 90.00% of the state of Kentucky average
of $26,165.   The lower household income for the Bank's market, compared to other regions, translates into lower disposable income for its customers for either housing needs or for savings.

Median household income provides a measurement of the economic stability and purchasing power of the market area. The demographics indicate that the Bank's market area is in decline. A decline in median household income for Hopkinsville Federal's market area reduces the Bank's opportunities to expand its conventional lines of business as well as complementary lines such as consumer lending.

EMPLOYMENT BY PLACE OF WORK

Exhibit III-3 provides information on employment by place of work for the United States, the state of Kentucky and for Christian, Calloway, Trigg and Todd Counties. This exhibit also gives the unemployment rates for each. The major source of personal income by industry group in all of the counties, except for one, in Hopkinsville Federal's market area was the manufacturing industry. The manufacturing industry contributed 27.50% of Christian County's, 36.70% of Trigg County's and 47.87% of Todd County's wages in 1995. The exception was Calloway County where the majority of personal income was the Wholesale/Retail Trade industry which contributed 27.10% of the employment in that county. All of these percentages are higher compared to the United States and Kentucky for 1996. The Services industry is the major contributor in the United States, as well as in Kentucky, with 28.74% and 24.43%, respectively.

                                                 NATIONAL CAPITAL COMPANIES, LLC

KEY HOUSING DATA

Key housing data is provided in Exhibit III-4 for the United States, Kentucky and for Christian, Calloway, Trigg and Todd Counties. The average value of a single-family home in each of the counties was approximately half of the average value for the United States of $112,474 (51.76% for Christian County, 42.90% for Calloway County, 50.69% for Trigg County and 55.60% for Todd County).

An economic indicator that pertains more directly to the banking and thrift industries is the issuance of new housing permits. In 1996, there were 83 reported building permits issued for one-to-four housing units in the city of Hopkinsville in Christian County, 44 in the city of Murray in Calloway County, 7 in the city of Cadiz in Trigg County and none in Elkton and Guthrie in Todd County compared to 15,368 in the state of Kentucky.

OCCUPANCY RATES

Exhibit III-4 also provides information on occupancy rates for the United States, Kentucky and Christian, Calloway, Trigg and Todd Counties. All of the counties, except for Calloway County, are characterized by a higher level of owner-occupied housing (72.40% for Christian County, 75.80% for Trigg County and 79.40% for Todd County) than the United States at 64.20% and Kentucky at 69.60%.

MARKET SHARE OF DEPOSITS

The information provided in Exhibit III-5 is market share of deposits for banks, thrifts and credit unions in Hopkinsville Federal's market area. Hopkinsville Federal's market share of thrift deposits is 86.70% and 13.78% of all financial institution and credit union deposits which total slightly over $1.4 billion in Christian, Calloway, Trigg and Todd Counties.

SUMMARY

Hopkinsville Federal's market area, based upon demographic information, is slightly less prosperous than other market areas. The median household income for the Bank's market area is lower than the state average or the national average. The population of the Bank's market is older. Based upon the low number of building permits, market opportunities are limited for the Bank. The projected population growth is higher than the state of Kentucky average or the national average. However, Christian County, the market area where more than half of the Bank's customers reside, was projected to lose population in the 1990 to 1994 time frame. Accordingly, both lending and deposit growth opportunities appear to be more limited compared to financial institutions located in other areas where economic growth is anticipated to be more rapid.

Overall, Hopkinsville Federal has a strong market presence and a long history in the markets it operates in. The Bank has been successful in competing in its lending and deposit market areas and has close ties to its community. Hopkinsville Federal has a good reputation in the community. The Bank is anticipated to be able to achieve the moderate growth in the future.

                                                 NATIONAL CAPITAL COMPANIES, LLC

                                  CHAPTER IV

             COMPARISONS WITH PUBLICLY TRADED SAVINGS INSTITUTIONS

INTRODUCTION

In order to estimate the proforma fair market value of the common stock of HopFed which will be issued in connection with the Conversion, a group of publicly-held savings institutions ("comparables") with actively-traded markets for their common stock was selected for comparison purposes. Since HopFed's market value will be determined by these comparables, the selection criteria and procedures are of special importance. In order to arrive at the valuation of HopFed's common stock, subsequent adjustments for size, interest rate sensitivity of the asset-liability structure, financial strength, earnings, asset quality and other considerations will be examined in order to adjust the estimated proforma fair market value of HopFed's common stock to the value of the comparables.

The selection of the comparables was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Hopkinsville Federal as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Bank's basic operation. Inasmuch as the comparables should consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

We have chosen to select a group of comparable companies rather than rely on the "offsetting tendencies" of all publicly traded thrifts. In order to further refine our analysis, we have selected a group of thrifts that we believe reflects the estimated proforma fair market value of HopFed based on various selection criteria including those discussed below. Financial and market statistics for Midwestern savings institutions that have an initial public offering ("IPO") date before September 30, 1995 with assets of $500 million or less listed on the New York or American Stock Exchanges and companies traded OTC and listed on NASDAQ are presented in Exhibits IV-1. The population used for the selection of comparable companies was limited to this universe of publicly traded savings institutions.

SELECTION CRITERIA

GENERAL PARAMETERS
------------------

MERGER AND ACQUISITION

We eliminated those thrifts whose fair market value may have been influenced by publicly announced mergers or potential acquisitions. These companies were eliminated due to the possibility of the existence of an acquisition premium included in the market value of their common stock that may be attributed to nonquantifiable factors (e.g. local market competition and demographic characteristics).

MUTUAL HOLDING COMPANIES

The comparables will not include any mutual holding companies. Mutual holding companies typically demonstrate higher price-to-book valuation ratios that are the result of their minority ownership structure and are inconsistent with those of conventional, publicly traded institutions.

                                                 NATIONAL CAPITAL COMPANIES, LLC

TRADING EXCHANGE

It is necessary that each institution in the comparable group be listed on one of the two major stock exchanges, the New York Stock Exchange or the American Stock Exchange, or traded over-the-counter ("OTC") and listed on the National Association of Securities Dealers Automated Quotations ("NASDAQ"). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing.

IPO DATE

The large number of mutual to stock conversions that have occurred in recent years increases the availability of smaller publicly traded savings institutions with similar operating characteristics to Hopkinsville Federal. These comparables provide a good indication of the likely market reception of newly issued stock of financial institutions. Therefore, we have attempted to include savings institutions that have converted to the stock form of organization in recent years in the comparable group. These recently converted savings institutions should provide an accurate indication of the fair market value of recent public offerings. The IPO date must be at least four quarterly periods prior to the trading date of May 29, 1997 used in this report in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to September 30, 1995.

GEOGRAPHIC LOCATION

Geographic location is an important consideration. The regional and state operating environment, consisting of various economic, regulatory and legal factors, can influence any given thrift's fair market value. At the same time, we believe it is important not to place undue reliance on the influence of a specific location since many national factors also affect the fair market value of thrift common stock.

We chose to identify geographic markets with economic characteristics similar to Hopkinsville Federal's operating market area. We eliminated savings institutions located on the East Coast and the West Coast due to the different economic conditions in these regions of the country compared to southern Kentucky. We further eliminated thrifts which operate in major metropolitan markets. Hopkinsville Federal's market area is not located in a major metropolitan area and the market opportunities for thrifts in these areas can be significantly different from Hopkinsville Federal's operating market area opportunities.

ASSET SIZE

We limited our selection of savings institutions to those that do not exceed $500 million in assets. Generally, our studies and experience indicate that savings institutions larger than $500 million have substantially different operating characteristics, management structures and available resources.
Given Hopkinsville Federal's total asset size, we believe that the $500 million total asset cut off limit successfully retains the savings institutions that have many of the same operating characteristics as Hopkinsville Federal.

BALANCE SHEET PARAMETERS
------------------------

INTRODUCTION

The balance sheet parameters focused on five balance sheet ratios as determinants for selecting a comparable group. The balance sheet ratios consist of the following:

                                                 NATIONAL CAPITAL COMPANIES, LLC


       .  Cash and Investments-to-Assets
       .  One-to-Four Family Loans-to-Assets
       . Total Net Loans and Mortgage-backed Securities-to-Assets . Borrowed Funds-to-Assets
       .  Equity-to-Assets

The parameters enable the identification and elimination of thrift institutions that are distinctly different from Hopkinsville Federal with regard to asset composition and funding sources.

CASH AND INVESTMENTS-TO-ASSETS

Hopkinsville Federal's level of cash and investments-to-assets was 39.96% at March 31, 1997. The Bank's investments consist primarily of United States Government and Agency securities and FHLB time deposits. The parameter range we have selected for cash and investments is broad due to the volatility of this parameter and in recognition that most thrifts do not hold as high a level of cash and investments as the Bank. We have incorporated a broad parameter range to prevent the elimination of otherwise good potential comparable group candidates. The range has been defined as 40.00% of assets or less.

ONE-TO-FOUR FAMILY LOANS-TO-ASSETS

Hopkinsville Federal's lending activity is focused on the origination of residential mortgage loans secured by one-to-four family dwellings. One-to-four family loans, excluding construction loans, represented 80.37% of the Bank's loan portfolio as of March 31, 1997. The parameter for this characteristic requires any comparable group institution to have at least 60.00% of its assets in one-to-four family loans. The credit risk and earnings nature of thrifts with a focus in nonresidential forms of lending were not deemed to be comparable to Hopkinsville Federal.

TOTAL NET LOANS AND MORTGAGE-BACKED SECURITIES-TO-ASSETS

Hopkinsville Federal's holdings of mortgage-backed securities-to-assets and total net loans-to-assets were 10.20% and 48.04%, respectively, for a combined
share of 58.24%.   The Bank has expressed a desire to expand its lending
activities and holdings of mortgage-backed securities. Accordingly, we have included thrifts with a higher level of loans and mortgage-backed securities holdings than the level currently held by the Bank. The parameter range for the comparable group in this category is 55.00% or higher.

BORROWED FUNDS-TO-ASSETS

Hopkinsville Federal did not have any FHLB advances at March 31, 1997. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of longer term funds for lending. The formerly high cost of federal insurance premiums on deposits had also increased the attractiveness of borrowed funds prior to the enactment of the SAIF recapitalization legislation in 1996. The increased capital position of the Bank, upon completion of the Conversion, may result in the Bank reconsidering its emphasis on growth through deposits and the utilization of FHLB borrowings to increase the Bank's asset base. Many recently converted thrifts have expanded their size through wholesale asset and liability growth to enhance their earnings. In consideration of the fact that some thrifts use FHLB borrowings as a substitute to deposits and the potential that the Bank may seek to grow through borrowings upon completion of the Conversion, we have adopted a parameter range to include thrifts with borrowed funds-to-assets of 40.00% or less.

                                                 NATIONAL CAPITAL COMPANIES, LLC

EQUITY-TO-ASSETS

Hopkinsville Federal's equity-to-assets ratio as of March 31, 1997 was 8.49%. The proforma equity-to-assets ratio for HopFed after conversion, based upon the midpoint value of $24,000,000, is over 16.00%. Based upon this proforma equity ratio, we have defined the equity ratio parameter to be 6.50% to 20.00%.

PERFORMANCE PARAMETERS
----------------------

INTRODUCTION

The performance parameters focused on five profitability ratios as determinants for selecting a comparable group. The performance ratios consist of the following:

       .  Return on Average Assets
       .  Return on Average Equity
       .  Net Interest Margin
       .  Noninterest Income-to-Assets
       .  Operating Expenses-to-Assets

The primary performance indicator of a thrift's profitability is its ROAA. The second performance indicator is the ROAE. To measure the Bank's ability to generate net interest income, we have included net interest margin as a performance parameter. The supplemental source of income for a thrift is noninterest income, and the parameter used to measure this factor is noninterest income-to-assets. The final performance indicator that has been identified is the ratio of operating expenses-to-assets (noninterest expenses-to-assets), a key factor in distinguishing different types of operations, particularly institutions that are aggressive in nontraditional thrift activities which may result in higher operating costs and overhead ratios.

RETURN ON AVERAGE ASSETS

The key performance parameter is the ROAA. Hopkinsville Federal's most recent ROAA for the last twelve months ("LTM") period ending March 31, 1997 was .19% and .58% adjusted to exclude the SAIF special assessment. The Banks' ROAA over the past three years has ranged from a low of .09% for the fiscal year 1996 to a high of .70% for the quarter ended March 31, 1997 with an average ROAA of .43% including the March 31, 1997 quarter. For the four quarters following conversion in the second quarter of 1997, HopFed's ROAA is projected to range between .60% and .67%, increasing further to approximately .91% by the end of fiscal year 1999.

Hopkinsville Federal's recent and proforma profitability made it desirable to select savings institutions with current positive earnings and positive earnings over each of the past three years. In addition, we eliminated any thrift which recorded a ROAA in excess of 1.50% for the most recent twelve month period to remove savings institutions with operating profitability significantly greater than Hopkinsville Federal. This criteria will enable us to properly apply the price-to-earnings ("P/E") method.

RETURN ON AVERAGE EQUITY

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with HopFed's proforma performance. This parameter does not provide as much

                                                 NATIONAL CAPITAL COMPANIES, LLC

meaning for a newly converted thrift institution as it does for established stock institutions, due to the newness of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions (due to the initial purchase of the stock at a discount to book value).

The proforma ROAE for HopFed at the time of conversion is 4.58% based on the midpoint valuation. The Bank's ROAE was 1.11% for the fiscal year ended December 31, 1996 (6.05% adjusted for the SAIF special assessment) and 8.39% for the quarter ended March 31, 1997. The parameter range for the comparable group is from 4.50% to 11.50%, adjusted to exclude the SAIF special assessment.

NET INTEREST MARGIN

Hopkinsville Federal had a net interest margin of 1.65% for the fiscal year ended December 31, 1996 and 2.04% for the quarter ended March 31, 1997. This level is significantly lower than average for the thrift industry. As mentioned, the Bank's low net interest margin is a function of its high level of investment securities. The net interest margin is projected to improve as the Bank expands its lending activities. The parameter range for the selection of the comparables we utilized was selected to represent the more normal net interest margin of the industry and ranged from a low of 2.00% to a high of 4.50%.

NONINTEREST INCOME-TO-ASSETS

As shown on Exhibit IV-2i, Hopkinsville Federal had a noninterest income-to-assets ratio of .33% from the LTM period ending March 31, 1997. The Bank's ratio of noninterest income-to-average assets for the last five years including the LTM period ending March 31, 1997 ranged from a low of .18% at December 31, 1993 to a high of .34% for the quarter ended March 31, 1997. The parameter range for the selection of the comparables was from a low of .01% to a high of
 .60%.

OPERATING EXPENSES-TO-ASSETS

Hopkinsville Federal had a relatively lower than average operating expenses-to-average assets ratio of 1.21% for the LTM period ending March 31, 1997 (exclusive of the SAIF assessment which is shown as a nonrecurring expense on Exhibit IV-2i). The Bank's annual ratio of operating expenses-to-average assets for the last three years has ranged from a low of 1.08% at December 31, 1995 to a high of 1.18% at December 31, 1996 with an average of 1.15%. The operating expense-to-assets parameter used for the selection of the comparables ranged from a low of .70% to a high of 2.50%.

ASSET QUALITY PARAMETERS
------------------------

INTRODUCTION

The final set of financial parameters used in the selection of the comparable group are asset quality parameters. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Hopkinsville Federal. The three defined asset quality parameters are:

      .   Nonperforming Assets-to-Total Assets

      .   Repossessed Assets-to-Total Assets

      .   Loan Loss Reserves-to-Total Assets

                                                 NATIONAL CAPITAL COMPANIES, LLC

NONPERFORMING ASSETS-TO-ASSETS RATIO

Hopkinsville Federal's ratio of nonperforming assets-to-assets was .09% at March 31, 1997. For the past three fiscal years the Bank's ratio has ranged from a low of .02% at December 31, 1994 to a high of .13% at December 31, 1996 with an average of .07%. The parameter range used in the selection of the comparables for nonperforming assets-to-assets was defined as .90% of assets or less.

REPOSSESSED ASSETS-TO-ASSETS

Hopkinsville Federal has had no repossessed assets since the fiscal year ended December 31, 1994. The range used in the selection of the comparables for the repossessed assets-to-total assets parameter was .15% of assets or less.

LOAN LOSS RESERVES-TO-ASSETS

Hopkinsville Federal had a loan loss reserve, or allowance for loan losses, of $217 thousand representing an allowance for loan losses-to-total assets of .11% at March 31, 1997. The loan loss reserve-to-assets parameter range used for the selection of the comparables focused on a minimum required ratio of .15% of assets.

THE COMPARABLE GROUP
--------------------

The above criteria results in the selection of ten publicly-held savings institutions. The ten savings institutions are located in a diverse geographic area with three in Indiana, three in Ohio, two in Missouri and one each in Kansas and Iowa.

The resulting comparable group will not exactly resemble Hopkinsville Federal. Slight differences among the comparables and Hopkinsville Federal will remain, yet the overall differences can be identified and adjusted. The product of these selection procedures is a group of savings institutions that are representative of the relative market values for publicly traded, smaller sized savings institutions and, to the extent possible, are not influenced by unusual trading activity. Therefore, this group and the following analysis, provides a more useful and appropriate basis to determine the proforma value of the Company's common stock than a broad index of publicly traded savings and loans.

Exhibit IV-2 through Exhibit IV-2l present general information for the ten savings institutions in the comparable group.

                                                 NATIONAL CAPITAL COMPANIES, LLC

     COMPARABLE GROUP OPERATING CHARACTERISTICS AND GENERAL DESCRIPTION

AMERIANA BANCORP ("ASBI") is an Indiana based holding company which owns 100% of
----------------
the outstanding common stock of Ameriana Savings Bank, FSB. ASBI converted from a mutual to stock form of organization in March 1987 and trades over-the-counter with a NASDAQ listing. ASBI is a financially strong and well capitalized savings and loan association. ASBI reported an equity-to-assets ratio of 10.85% as of March 31, 1997.

ASBI operates as a traditional savings bank with assets of approximately $402.2 million at March 31, 1997 and is primarily engaged in attracting deposits from the general public and using such deposits to originate residential mortgage loans. Conventional one-to-four family loans comprised 76.92% and consumer loans represented 16.15% of gross loans as of March 31, 1997. ASBI also holds a slightly higher level of mortgage-backed securities, which totaled 9.10% of total assets as of March 31, 1997 compared to the average of the comparable group, .

ASBI operates seven branches in and around New Castle, Indiana. ASBI is located in central Indiana, approximately 40 miles east of Indianapolis. New Castle is located in Henry County. Henry County is projected to grow in population by approximately .21% from 1994 to 1999 and had a reported 1994 median household income of $29,029 according to CACI, a demographic source book. For the LTM ending March 31, 1997, the Bank had a ROAA of .60% and a ROAE of 5.41% (.91% and 8.18%, respectively, adjusted to exclude the SAIF assessment).

ASBI has grown, on average, in assets by 7.25%, in loans by 8.26% and in deposits by 5.04% over the last three years. The increase in assets was primarily attributable to an increase in its consumer loan portfolio as a result of the Bank's efforts to increase revenues while maintaining a reasonable short maturity on its portfolio.

ASBI has consistently been profitable averaging 1.31% ROAA over the last five years. ASBI's net interest margin for the LTM period ended March 31, 1997 totaled 3.01%. Noninterest expense totaled 2.22%, while total interest expense totaled 4.28%. ASBI recorded a loan loss provision totaling .02% of average assets for the year ended March 31, 1997.

FIRST BANCSHARES, INC. ("FBSI") is a unitary holding company which owns First
----------------------
Home Savings Bank located in Mountain Grove, Missouri. Mountain Grove is located in Wright County in southern Missouri. Wright County is projected to grow in population approximately 3.50% from 1994 to 1999 and had a reported median household income of $17,470 for 1994 according to CACI. In December 1993, FBSI converted and began trading on the over-the-counter market. FBSI
currently operates five offices.   As of March 31, 1997 FBSI had total assets of
approximately $160.0 million and an equity-to-assets ratio of 14.33%. FBSI recorded an average annual growth in assets of 17.14% and in loans of 20.85% over the last three years. Growth in deposits for the same time period was 10.78%, primarily due to a checking accounts program.

FBSI's balance sheet is structured as a traditional thrift with loans making up 81.23% of the Bank's total assets as of March 31, 1997. Conventional one-to-four family mortgage loans made up 76.68% of FBSI's gross loans. FBSI experienced a significant decrease in nonperforming assets-to-total assets from June 30, 1996 of .88% to March 31, 1997 of .08%. As of March 31, 1997 FBSI held borrowings equal to 13.84% of assets.

FBSI's historical earnings have been excellent, with its net income over the
past five years averaging .96% of average assets.   For the LTM period ended
March 31, 1997, FBSI recorded a ROAA of .91% and a ROAE of 5.96% (1.19% and 7.78%, respectively, adjusted to exclude the SAIF assessment). FBSI's net interest margin was 3.38% for the LTM period. FBSI's profit performance was favorably impacted by the bank's high yield on interest-earning assets of 7.88%, which is higher than the average of the comparable group. FBSI's noninterest income for the LTM period totaled .29% of average assets.

                                                 NATIONAL CAPITAL COMPANIES, LLC

FFW CORPORATION  ("FFWC")  owns all outstanding stock of First Federal Savings
---------------
Bank of Wabash, a federally-chartered stock savings bank, which converted from mutual ownership form to stock form in April 1993. FFWC is headquartered in Wabash, Indiana and operates two branches. Wabash is located in northeastern Indiana, approximately 35 miles southwest of Fort Wayne and Wabash is in Wabash County. Wabash County is projected to decline in population .09% between 1994 to 1999 and had a reported median household income of $30,572 for 1994 according to CACI.

At March 31, 1997, FFWC had total assets of approximately $158.4 million and an equity-to-assets ratio of 10.01%. For the LTM period ending March 31, 1997, the Bank recorded a ROAA of .89% and a ROAE of 8.73% (1.13% and 11.01%, respectively, adjusted to exclude the SAIF assessment). The adjusted ROAA was 11 basis points higher than the average of the comparables.

FFWC's assets are primarily invested in conventional single family mortgage loans which comprised 63.89% of FFWC's gross loans, the lowest of the comparable group. FFWC has sought to diversify its portfolio through the addition of consumer lending and has developed a consumer loan portfolio totaling 22.70% of gross loans as of March 31, 1997. FFWC's level of consumer lending, as a percentage of gross loans, was the highest of the comparable group.

FFWC has funded its assets primarily with retail savings accounts and FHLB borrowings. FFWC's level of borrowings, as of March 31, 1997, totaled 27.28% of total liabilities and equity. FFWC, like most of the other comparables, recorded growth in deposits in the last year. FFWC reported nonperforming assets totaling .22% of total assets as of March 31, 1997.

FFWC's profitability has been higher than that of many of the comparables. Over the last three years, FFWC has averaged a ROAA assets of 1.08%, however, its net interest margin of 3.12% was below the comparable group average of 3.22% for the LTM period ending March 31, 1997. The Bank's noninterest expense ratio was only 1.83% of average assets.

WOOD BANCORP, INC. ("FFWD") owns all of the outstanding stock of First Federal
------------------
Bank, a federally-chartered stock savings bank that completed its conversion from the mutual form of ownership to stock form in August 1993. FFWD is headquartered in Bowling Green, Ohio and operates five branches. The Bank's primary market area is located approximately 20 miles south of Toledo in Wood County. Wood County is projected to grow in population 1.60% from 1994 to 1999 and had a reported median household income of $33,928 for 1994 according to CACI.

As of March 31, 1997, FFWD reported assets of approximately $163.5 million and an equity-to-assets ratio of 12.70%. For the LTM period ending March 31, 1997, the Bank had a ROAE of 7.51% (9.66% adjusted to exclude the SAIF assessment).

FFWD's balance sheet is structured as a traditional thrift with loans making up 80.71% of the Bank's total assets. Conventional one-to-four family mortgage loans make up 78.24% of FFWD's gross loans. FFWD has also been active in the origination of consumer loans which totaled 9.25% of gross loans as of March 31, 1997, while construction mortgage loans totaled 4.86%. As of March 31, 1997, FFWD held borrowings totaling 14.45% of total liabilities and equity.

FFWD has been profitable over the last three years, averaging a ROAA of 1.08%. For the LTM ended March 31, 1997, FFWD recorded a ROAA of 1.00% (1.29% adjusted to exclude the SAIF assessment). FFWD's net interest margin was 4.19%, the highest of the comparable group, but noninterest expenses were 2.39%, which was also the highest of the group. This level of expense may be reflective of the Bank's diversification into consumer lending which is more expensive to service.

                                                 NATIONAL CAPITAL COMPANIES, LLC

INDUSTRIAL BANCORP, INC. ("INBI") is a state chartered savings bank which owns
-----------------------
all of the issued and outstanding common shares of The Industrial Savings and Loan Association located in Bellevue, Ohio. Bellevue is located in Huron County and is approximately 50 miles southeast of Toledo, Ohio. Huron County is projected to grow in population 5.0% from 1994 to 1999 and had a reported median household income of $29,722 for 1994 according to CACI.

In August 1995, INBI converted from the mutual to stock form of ownership. INBI'S stock trades in the over-the-counter market and has a NASDAQ listing. The Bank operates nine branches. As of March 31, 1997, INBI reported total assets of approximately $333.8 million and an equity-to-assets ratio of 18.49%.

INBI has experienced slightly less than average growth in assets and loans and slightly above average growth in deposits over the last three years. INBI'S balance sheet is structured as a traditional thrift with 87.84% of assets being loans. Of those loans, 86.80% are one-to-four family conventional mortgage loans.

INBI'S has consistently been profitable. Over the last five years the bank averaged a ROAA of 1.04% and for the LTM period ending March 31, 1997 recorded a ROAA of .73% (1.35% excluding the SAIF assessment). INBI'S net interest margin for the LTM ended March 31, 1997 was an impressive 4.18% primarily attributable to growth in loans receivable and the reduced use of FHLB borrowings in 1996. The Bank's noninterest expense ratio was 2.06% with noninterest income totaling
 .14%.

LANDMARK BANCSHARES, INC. ("LARK") was formed in March 1994 in connection with
-------------------------
the conversion from a mutual to stock form of ownership of Landmark Federal Savings Bank, a federally chartered savings bank headquartered in Dodge City, Kansas. Dodge City is located in southwestern Kansas, 155 miles west of Wichita. Dodge City is in Ford County which is projected to grow in population 4.30% from 1994 to 1999 and had a reported median household income of $27,358 for 1994 according to CACI. LARK operates five full service offices.

At March 31, 1997, LARK had total assets of approximately $223.8 million and an equity-to-assets ratio of 14.63%. For the LTM period ending March 31, 1997, the Bank had a ROAE of 5.42% (7.27% adjusted to exclude the SAIF assessment).

LARK's loan portfolio represented 64.87% of total assets as of March 31, 1997, the second lowest of the comparables. Conventional one-to-four family mortgages comprised 83.21% and consumer loans comprised 8.34% of gross loans as of the same date. LARK has experienced a three year average annual loan growth of 35.82% primarily due to increased lending and the purchase of approximately $16.4 million in mortgage loan packages throughout 1996.

LARK has consistently been profitable with an ROAA of 1.13% for the LTM period ending March 31, 1997, adjusted to exclude the SAIF assessment. This profit performance compares to the comparable group average of 1.02%. LARK's net interest margin for the LTM period ended March 31, 1997 totaled 3.07%. Noninterest expenses were only 1.62% of assets, the second lowest of the comparables. The strong net interest and operating efficiency has enabled LARK to record consistently strong profitability.

MBLA FINANCIAL CORP. ("MBLF") is a holding company which owns Macon Building and
--------------------
Loan Association, which is located in Macon, Missouri. Macon is located in northern Missouri approximately 100 miles northeast of Kansas City and is in Macon County. Macon County is projected to decline in population 2.3% from 1994 to 1999 and had a reported median household income of $22,069 for 1994 according to CACI. In June 1993, MBLF converted from mutual to stock and began trading on the over-the-counter market. As of March 31, 1997, MBLF had total assets of approximately $209.8 million and an equity-to-assets ratio of 13.50%. For the LTM period

                                                 NATIONAL CAPITAL COMPANIES, LLC

ended March 31, 1997, MBLF recorded a ROAA of .66% and a ROAE of 4.90 (.83% and 6.18%, respectively, adjusted to exclude the SAIF assessment).

MBLF, as of March 31, 1997, held 55.61% of total assets in loans, the lowest of the comparables. However, conventional one-to-four family mortgage loans make up 92.56% of the Bank's gross loans. MBLF also carries a higher percentage of borrowings-to-assets than the comparable group. MBLF's 39.05% borrowings-to-assets ratio is double that of the comparable's average. The Bank's level of loan loss provisions for the LTM period was a recovery totaling .02% of average assets.

MBLF's net interest margin for the LTM period ending March 31, 1997 was 2.10%, the lowest of the comparables. The Bank's operating expense ratio of .71% is also the lowest of the comparables, which is reflective of its high level of wholesale funding. MBLF earns a majority of its income from interest-earning assets, which is reflective of the noninterest income for the LTM period of .01% of assets, below the comparables' average of .23%.

MFB CORP.  ("MFBC") is a unitary holding company which owns Mishawaka Federal
---------
Savings which converted from a federal mutual savings and loan association to a federal stock saving bank in March 1994. MFBC operates three branches and the bank's wholly-owned subsidiary, Mishawaka Financial Services, Inc., is engaged in the sale of insurance products to the bank's customers and the general public. MFBC is headquartered in Mishawaka, Indiana, a suburb of South Bend, and is located in St. Joseph County. St. Joseph County is projected to grow in population 2.4% from 1994 to 1999 and had a reported median household income of $30,959 for 1994 according to CACI. MFBC held total assets as of March 31, 1997 of approximately $234.3 million and an equity-to-assets ratio of 14.51%.

MFBC has experienced average growth in assets over the last three years, however, annual loan growth was 32.83% as of March 31, 1997. This is attributable to the fact that in 1996 the Bank began offering a wider array of loan products. MFBC had no nonperforming assets as of March 31, 1997. The Bank's loan portfolio is comprised of 95.12% of gross loans in one-to-four family loans and a lower than average percentage, .76%, of commercial and land mortgage loans.

MFBC's profitability has been slightly lower than average. Over the last five years MFBC has averaged a ROAA of .77%. MFBC's ROAA for the LTM period ended March 31, 1997 totaled .56% (.84% excluding the SAIF assessment). MFBC's LTM net interest margin was 3.15% and noninterest expenses were 1.93% of average assets.

MILTON FEDERAL FINANCIAL CORPORATION ("MFFC") is a unitary holding company which
------------------------------------
owns Milton Federal Savings Bank which is located in West Milton, Ohio. West Milton is located approximately 20 miles northwest of Dayton in Miami County. Miami County is projected to grow in population 3.8% from 1994 to 1999 and had a reported median household income of $35,575 for 1994 according to CACI. MFFC was formed upon a conversion in October, 1994 and operates one full-service branch. MFFC held assets of approximately $178.8 million as of March 31, 1997 and reported an equity-to-assets ratio of 14.74%.

MFFC has experienced lower than average increased in asset growth over the last year. MFFC's balance sheet is traditionally structured with 84.68% of gross loans being one-to-four family mortgage loans as of March 31, 1997. The Bank holds a higher than average percentage of construction loans in response to construction activity in its market.

MFFC has been profitable over the last five years, averaging a ROAA of 1.04%. However, for the LTM period ended March 31, 1997, MFFC recorded a ROAA of .53% (.80% excluding the SAIF assessment). MFFC's net interest margin was 3.21%. The Bank's operation expense ratio was 2.16%.

                                                 NATIONAL CAPITAL COMPANIES, LLC

MIDWEST BANCSHARES INC. ("MWBI") is the unitary holding company for Midwest
-----------------------
Federal Savings and Loan Association of Eastern Iowa, a federally-chartered stock savings bank which converted from mutual ownership form to stock form in November 1992. MWBI is headquartered in Burlington and operates three branches. Burlington is located in Des Moines County in southeastern Iowa. Des Moines County is projected to decline in population by 1.2% from 1994 to 1999 and had a reported median household income of $29,170 for 1994 according to CACI.

At March 31, 1997, MWBI reported total assets of approximately $139.0 million and an equity-to-assets ratio of 6.94%. MWBI's assets are primarily invested in loans and mortgage-backed securities. MWBI's loan portfolio totals 59.93% of total assets as of March 31, 1997. Mortgage loans secured by one-to-four family properties comprised 76.16% of MWBI's gross loans. The Bank had nonperforming assets-to-assets of .82% as of March 31, 1997, which is the highest of the comparables.

MWBI recorded a decrease in deposits over the last three years and below average growth in assets, loans and deposits in the last year. MWBI's profitability has been consistent over the last five years, averaging a ROAA of .83%. MWBI's ROAA for the LTM period ended March 31, 1997 totaled .47% (.78% excluding the SAIF assessment). MWBI's net interest margin was 2.84% and its noninterest expense ratio was 1.85%. MWBI, in part due to its low level of capitalization, recorded a ROAE of 11.39%, adjusted to exclude the SAIF assessment.

                                                 NATIONAL CAPITAL COMPANIES, LLC

              COMPARABLE GROUP COMPARISON TO HOPKINSVILLE FEDERAL

GROWTH: Hopkinsville Federal has experienced a lower level of growth than that of the comparables. Hopkinsville Federal recorded an average annual growth in assets over the last three years of 3.02% compared to the average of the comparables' three year growth of 12.48%. Hopkinsville Federal's three year average annual growth in its loan balances was 13.61% compared to the comparables increase of 14.12%. Hopkinsville Federal experienced a decline in deposits of 5.97% in the past year compared to the comparables increase of 7.14%.

CAPITALIZATION: Hopkinsville Federal's GAAP equity-to-assets ratio was 8.49% compared to the comparables' average of 13.07% as of March 31, 1997. Upon the Conversion, the Company's level of capital will be above the level of the comparables.

NON-PERFORMING ASSETS: Hopkinsville Federal's level of nonperforming assets as of March 31, 1997 was .09% of assets. This level is less than the comparables' average of .22% as shown in Exhibit IV-2c.

PORTFOLIO COMPOSITION: As shown in Exhibit IV-2d, Hopkinsville Federal's asset portfolio is composed of a high level of cash, investment securities and mortgage-backed securities. These categories represent 50.16% of the Bank's total assets as of March 31, 1997. This is approximately twice that of the comparables' average of 27.12%. Exhibit IV-2f illustrates the loan composition of Hopkinsville Federal and the comparables. Hopkinsville Federal's loan portfolio is primarily one-to-four family collateral, totaling 80.37% of gross loans as of March 31, 1997, which is comparable to the comparables' average of 81.43%. Hopkinsville Federal's holding of multi-family mortgage loans is almost half that of the average of the comparables (1.47% and 2.25%, respectively), the Bank holds a slightly higher level of commercial real estate and land mortgage loans (6.61% and 3.68%, respectively), construction mortgage loans are comparable (3.95% and 3.50%, respectively) and consumer loans are comparable (7.59% and 7.22%, respectively). Hopkinsville Federal reported no commercial loans, while the comparables held an average of 1.92% of their loans in commercial loans.

Hopkinsville Federal's asset funding has come from retail deposits and retained earnings. Hopkinsville Federal deposit funding had been less reliant on transaction accounts than the comparables. As shown on Exhibit IV-2g, however, the Bank's 26.96% of savings and money market accounts is higher than the comparables' composite of 18.96%. The comparables and the Bank held similar levels of time deposits, 66.95% for the comparables to 64.22% for the Bank.
Exhibit IV-2e illustrates that the comparables utilized borrowings at a level of 16.21% of liabilities and equity, while Hopkinsville Federal held no borrowings as of March 31, 1997.

Hopkinsville Federal, as of March 31, 1997, would have projected a 16.00% decrease (as a percentage of the net present value of the Bank's assets) in the Bank's NPV with a change in interest rates of positive 200 basis points compared to an average projected decrease of 13.81% for the comparables (where data was available). This would indicate that the Bank's net interest margin would be more negatively impacted by rising interest rates as the comparables.

PROFITABILITY: Hopkinsville Federal's historical profitability, as measured by the last five year ROAA, has been significantly lower than the comparables as illustrated in Exhibit IV-2h. The Bank averaged a ROAA of .37% over the last five years compared to the comparables' average of .99%. For the LTM period ended March 31, 1997, the Bank recorded a ROAA of .19% (.58% adjusted to exclude the SAIF special assessment) versus the .72% (1.02% adjusted) for the comparables.

Hopkinsville Federal's net interest margin, based upon the LTM period ended March 31, 1997, was 1.81% as shown in Exhibit IV-2i. This is significantly lower than the comparables' average of 3.22%. The lower net interest

                                                 NATIONAL CAPITAL COMPANIES, LLC

margin is primarily attributable to Hopkinsville Federal's higher holding of securities and lower investment in loans. Additionally, there is a slight difference in the average effective tax rate of the comparables of 36.90% compared to Hopkinsville Federal's 33.50%.

Exhibit IV-2i illustrates that for the LTM period ended March 31, 1997, neither Hopkinsville Federal nor the comparables' income was significantly impacted by loan loss provisions. The comparables recorded a comparable level of noninterest income than Hopkinsville Federal, .23% of average assets to .33%, respectively. There is a significant difference in operating efficiency between Hopkinsville Federal and the comparables. For the LTM period ended March 31, 1997, Hopkinsville Federal's operating expenses-to-average assets totaled 1.21% to the comparables' ratio of 1.87%. The Bank indicates that it operates at lower staffing levels than its peers which may explain a portion of the operating expense variances.

MARKET ACTIVITY ANALYSIS

Trading Characteristics
-----------------------

The thrift industry has experienced positive common stock price appreciation over the last year. As shown on Exhibit IV-1a, the average price for all publicly traded thrifts increased 41.30% from April 30, 1996 to April 30, 1997. Prices for Midwest thrifts increased 25.99% over the same period. This compares to a 22.50% increase in the average for the Standard & Poors 500 over the period.

The one month and twelve month average weekly trading volume are shown on
Exhibit IV-2b for the comparables. The range of activity for the prior twelve months was from .32% to 1.72%. The one month activity range was .04% to 2.71%. The active trading volume of the comparables reflects the active market which has developed for recently converted and smaller sized savings institutions. The industry profitability and the heightened merger activity have also contributed to the increased investor interest. Exhibits IV-2b contains detailed volume information for each of the comparables.

The market pricing multiples of the individual companies provide the necessary indicators of the value the stock market has attached to companies with similar operating, financial and market characteristics as Hopkinsville Federal. Tables 29 and 30 present the market characteristics for public savings institutions according to various market segments. Table 31 provides data on recent stock conversion activity and the market's pricing of these issues.

The P/E multiples for the comparable group reflect a wide range of market values, from a high of 32.27x (22.27x adjusted to exclude the SAIF assessment) for Milton Federal Financial Corp., to a low of 13.33x for FFW Corp. unadjusted and 9.91x for Midwest Bancshares, Inc. adjusted to exclude the SAIF assessment. However, the majority traded in the 16.0x to 22.0x range (10.0x to 16.0x adjusted to exclude the SAIF assessment). These multiples are generally reflective of the comparable group's strong capital position, operating profitability, stability of earnings, market strength and asset quality.

The price-to-assets ratios ranged from 7.39% to 20.46%. The price-to-assets ratios for the comparable group were almost directly correlated with the tangible equity-to-assets ratios. Industrial Bancorp, which had the highest capital ratio, had the highest price-to-assets ratio. Conversely, Midwest Bancshares, Inc. had the lowest capital ratio along with the lowest price-to-assets ratio.

The price-to-tangible book multiples varied widely among the comparables. Ameriana Bancorp and Wood Bancorp Inc. recorded the highest price-to-tangible book ratios of the comparables of 116.87% and 115.03%, respectively.

                                                 NATIONAL CAPITAL COMPANIES, LLC

First Bancshares Inc. recorded the lowest price-to-book multiple of 95.96%.
Exhibit IV-2a provides detailed pricing information for each of the comparables.

The above ratios are influenced by a variety of factors including regional differences, operating history, market merger activity and other unusual trading factors. The variance within the comparable group reflects the stock market's perception of the different operating results, financial condition, credit risk and other factors among the comparable group members. For instance, the presence of institutional investors holding positions in the comparable group stocks should account for some of the price variations among those stocks. Institutional investors are generally financially sophisticated, however, they can at times lead to magnified price movements in thrift stocks due to the impact of the purchase or sale of such sizable positions at one time. Exhibits IV-2b presents the percentage amount held by these institutional investors of the outstanding shares of the comparable group.

Exhibits IV-2a through IV-2l present a summary of key financial ratios and balance sheet information for Hopkinsville Federal based on statements of financial condition and income for the quarter ending and the LTM period ending March 31, 1997 and the comparable ratios for the comparables for the most recently available quarterly and last four quarters results.

The information for the comparable group was obtained from the most recent 10K, 10Q and annual reports as provided by various sources. For the LTM period ending March 31, 1997, Hopkinsville Federal recorded a ROAA of .19% (.58% adjusted to exclude the SAIF assessment) compared to the comparables' average of
 .72% (1.02% adjusted to exclude the SAIF assessment). The ROAA for the quarter ended March 31, 1997 for Hopkinsville Federal was .70% compared to the comparables' average of 1.01%.

The 7.00% yield on interest-earning assets for the LTM period ended March 31, 1997 for Hopkinsville Federal was below the 7.68% composite recorded by the comparables. This lower value would be reflective of the composition of Hopkinsville Federal's assets which include a high level of securities and a loan portfolio of one-to-four family lower yielding mortgages. Hopkinsville Federal's cost of funds for the LTM period was 5.03% of average assets which was comparable to the composite of 5.02% recorded by the comparables.

Hopkinsville Federal's operating efficiency is significantly higher than the comparables' composite. The Bank's noninterest expense-to-total average assets ratio for the LTM period ended March 31, 1997 was 1.21%. The comparables' average was 1.87%, as shown in Exhibit IV-2i. The Bank also recorded a slightly higher level of noninterest income than the comparables' composite. The Bank's noninterest income-to-total average assets ratio for the LTM period ended March 31, 1997 was .33% compared to the comparables' composite of .23%.

Hopkinsville Federal's credit risk, as evidenced by its smaller than average loan portfolio size, high level of investments and mortgage-backed securities and low level of troubled assets appeared to be equal to or better than the comparable group. This conclusion is further supported by the actual losses recorded by the Bank which have been minimal. These and other measures of comparative financial condition and operating results provide a base measure of the level and stability of profitability on Hopkinsville Federal's future earnings.

These findings will provide a basis to make the adjustments to the estimated proforma fair market value of the Company by application of the market pricing multiples of the comparables.

                                                 NATIONAL CAPITAL COMPANIES, LLC

                                   CHAPTER V

                           MARKET VALUE ADJUSTMENTS

INTRODUCTION

This chapter presents our valuation analysis and methodology used to determine the Company's estimated proforma fair market value for the purposes of pricing the to-be-issued common stock. In this chapter we evaluate adjustments to the comparable's market pricing which we believe are necessary to determine the proforma market value or appraised value of the Company based upon a comparison of HopFed with the comparables. It must be remembered that all of the companies in the comparable group have their differences, and as a result, such adjustments become necessary.

VALUATION ANALYSIS

The comparables' P/E values averaged 14.88x, adjusted to exclude the SAIF special assessment, as of the pricing date May 29, 1997. This is lower than the average for all publicly traded thrifts as of the same date, as shown on Table 29, of 16.94x. The median value for the P/E multiple for all publicly traded thrifts was 15.13x compared to the comparables' median of 14.72x (adjusted to exclude the SAIF assessment), which is more comparable than the average. The median P/E multiple for thrifts with less than $500 million in assets ("small public thrifts") who are traded in the over-the-counter market was 15.37x, which parallels the comparables' value as well.

The median price-to-tangible book value for the comparables was 109.17% compared to the median of all publicly traded thrifts of 124.90% and the small public thrifts median pricing multiple of 110.65%.

The price-to-assets ratio median for the comparables was 14.06% compared to the public thrift median of 13.53% and the small public thrifts who are traded at a median price-to-assets ratio of 14.64%.

Overall, it would appear that the comparables' median P/E multiple is near the level of the thrift industry in general. As shown on Table 29, higher capitalized thrifts tend to have a higher P/E multiple. The comparables' price-to-asset value is similar to the various peer groups shown on Table 29, except for the over capitalized and under capitalized peer groups. The comparables median pricing multiple for the Price-to-Book ("P/B") was similar to the average for publicly traded thrifts in the Midwestern region while the P/E and Price-to-Assets ("P/A") multiples for the Midwestern region were slightly higher than the peer group.

The following market value adjustments criteria will be applied to the Company:

         .     level and stability of earnings

         .     asset quality and credit risk

         .     taxation

         .     dividend payments

         .     management

         .     market area

         .     liquidity and placement of the issue

         .     prevailing stock market conditions

                                                 NATIONAL CAPITAL COMPANIES, LLC

LEVEL AND STABILITY OF EARNINGS

The level and quality of Hopkinsville Federal's profitability is a function of the amount and stability of the Bank's net interest margin, the level of noninterest income, amount of operating expenses and income tax level. Components impacting these variables include asset composition, asset-liability structure, interest rate risk management, staffing, operating efficiency, actions of competitors and other factors.

Hopkinsville Federal has a conservative asset structure with a portfolio yield below the comparables. The market does not afford the opportunity to generate the same level of returns from investment securities as may be obtained by mortgage loans. As long as the Bank remains dependent upon wholesale assets, the Bank's earnings will be below industry averages.

The Bank's current asset-liability structure contains a lower level of interest rate risk exposure than the comparables, which means that Hopkinsville Federal will be less impacted than the comparables from a rise in interest rates. As shown on Table 25, the Bank reported a positive one year gap of 1.89%, which is minimal by thrift standards. In a rising rate environment, this interest rate structure is likely to protect the Bank from an erosion to Hopkinsville Federal's net interest margin. The comparables' NPV, as of the most recently available annual reporting date, averaged a negative 13.81%, which would indicate that they would be more negatively impacted from a rising rate environment.

Hopkinsville Federal's noninterest income has made a similar contribution to the Bank's profitability as that of the comparables. The operating expense ratio for Hopkinsville Federal is significantly lower than the comparables. We would anticipate that the Bank's level of operating expenses will continue to be lower than the comparable group in the foreseeable future.

Overall, our proforma projections of Hopkinsville Federal's profitability (Exhibit V-3), with consideration of the impact of the Conversion, is that the Bank will have a level of profitability below the comparable group's average. The Bank's unfavorable net interest margin will result in a lower level of earnings which will only be partially offset by Hopkinsville Federal's lower level of operating expenses. The Bank's lower level of interest rate risk exposure to a rising rate environment would indicate that the Bank's earnings would be less impacted should interest rates rise. However, the Bank's lower than peer group net interest margin would be expected to prevail under projected market conditions. Accordingly, a downward adjustment to the pricing multiples of the comparables is warranted to reflect the Bank's lower earnings prospects relative to the comparable group.

ASSET QUALITY AND CREDIT RISK

Our analysis of the comparable group's asset composition revealed that comparable group members do not appear to have concentrated their lending in less traditional assets than single family mortgages and mortgage-backed securities. As shown on Exhibit IV-2f, Hopkinsville Federal holds 80.37% of the Bank's loan portfolio in residential one-to-four family properties and the comparables average 81.43%. However, Hopkinsville Federal holds only 48.04% of the Bank's total assets in net loans, while the comparables averaged 70.67% as shown in Exhibit IV-2d.

Hopkinsville Federal does hold a considerably higher level of cash and investment securities than the comparables, 39.96% of assets compared to 19.82%. The level of credit risk is lower on investments than from loans. Most of the investments held by the Bank are Treasury or agency obligations which have the implicit government guarantee.

Hopkinsville Federal holds a low level of nonperforming loans as shown in Table
16. As shown on Exhibit IV-2c, the Bank holds approximately 40% of the level of nonperforming assets as the comparable group.

                                                 NATIONAL CAPITAL COMPANIES, LLC

Our analysis of Hopkinsville Federal related to asset quality and credit risk is that the Bank's risk related to credit losses is lower than the comparable
group.   As a result, our valuation will apply an upward adjustment to the comparables' market pricing multiples concerning asset quality and credit risk.

TAXATION

Hopkinsville Federal's income tax rate was slightly lower than the comparables for the most recent twelve month period. For the LTM period ended March 31, 1997, as shown in Exhibit IV-2j, the effective tax rate for the comparables was 36.90% compared to the Bank's 33.50%. Our inquiries with the Bank's accountants and management did not disclose any particular reason for the lower tax rate and management projects that Hopkinsville Federal's tax rate will be closer the comparables in the future.

The future tax rates for the comparables and Hopkinsville Federal will be similarly affected. The differences that exist among the comparables and Hopkinsville Federal's are minimal. Hence, no adjustment in the Bank's proforma fair market value will be made for taxation.

DIVIDEND PAYMENTS

Hopkinsville Federal has indicated that it intends to establish a policy of paying cash dividends, initially at an annual rate of 3% of the purchase price of the stock beginning in the first full quarter following the Conversion. The Company will consider such factors including capital requirements, financial performance, tax considerations and general economic conditions in the future when adjusting its dividend policy.

Thrift stock historically has not recently traded on the basis of current or potential dividend yields. However, the rise in industry profitability has enabled many thrifts the ability to pay modest dividends. This trend is evident in the comparable group. All of the ten selected members of the comparable group are paying regular dividends. The composite rate on these dividends, based upon the May 29, 1997 prevailing stock price, was an average of 2.55%. This information is contained in Exhibit IV-2b.

Because the Company has stated that it will pay a dividend on the common stock, no adjustment will be made to the proforma fair market value in consideration of dividends.

MANAGEMENT

Hopkinsville Federal's management has responded well in this era of uncertainty and constant change related to the financial industry. Hopkinsville Federal has remained profitable, held operating expenses under control, increased its franchise value and maintained asset quality. The Bank has also developed an alternative investment strategy of investments and mortgage-backed securities to offset the lower level of loan production available in the current market.

Hopkinsville Federal's management understands their deposit and lending markets, responds well to competition and has initiated the organizational and structural changes necessary to remain competitive, including the pursuit of a Conversion. The most important measure of management is their ability to earn a profit. Management has done this consistently, due in part to the reasons mentioned above.

Based upon our analysis of the comparables, we believe that they also possess quality management. The best indication of the comparables' management capabilities is the consistent level of earnings recorded by the group. Based upon this assessment, we believe that no market adjustment is necessary for the quality of management.

                                                 NATIONAL CAPITAL COMPANIES, LLC

MARKET AREA

As discussed in Chapter III, Hopkinsville Federal's primary deposit area encompasses the southwestern area of Kentucky. The Bank's lending activities are also concentrated in this same market.  The local economy is stable, however, the economic prospects for the Bank's primary market area are lower
than for the state of Kentucky and for the nation as a whole.   Exhibits II-1
through II-4 provide demographic information for Hopkinsville Federal, Kentucky
and the United States.   The annual population growth for Hopkinsville Federal's
market area was 1.09%, which is a total for Christian, Calloway, Trigg and Todd Counties for the period from 1990 to 1994. This average is inflated due to the 2.10% growth for Trigg County. Christian County, where the major portion of the Bank's customers reside, was projected to experience a decline in population of
 .30% for the same period. The state average was .90%. The projected growth for 1999 is minimal which limits the Bank's ability to grow and expand.

The estimated 1999 average household income for the Bank's market area is $24,771. This level of income is approximately 94.82% of the state average of $26,124. The lower household income for the Bank's market compared to other regions translates into lower disposable income for its customers for either housing needs or for savings.

As shown in Exhibit II-3, the Bank's market area consists of an older population when compared to either the state average or the national average. The prime income earner, those between the ages of 25 and 60, represent a lower proportion of the Bank's customer base than for Kentucky and the United States. This results in less of an opportunity for Hopkinsville Federal to grow and expand compared to financial institutions in more prosperous markets.

Hopkinsville Federal has a stable deposit base and has developed a loyal customer base. The cost of obtaining these funds is similar to the comparables. As shown on Exhibit IV-2j, Hopkinsville Federal's cost of funds for the LTM ended March 31, 1997 was 5.03% compared to the comparables' average of 5.02%.

The Bank's lending market has not provided the level of loan production to meet Hopkinsville Federal's portfolio needs. However, the Bank has responded and has been able to increase its loan portfolio in the last two years. However, despite the concentrated effort to enhance loan production, Hopkinsville Federal has not yet been able to achieve the average loan growth of the comparables. As shown on Exhibit IV-2c, the comparables were able to grow their loan portfolios by an annual average of 14.12% over the last three years, while Hopkinsville Federal recorded an average increase of 13.61%. Loan growth for the Bank for the LTM ended March 31, 1997 was 9.59% while the comparable were able to record an average loan growth for the same time period of 15.86%.

The comparable group were chosen to reflect nonmetropolitan market areas. Upon specific consideration of competitive factors and economic conditions between the comparables' and Hopkinsville Federal's market area, there does appear to be a difference between the composite of the comparables and Hopkinsville Federal in terms of the economic conditions prevailing in the local markets. The projected population growth for the counties in Hopkinsville Federal's market area is projected to be approximately 1.97% from 1994 to 1999 and the counties in the comparable group were projected to grow approximately 2.30% during the same time period. Additionally, based upon the demographic information presented in Exhibit II-1 through Exhibit II-4, the Bank's market area is slightly less prosperous than other market areas. Therefore, a downward valuation adjustment will be made regarding market area.

                                                 NATIONAL CAPITAL COMPANIES, LLC

LIQUIDITY AND PLACEMENT OF THE ISSUE

Hopkinsville Federal intends to enlist the marketing services of a broker-dealer to assist them with the community offering of their stock. The Bank also plans to pursue support from its depositors, local investors and residents in the Bank's market area in their efforts to market the stock offering. Hopkinsville Federal's market stature and community presence should contribute to local subscription interest.

The thrifts that are included in the comparable group are traded on the NASDAQ system and have some degree of liquidity. It is anticipated that the after-market activity of the Company will be similar to the comparables. Therefore, in our opinion, the liquidity factor does not merit a market value adjustment.

PREVAILING STOCK MARKET CONDITIONS

The performance of stock prices for thrifts has been exceptional since late 1990, not unlike the conditions which have prevailed for common stock in general. There are several factors for this unusually advantageous market opportunity. The decline in interest rates has made thrift issues attractive because of the enhanced thrift profitability. Second, the rise in the stock market in general has helped buoy thrift equity including new conversion issues. Third, the strength of the savings and loan business, after the resolution of the troubled institutions by the RTC, has resulted in a high appreciation for the remaining industry and its profit potential. Fourth, many previously converted thrift issues are being considered potential takeover candidates as financial services participants rapidly pursue intrastate and interstate financial service expansion opportunities.

A conversion sales process continues to experience a high level of interest from subscription rights holders as well as other investors. A vast majority of the conversions receive orders in excess of the maximum valuation level. This is favorable for three reasons. First the expense is considerably less than if underwritten issues were required to accomplish the conversion, second the shares are usually bought in small blocks by friendly local investors (which may reduce the potential for subsequent unfriendly takeovers), and third the loyalty of the local market for future retail savings deposit activities should strengthen. It is our opinion that no adjustment is warranted in our preparation of an estimate of the proforma fair market value of the Company's common stock related to prevailing stock market conditions.

DEPTH OF THE CONVERSION MARKET

As shown in Table 31, there has been a significant number of standard stock conversions of thrifts similar in nature to Hopkinsville Federal. Table 31 supports the fact that there is a strong after-market for such issues, showing an average price appreciation for new issues of 42.69%. The knowledge that shareholders can expect to be able to sell their investments in a active after-market is vital to many purchasing the stock. We believe that upon completion of Hopkinsville Federal's Conversion, their stock will develop a market similar to the comparable group's stock.

HOPKINSVILLE FEDERAL SAVINGS BANK

The general and regional economic and market conditions appear favorable and receptive for Hopkinsville Federal to conduct an initial public offering of common stock. The general market conditions, discussed above, that have recently propelled thrift conversion issues should remain positive within the time frame contemplated for Hopkinsville Federal to complete its Conversion. Moreover, the customers developed by the operation of Hopkinsville Federal as a community-oriented financial institution would contribute to the probability of a successful common stock issuance.

                                                 NATIONAL CAPITAL COMPANIES, LLC

As discussed previously in this report, Hopkinsville Federal has similar characteristics to the comparable group who have all conducted standard stock conversions. Hopkinsville Federal has a history of operating profitability, has a sound balance sheet structure, has experienced management and has good prospects for the future.

Hopkinsville Federal's decision to enter the market now is also timely, due to the possible unknown future market condition related to common stock in general of the savings and loan stocks in particular. Forecasting the future course of the economy or the regulatory environment for the thrift industry is difficult. Since the market receptiveness for stock offerings is positive today, it is beneficial to take advantage of the opportunities presented by the conditions of the market currently.

In conclusion, we believe that the market would be receptive to an issuance of Hopkinsville Federal common stock conducted through a standard conversion. There is no reason to believe that the Company's common stock, upon issuance, will not trade at the current markets levels indicated by the comparable group market price multiples adjusted by the factors noted above.

SUMMARY OF MARKET VALUE ADJUSTMENTS

We have concluded that Hopkinsville Federal does warrant a downward adjustment for level and stability of earnings and market area. A positive adjustment is appropriate for the Bank's asset quality and credit risk. Our analysis found that Hopkinsville Federal does not significantly differ in any of the other market value adjustment criteria discussed above. It should be noted that Hopkinsville Federal may have several other positive and negative factors, but in relation to the comparable group these conditions are not materially different.

We believe that the following market value adjustments are appropriate upon the application of the comparables' market pricing multiples for Hopkinsville
Federal:

                      SUMMARY OF MARKET VALUE ADJUSTMENTS

          ===========================================================
           MARKET FACTOR                                 ADJUSTMENT
          ===========================================================
           Level and Stability of Earnings               Downward
           Asset Quality and Credit Risk                  Upward
           Taxation                                        None
           Dividend Payments                               None
           Management                                      None
           Market Area                                   Downward
           Liquidity and Placement of the Issue            None
           Prevailing Stock Market Conditions              None
          ===========================================================

VALUATION METHODOLOGY - FULL CONVERSION VALUE

The market valuation characteristics of the comparables are presented in Exhibits IV-2 through IV-2l. All three valuation methodologies will be examined P/B, P/E and P/A, although the central valuation methodology will be the P/E method.

Since Hopkinsville Federal and all of the comparables have consistent earnings, the P/E method is the most direct and appropriate method of valuation. Investors consider earnings an important factor for the determination of the

                                                 NATIONAL CAPITAL COMPANIES, LLC

value of a newly converted thrifts. The factors affecting earnings were addressed in the market value adjustment section.

The P/B and the P/A methods will be applied as secondary measures of the Company's estimated proforma market value. These methods are more appropriately employed in situations that are not able to utilize the P/E method. This is due to the limitations caused by historical cost accounting, goodwill and the inability to distinguish the affects these factors have on the subject and comparables.

PRICE-TO-EARNINGS

The focal point of this method is the determination of the earnings base to be used and secondly, the determination of an appropriate P/E multiple. As indicated in Exhibit IV-2a, the P/E market multiples for the comparable group range from 9.91x to 22.27x, adjusted to exclude the SAIF special assessment.
The mean and median for the comparables were 14.88x and 14.72x, respectively.
In order to derive a multiple to apply to HopFed, we considered the downward adjustments required for the Bank's level and stability of earnings and market area and an upward adjustment for asset quality and credit risk. Because the P/E methodology considers the Company's lower level of earnings, the market discount for level of earnings is not applied to the P/E multiple. The earnings used in the application of the P/E approach will be $1.2 million, the Bank's LTM earnings adjusted to exclude the SAIF assessment to better evaluate the future earnings capacity of HopFed. The calculation for normalized earnings was determined as follows:

               -----------------------------------------------------
                          NORMALIZED EARNINGS CALCULATION
                                  (IN THOUSANDS)
               -----------------------------------------------------
                March 31, 1997 LTM earnings (pre-tax)        $  583
               -----------------------------------------------------
                September 30, 1996 SAIF assessment (pre-tax   1,230
                                                              -----
               -----------------------------------------------------
                Adjusted earnings before tax                 $1,813
               -----------------------------------------------------
                Income tax expense (at 33.5% rate)              607
               -----------------------------------------------------
                Normalized earnings                          $1,206
                                                             ======
               -----------------------------------------------------

The low and high multiples applied in our valuation were 12.00x and 15.75x. The following provides a range of the estimated proforma fair market values calculated:

                                 PRICE-TO-EARNINGS VALUATION

               ==============================================================
                 P/E MULTIPLE         CALCULATED PROFORMA FAIR MARKET VALUE
               --------------------------------------------------------------
                    12.00x                           $20,817,675
               --------------------------------------------------------------
                    15.75x                           $27,323,199
               ==============================================================

               Please refer to Exhibit V-1

PRICE-TO-TANGIBLE BOOK

As indicated in Exhibit IV-2a, the P/B market multiples for the comparable group range from 95.96% to 116.78%. The mean and median for the comparables' P/B multiples are 107.59% and 109.17%, respectively. The downward adjustments to reflect the discounts from the comparables regarding the level and stability of earnings and market area and the upward adjustment for asset quality and credit risk were made to these pricing multiples. An additional discount is attributable to HopFed's higher proforma equity-to-assets ratio of approximately 16.50%.

                                                 NATIONAL CAPITAL COMPANIES, LLC

As shown on Table 29, the market discounts thrifts with capital in "excess" of capital requirements with a lower market price. Our valuation applied a discount of approximately 40% to the comparable group's median value for P/B. This discount resulted in a low and high P/B multiple of 62.00% and 65.50% being applied in the P/B calculation. The following provides a range of the estimated proforma fair market values calculated:

                                PRICE-TO-BOOK VALUATION

               ---------------------------------------------------------
                P/B MULTIPLE      CALCULATED PROFORMA FAIR MARKET VALUE
               ---------------------------------------------------------
                   62.00%                      $22,362,421
               ---------------------------------------------------------
                   65.50%                      $26,021,536
               ---------------------------------------------------------

               Please refer to Exhibit V-1

PRICE-TO-ASSETS

As indicated in Table IV-2a, the P/A market multiples for the comparable group range from 7.39% to 20.46%. The mean and median comparable group's P/B multiples are 14.15% and 14.06%, respectively. The comparable group's values were adjusted downward in this valuation for consideration of the cited factors regarding the level and stability of earnings and market area and an upward adjustment was made for asset quality and credit risk. Our valuation applied approximately a discount of approximately 25% to the comparable group's median value for P/A. This discount resulted in a low and high P/A multiple of 10.00%
and 11.50% being applied in the Company's P/A calculation.   The following
provides a range of the estimated proforma fair market values calculated:

                               PRICE-TO-ASSETS VALUATION

               ---------------------------------------------------------
                P/A MULTIPLE      CALCULATED PROFORMA FAIR MARKET VALUE
               ---------------------------------------------------------
                   10.00%                       $22,489,801
               ---------------------------------------------------------
                   11.50%                       $25,863,271
               ---------------------------------------------------------

               Please refer to Exhibit V-1

VALUATION ANALYSIS:  CONCLUSION

The primary valuation approaches discussed in the determination of the estimated proforma fair market value of HopFed indicated the following ranges as shown below:

                             SUMMARY OF VALUATION APPROACHES

          ---------------------------------------------------------------------
           VALUATION METHOD     CALCULATED LOW VALUE    CALCULATED HIGH VALUE
          ---------------------------------------------------------------------
                  P/E                $20,817,675              $27,323,199
          ---------------------------------------------------------------------
                  P/B                $22,362,421              $26,021,536
          ---------------------------------------------------------------------
                  P/A                $22,489,801              $25,863,271
          ---------------------------------------------------------------------

          Please refer to Exhibit V-1

It is our opinion, that the proforma fair market value of 100% of HopFed's to-be-issued common stock in the Conversion was $24,000,000 as of May 29, 1997 based upon 2,400,000 shares of stock offered at a price of $10.00 per share. The proforma valuation calculations are shown in Exhibits V-1 and V-2. The resultant valuation range was $20,400,000 to $27,600,000. In the event of a sale of stock to the "supermax", the gross stock sale proceeds would total $31,740,000.

                                                 NATIONAL CAPITAL COMPANIES, LLC

This conclusion is based on the P/E method with secondary consideration of the P/B and P/A computations as included in Exhibits V-1 through V-2. As stated previously, we believe that the P/E method is the most appropriate methodology based on the conditions and characteristics analyzed throughout this valuation.

Exhibit V-3 includes proforma ratios for P/A, P/B and P/E. Also included is a proforma calculation for tangible net worth-to-assets. A comparison of these values to the results of recent thrift conversions, as shown on Table 31, reveals that the proforma values calculated are near those achieved by recent transactions. The proforma earnings multiple for the Bank was 13.90x at the midpoint, 15.25x at the maximum and 16.66x at the super-maximum. This compares to the recent average achieved in the market of 14.13x and a median of 11.62x (both adjusted to exclude the SAIF assessment). Exhibit V-4 provides a calculation of the proforma discounts from the comparable group average and median pricing multiples at the various ranges of proforma market values.

The proforma percentage of price-to-tangible net worth for Hopkinsville Federal was 63.65% for the midpoint, 67.52% at the maximum and 71.30% at the super-maximum compared to the recent market average of 73.70% and the median of 72.10%. The proforma price-to-assets at the midpoint for the Bank was 10.74%, 12.06% at the maximum and 13.63% at the super-maximum compared to the market average indicated in Table 31 of 16.70% and the median of 16.40%.

================================================================================


                                    TABLE 1


                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky


                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                     ---------------------------
                                                       MARCH 31,    DECEMBER 31,
                                                         1997          1996
                                                       UNAUDITED      AUDITED
                                                     ---------------------------
                                                               (IN THOUSANDS)
   ASSETS

   Cash and due from banks                                 $1,272     $1,452
   Interest-bearing deposits in other                      17,806      2,500
    financial institutions                                 ------     ------
    Cash and cash equivalents                              19,078      3,952

   Investment securities designated as available
     for sale -
     at market                                              5,109      5,125
   Investment securities - at cost                         77,669     95,946
   Loans receivable - net                                  97,553     95,496
   Office premises and equipment at                         2,331      2,333
   depreciated cost
   Stock in Federal Home Loan Bank -                            0          0
   at cost
   Accrued interest receivable                              1,096      1,291
   Prepaid expenses and other assets                          222        255
                                                              ---        ---

   TOTAL ASSETS                                          $203,058   $204,398
                                                         ========   ========


   LIABILITIES AND RETAINED EARNINGS

   Deposits                                              $183,162   $183,827
   Escrow deposits for taxes and insurance                    219        184
   Advances form the Federal Home Loan Bank                     0      1,317
   Other liabilities                                        2,440      2,163
                                                            -----      -----

   TOTAL LIABILITIES                                     $185,821   $187,491


   Retained earnings - substantially restricted           $15,033    $14,674
   Unrealized gain on securities designated as
     available for sale - net of applicable tax effects     2,204      2,233
                                                            -----      -----
        Total retained earnings                            17,237     16,907

   TOTAL LIABILITIES AND RETAINED EARNINGS               $203,058   $204,398
                                                         ========   ========

   Source: Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================


                                    TABLE 2


                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky


                       STATEMENTS OF FINANCIAL CONDITION

                                           ------------------------------------------
                                                      FISCAL YEARS ENDED
                                                         DECEMBER 31,
                                           1996     1995    1994     1993     1992
                                           ------------------------------------------
                                                         (IN THOUSANDS)
  ASSETS

  Cash and due from banks                  $1,452   $1,303   $1,578   $1,106  $1,377
  Short term deposits                       2,500   20,498   39,530   35,674  27,925

  Investment securities designated
     as available for sale -
     at market                              5,125    4,053    2,955    1,445   1,377
  Investment securities - at cost          95,946   98,553   76,345   80,106  75,670
  Loans receivable - net                   95,496   84,755   78,527   67,804  69,212
  Office premises and equipment at
     depreciated cost                       2,333    2,347    2,349    1,475     849
  Other assets                              1,546    1,089      844    1,272     584
                                            -----    -----      ---    -----     ---

  TOTAL ASSETS                           $204,398  $212,59  $202,12  $188,82 $177,00
                                         ========  =======  =======  ======= =======


  LIABILITIES AND RETAINED EARNINGS

  Deposits                               183,827   194,775  185,699 173,184  162,919
  Advances form the Federal Home
  Loan Bank                                1,317         0        0       0        0
  Escrow                                     184       177      200     184      191
  Other liabilities                        2,163     1,549    1,194   2,110    1,285
                                           -----     -----    -----   -----    -----

  TOTAL LIABILITIES                     $187,491   $196,50  $187,09 $175,48 $164,395

  Retained earnings - substantially
  restricted                              14,674    14,491   14,089  13,404   12,609
  Unrealized gain on securities
    designated as available
    for sale - net of applicable tax
    effects                                2,233     1,606      946       0        0
                                           -----     -----      ---       -        -
        Total retained earnings           16,907    16,097   15,035  13,404   12,609

  TOTAL LIABILITIES AND RETAINED
  EARNINGS                              $204,398  $212,598 $202,128 $188,82 $177,004
                                        ========  ======== ======== ======= ========

  Source: Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================


                               Table 3

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                               INCOME STATEMENT


                                       -----------------------------------------
                                        THREE MONTHS ENDED   THREE MONTHS ENDED
                                            MARCH 31,            DECEMBER 31,
                                              1997                  1996
                                       -----------------------------------------
                                                    (IN THOUSANDS)
  INTEREST INCOME
     Loans                                      $1,802                $1,832
     Investment securities                       1,469                 1,450
                                                 -----                 -----
        Total interest income                    3,271                 3,282

  INTEREST EXPENSE
     Deposits                                    2,231                 2,282
     Borrowings                                      9                     2
                                                     -                     -
        Total interest expense                   2,240                 2,284

        Net interest income                      1,031                   998

  Provision for loan losses                          0                   100
                                                     -                   ---
     Net interest income after provision
     for loan losses                             1,031                   898


  OTHER INCOME
     Fees and charges                              104                   121
     Other operating income                         21                    36
                                                    --                    --
       Total other income                          125                   157

  GENERAL, ADMINISTRATIVE AND OTHER EXPENSE
     Employee compensation and benefits            373                   357
     Legal fees                                      0                     0
     Occupancy and equipment                        50                    83
     Marketing and other professional services      25                    42
     Other operating expenses                      168                   207
                                                   ---                   ---
       Total general, administrative and
       other expense                               616                   689

       Earnings before income taxes                540                   366

  FEDERAL INCOME TAXES                             181                   122
                                                   ---                   ---

       NET INCOME                                 $359                  $244
                                                  ====                  ====


  Source: Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================


                                    TABLE 4

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                               INCOME STATEMENT


                                          ----------------------------------------
                                                      FISCAL YEARS ENDED
                                                         DECEMBER 31,
                                               1996    1995        1994      1993
                                           ----------------------------------------
  INTEREST INCOME
     Loans                                    $6,824  $5,840      $4,247    $5,848
     Investment securities                     6,396   6,632       6,188     4,993
                                               -----   -----       -----     -----
        Total interest income                 13,220  12,472      10,435    10,841

  INTEREST EXPENSE
     Deposits                                  9,732  10,009       7,740     7,450
     Borrowings                                   25       0           0         0
                                                  --       -           -         -
        Total interest expense                 9,757  10,009       7,740     7,450

        Net interest income                    3,463   2,463       2,695     3,391

  Provision for loan losses                      100       0           0         0
                                                 ---       -           -         -
     Net interest income after provision
     for loan losses                           3,363   2,463       2,695     3,391


  OTHER INCOME
     Fees and charges                            529     346         456       213
     Other operating income                       61      52          56       116
                                                  --      --          --       ---

        Total other income                       590     398         512       329

  GENERAL, ADMINISTRATIVE AND OTHER
  EXPENSE
     Employee compensation and benefits        1,277   1,220       1,252     1,344
     Federal deposit insurance premiums (1)    1,702     426         397       342
     Occupancy and equipment                     302     279         214       225
     Other operating expenses                    409     336         318       315
                                                 ---     ---         ---       ---
        Total general, administrative and
        other expense                          3,690   2,261       2,181     2,226

        Earnings before income taxes             263     600       1,026     1,494

  FEDERAL INCOME TAXES                            79     198         341       502
                                                  --     ---         ---       ---
        Net income (2)                          $184    $402        $685      $992
                                                ====    ====        ====      ====

  1)In 1996 the Bank paid a special assessment of $1.23 million to recapitalize the SAIF fund.
  2)Without the SAIF special assessment, the Bank would have recorded net income of $1.2 million for the last twelve months ended March 31, 1997.

  Source: Hopkinsville Federal Savings Bank's Prospectus and Financial Records

================================================================================

================================================================================


                                    TABLE 5


                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky


                        SELECTED FINANCIAL INFORMATION

                                            ----------------------------------------------------------------------
                                             AT MARCH 31,                        AT DECEMBER 31,
                                                1997         1996        1995        1994        1993     1992
                                            ----------------------------------------------------------------------
                                                                 (IN THOUSANDS)
  Total amount of:

        Assets                                  $203,058     $204,398     $212,598   $202,128    $188,882  $177,004

        Investment securities
            Available for sale                     5,109        5,125        4,053      2,955       1,445     1,387

            Held to maturity                      56,967       77,962       80,990     63,002      64,982    62,687

        Mortgage-backed securities                20,702       17,984       17,563     13,343      15,124    12,983

        Loans receivable - net                    97,553       95,496       84,755     78,527      67,804    69,212

        Deposits                                 183,162      183,827      194,775    185,699     173,184   162,919

        FHLB advances                                  0        1,317            0          0           0         0

        Retained earnings, substantially

         restricted                               17,237       16,907       16,097     15,035      13,404    12,609


  Source: Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================


                                    TABLE 6

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                           INCOME AND EXPENSE TRENDS


                             ---------------------------------------------------------------------
                                                           FISCAL YEARS ENDED
                               AT MARCH 31,                     DECEMBER 31,
                                  1997       1996       1995      1994       1993       1992
                             ---------------------------------------------------------------------
                                                        (IN THOUSANDS)
   SUMMARY OF EARNINGS:

   Interest income                $3,271   $13,220    $12,472   $10,435    $10,841    $11,984
   Interest expense                2,240     9,757     10,009     7,740      7,450      8,394
                                   -----     -----     ------     -----      -----      -----
   Net interest income             1,031     3,463      2,463     2,695      3,391      3,590


   Provision for loan losses           0       100          0         0          0         43
                                       -       ---          -         -          -         --

   Net interest income after
     provision for loan losses     1,031     3,363      2,463     2,695      3,391      3,547

   Other income                      125       590        398       512        329        271

   General, administrative and
       other expense (1)             616     3,690      2,261     2,181      2,226      2,125
                                     ---     -----      -----     -----      -----      -----

   Earnings before income taxes      540       263        600     1,026      1,494      1,693

   Federal income taxes              181        79        198       341        502        531
                                     ---        --        ---       ---        ---        ---
   Net Earnings (2)                 $359      $184       $402      $685       $992     $1,162
                                    ====      ====       ====      ====       ====     ======


  1) In 1996 the Bank paid a special assessment of $1.23 million to recapitalize the SAIF fund.
  2) Without the SAIF special assessment, the Bank would have recorded net income of $1.2 million for the last twelve months ended March 31, 1997

  Source: Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================


                                    TABLE 7

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                           NORMALIZED EARNINGS TREND


                                                -----------------------------------------------------------------------------
                                                                                              FISCAL YEARS ENDED
                                                  AT MARCH 31,                                   DECEMBER 31,
                                                     1997         1996         1995         1994        1993        1992
                                               ------------------------------------------------------------------------------
                                                                               (IN THOUSANDS)
   Net income after taxes                            $359         $184         $402         $685        $992        $1,162

   Net income before taxes and effect
     of accounting adjustments                        540          263          600        1,026       1,494         1,693

   Income adjustments                                   0            0            0            0           0             0

   Expense adjustments                                  0       (1,230) (2)       0            0           0             0
                                                        -       -------           -            -           -             -
   Normalized earnings before taxes                   540        1,493          600        1,026       1,494         1,693

   Taxes (1)                                          181          508          204          349         508           531
                                                      ---          ---          ---          ---         ---           ---
   Normalized earnings after taxes                   $359         $985         $396         $677        $986        $1,162
                                                     ====         ====         ====         ====        ====        ======




   (1)  Assumed 34% Federal Tax Rate
   (2)  SAIF Special Assessment


  Source: Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================


                                    TABLE 8

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                            PERFORMANCE INDICATORS


                                                         --------------------------------------------------
                                                                                        FISCAL YEARS ENDED
                                                           AT MARCH 31,                    DECEMBER 31,
                                                         1997             1996           1995          1994
                                                         --------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

Return on average assets *                               0.70%            0.09%        0.19%         0.35%

Return on average equity *                               8.39%            1.12%        2.56%         4.63%

Interest rate spread *                                   1.67%            1.35%        0.84%         1.09%

Net interest margin *                                    2.04%            1.65%        1.18%         1.38%

Operating expenses to average assets *                   1.21%            1.18% (1)    1.07%         1.11%

Average equity to average assets                         8.38%            7.86%        7.46%         7.51%

Nonperforming assets to total assets                     0.09%            0.13%        0.06%         0.02%

Nonperforming loans to total loans                       0.19%            0.28%        0.16%         0.05%

Allowance for loan losses to total loans                 0.22%            0.23%        0.14%         0.16%

Allowance for loan losses to nonperforming loans       116.04%           81.58%       91.04%       329.73%

Net charge-offs to average loans *                         NA            0.005%          NA            NA

Average interest-earning assets to average

  interest-bearing liabilities                         109.02%          107.29%      107.36%       107.58%

 * Annualized for the quarter ended March 31, 1997
 (1) Adjusted to exclude the SAIF special assessment

 Source: Hopkinsville Federal Savings Bank's Prospectus

================================================================================

                                    TABLE 9

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                             RATE/VOLUME ANALYSIS

                                    FOR THE THREE MONTHS ENDED MARCH 31,              FOR THE FISCAL YEARS ENDED DECEMBER 31,
                                              1997 VS. 1996                     1996  VS. 1995                      1995 VS. 1994
                                    -----------------------------------  -------------------------------   ------------------------
                                      INCREASE (DECREASE)    TOTAL       INCREASE (DECREASE)   TOTAL         INCREASE (DECREASE)
                                           DUE TO           INCREASE           DUE TO         INCREASE             DUE TO
                                       RATE    VOLUME      (DECREASE)     RATE    VOLUME     (DECREASE)       RATE    VOLUME
                                    ----------------------------------  --------------------------------   ------------------------
                                                                                                  (IN THOUSANDS)
INTEREST INCOME ATTRIBUTABLE TO:
  Loans receivable                        $79      $186        $265       $284     $700        $984           $33      $560
  Investment securities - AFS              (8)       10           2        (11)      27          16            (2)       27
  Investment securities - HTM             107      (211)       (104)       594      666       1,260           553       491
  Other interest earning assets           (26)     (100)       (126)        53   (1,565)     (1,512)          650      (275)
                                          ---      ----        -----        --   -------      ------          ---      -----
    Total interest-earning assets        $152     ($115)        $37       $920    ($172)       $748        $1,234      $803


INTEREST EXPENSE ATTRIBUTABLE TO:
  Deposits                              ($163)    ($167)      ($330)     ($146)   ($131)      ($277)       $1,731      $538
  Borrowings                                0         9           9          0       25          25             0         0
    Total interest-bearing liabilities  ($163)    ($158)      ($321)     ($146)   ($106)      ($252)       $1,731      $538

Increase (decrease) in net interest
income                                   $315       $43        $358     $1,066     ($66)     $1,000         ($497)     $265
                                         ----       ---        ----     ------     -----     ------         ------     ----

                                            TOTAL
                                          INCREASE
                                         (DECREASE)
                                         ----------
INTEREST INCOME ATTRIBUTABLE TO:
  Loans receivable                          $  593
  Investment securities - AFS                   25
  Investment securities - HTM                1,044
  Other interest-earning assets                374
                                               ---
    Total interest-earning assets           $2,037


INTEREST EXPENSE ATTRIBUTABLE TO:           $2,269
  Deposits                                       0
  Borrowings                                $2,269
    Total interest-bearing liabilities

Increase (decrease) in net interest
income                                      $ (232)
                                            -------

Source: Hopkinsville Federal Savings Banks Prospectus

================================================================================
                                   TABLE 10

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                             YIELD AND COST TRENDS

                                                   --------------------------------------------------------------------------
                                                       THREE MONTHS
                                                          ENDED                          FISCAL YEAR ENDED
                                                       MARCH 31,                           DECEMBER 31,
                                                          1997              1996                1995                1994
                                                   --------------------------------------------------------------------------
     Average yield on loans                            7.47%                7.41%               7.10%               7.06%

     Average yield on investment
       securities - AFS                                2.97%                3.45%               3.71%               3.73%

     Average yield on investment
       securities - HTM                                5.93%                5.73%               5.13%               4.48%

     Average yield on other
       interest-earning assets                         5.63%                6.57%               6.01%               4.18%


     Average yield on all
       interest-earning assets                         6.59%                6.48%               6.04%               5.39%

     Average interest cost of deposits                 4.92%                5.13%               5.20%               4.30%

     Average cost of FHLB advances                     5.46%                7.59%               0.00%               0.00%

     Average cost of all interest-bearing
       liabilities                                     4.92%                5.13%               5.20%               4.30%

     Interest rate spread (spread between average
       interest rate on all interest-earning assets
       and interest-bearing liabilities)               1.67%                1.35%               0.84%                1.09%

     Net interest margin (net interest income as a
       percent of average interest-earning assets)     2.07%                1.70%               1.19%                1.39%


     Source:  Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================
                                   TABLE 11

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

              MARKET VALUE OF PORTFOLIO EQUITY AT MARCH 31, 1997








                                 [UNAVAILABLE]




================================================================================

================================================================================

                                   Table 12

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                          LOAN PORTFOLIO COMPOSITION


                                      ------------------------------------------------------------------------------------------
                                         AT MARCH 31,                                   AT DECEMBER 31,
                                            1997                    1996                   1995                   1994
                                     ------------------- ----------------------- ----------------------- -----------------------
                                     AMOUNT    PERCENT      AMOUNT      PERCENT      AMOUNT     PERCENT     AMOUNT     PERCENT
                                     -------------------------------------------------------------------------------------------
                                                                          (DOLLARS IN THOUSANDS)
REAL ESTATE LOANS:
   One-to-four family              $ 79,583     80.37%      $77,318      79.60%     $  70,417      81.48%    $ 66,236    82.26%

   Construction                       3,912      3.95%        5,389       5.55%         4,062       4.70%       3,748     4.65%

   Multifamily                        1,454      1.47%        1,466       1.51%           492       0.57%       3,475     4.32%

   Nonresidential and land            6,548      6.61%        5,467       5.63%         5,107       5.91%       1,626     2.02%
                                   --------    -------       -------   --------      ---------   --------     --------  -------
       Total real estate loans       91,497     92.41%       89,640      92.29%        80,078      92.66%      75,085    93.25%

       CONSUMER LOANS:                7,519      7.59%        7,488       7.71%         6,340       7.34%       5,431     6.75%
                                   --------    -------       -------   --------      ---------   --------     --------  -------

       Total gross loans           $ 99,016    100.00%      $97,128     100.00%     $  86,418     100.00%    $ 80,516   100.00%
                                   ========    =======      =======     ========      =========   ========    ========   =======

LESS:
   Loans in process                $  1,246                 $ 1,415                 $   1,541                $  1,867
   Allowance for loan losses            217                     217                       122                     122
                                   --------                 -------                 ---------                --------
       Total                       $  1,463                 $ 1,632                 $   1,663                $  1,989

       Net loans                   $ 97,553                 $95,496                 $  84,755                $ 78,527
                                   ========                 =======                 =========                ========

Source:  Hopkinsville Federal Savings Bank's Prospectus

===============================================================================

===============================================================================

                                   TABLE 13

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                            LOAN MATURITY SCHEDULE
                               December 31, 1996

                         -----------------------------------------------------------------------------------------------------------
                         DUE DURING THE YEAR ENDING                DUE              DUE               DUE          DUE 15 OR
                                  DECEMBER 31,                  3-5 YEARS        5-10 YEARS       10-15 YEARS      MORE YEARS
                           1997              1998     1999   AFTER  12/31/96   AFTER 12/31/96   AFTER 12/31/96  AFTER 12/31/96 TOTAL
                         -----------------------------------------------------------------------------------------------------------
                                                                       (IN THOUSANDS)
One-to-four
 family residential                $  1,538       $ 1,073    $     435       $  1,169   $  9,324  $  16,802   $ 46,977       $77,318

Multi-family residential                286             0            0              0          0          0      1,180        $1,466

Construction                          5,389             0            0              0          0          0          0         5,389

Nonresidential and land                   0            76           14            102      1,922      1,923      1,430         5,467

Consumer                              3,737           464        1,074          2,004        209          0          0         7,488
                                   --------       -------    ---------       --------   --------  ---------   --------       -------
Total                              $ 10,950       $ 1,613    $   1,523       $  3,275   $ 11,455  $  18,725   $ 49,587       $97,128
                                   ========       =======    =========       ========   ========  =========   ========       =======


                                               DUE MORE THAN
                                               ONE YEAR AFTER
                                               MARCH 31, 1997
Predetermined  Rate                              $  16,611

Floating or Adjustable Rate                         80,517
                                                 ---------
                                                 $  97,128
                                                 =========

Source:  Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================
                                   TABLE 14

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                               LOAN ORIGINATIONS


                                     -------------------------------------------------------------------------
                                                                            FISCAL YEAR ENDED
                                     AT MARCH 31,                             DECEMBER 31,
                                         1997                1996               1995                  1994
                                     -------------------------------------------------------------------------
                                                                 (IN THOUSANDS)
Loans originated:
  One-to-four family
  residential                         $  2,848            $ 16,209               $11,252               $17,817
  Multifamily residential                    0               1,434                   360                   225
  Construction                             811               5,340                 3,607                 6,033
  Nonresidential and land                  411                 536                   738                   435
  Consumer                               1,586               5,688                 4,970                 4,098
                                       -------             -------              --------              --------
     Total loan originations          $  5,656            $ 29,207               $20,927               $28,608

Reductions:
  Principal loan repayments           $  3,599            $ 18,372               $14,698               $17,886
  Transfers from loans to real
  estate owned                               0                   0                     0                     0
                                       -------             -------              --------              --------
     Total reductions                  $ 3,599            $ 18,372               $14,698               $17,886
Increase (decrease) in other
  items (net)                                0                   0                     0                     0
                                       -------             -------              --------              --------
Net increase (decrease)                $ 2,057            $ 10,835                $6,229               $10,722
                                       =======             =======              ========              ========


Source:  Hopkinsville Federal Savings Bank's Prospectus

===============================================================================

===============================================================================
                                   TABLE 15

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                               DELINQUENT LOANS

                               ----------------------------------------------------------------------------------------------
                                  AT MARCH 31,                                      AT DECEMBER 31,
                                      1997                    1996                       1995                     1994
                               -------------------- ------------------------ -------------------------- ---------------------
                               AMOUNT     PERCENT       AMOUNT      PERCENT       AMOUNT       PERCENT     AMOUNT     PERCENT
                               ----------------------------------------------------------------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
LOANS DELINQUENT FOR:
  30-89 days                  $  2,068     91.71%      $  2,058      88.55%      $   2,199      94.26%    $  1,716     97.89%
  90 days or more                  187      8.29%           266      11.45%            134       5.74%          37      2.11%
  Nonaccrual                         0      0.00%             0       0.00%              0       0.00%           0      0.00%
                              --------   -------        -------   --------       ---------   --------     --------   -------

    Total delinquent
       loans                  $  2,255     100.00%     $  2,324     100.00%      $   2,333     100.00%    $  1,753    100.00%
                              ========    =======       =======   ========       =========   ========     ========   =======

Source:  Hopkinsville Federal Savings Bank's Regulatory Report

===============================================================================

===============================================================================

                                   TABLE 16

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                             NONPERFORMING ASSETS


                                                      ----------------------------------------------------------------------
                                                      AT MARCH 31,                          AT DECEMBER 31,
                                                          1997              1996                1995                1994
                                                      ----------------------------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)
Nonperforming assets                                    $       0         $      0              $      0            $      0

Accruing loans delinquent 90 days and over:             $     187         $    266              $    134            $     37

Loans account for on a nonaccrual basis:
    Real estate:
       Residential                                      $       0         $      0              $      0            $      0
       Nonresidential                                           0                0                     0                   0
       Consumer and other                                       0                0                     0                   0
                                                                -                -                     -                   -
           Total nonaccrual loans                       $       0         $      0              $      0            $      0

       Total nonperforming loans                        $     187         $    266              $    134            $     37
                                                        =========         ========              ========            ========

Allowance for loan losses                               $     217         $    217              $    122            $    122

Nonperforming loans as a percent of
    total loans                                              0.19%            0.28%                 0.16%               0.05%

Allowance for loan losses as a
    percent of nonperforming loans                         116.28%           81.75%                91.23%             330.41%

Source:  Hopkinsville Federal Savings Bank's Prospectus

===============================================================================

================================================================================

                                   TABLE 17

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                               CLASSIFIED ASSETS

                            ----------------------------------------------------------------------------------
                                AT MARCH 31,                           AT DECEMBER 31,
                                   1997                  1996                 1995                 1994
                            ----------------------------------------------------------------------------------
                                                                                     (IN THOUSANDS)
CLASSIFIED ASSETS:
     Substandard                        $     187             $     266            $     134            $      37

     Doubtful                                   0                     0                    0                    0

     Loss                                       0                     0                    0                    0
                                                -                     -                    -                    -

          Total classified assets       $     187             $     266            $     134            $      37
                                        =========              ========             ========             ========

Source:  Hopkinsville Federal Savings Bank's Regulatory Report

================================================================================

================================================================================

                                   TABLE 18

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                           ALLOWANCE FOR LOAN LOSSES

                                         -------------------------------------------------------------------------------------
                                                                                     FISCAL YEAR ENDED
                                           AT MARCH 31,                                DECEMBER 31,
                                              1997                  1996                   1995               1994
                                         --------------------------------------------------------------------------------------
                                                                      (DOLLARS IN THOUSANDS)
  Balance at beginning of period                      $     217        $     122            $     122            $     122

  Charge-offs                                                 0                5                    0                    0
  Recoveries                                                  0                0                    0                    0
                                                              -                -                    -                    -
  Net (charge-offs) recoveries                                0                5                    0                    0

  Provision for loan losses                                   0              100                    0                    0
                                                              -              ---                    -                    -

  Balance at end of period                            $     217        $     217            $     122            $     122
                                                      =========         ========             ========             ========


  Ratio of net (charge-offs) recoveries
     to average loans outstanding
     during the period                                       NA          0.0053%              0.0000%              0.0000%
  Ratio of allowance for loan losses
     to total loans                                       0.22%            0.23%                0.14%                0.16%

 Source:  Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================

                                   TABLE 19

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                       INVESTMENT PORTFOLIO COMPOSITION

                                     -------------------------------------------------------------------------------
                                                    AT MARCH 31,
                                                       1997                                   1996
                                     -------------------------------------------------------------------------------
                                     CARRYING    % OF       MARKET      % OF   CARRYING   % OF      MARKET     % OF
                                       VALUE     TOTAL      VALUE      TOTAL     VALUE    TOTAL      VALUE     TOTAL
                                     -------------------------------------------------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
 INVESTMENT SECURITIES:

 Available for sale:*                 $5,094      6.15%      $5,094     6.21%    $5,110    5.06%    $5,110     5.07%

 Intrieve stock                           15      0.02%          15     0.02%        15    0.01%        15     0.01%
                                          --      -----          --     -----        --    -----        --     -----
   Total                              $5,109      6.17%      $5,109     6.23%    $5,125    5.07%    $5,125     5.08%

 Held to maturity:

   Securities                         56,967     68.82%      56,098    68.37%    77,963   77.14%    77,489    76.81%

   Mortgage-backed securities         20,702     25.01%      20,848    25.41%    17,984   17.79%    18,273    18.11%
                                      ------     ------      ------    ------    ------   ------    ------    ------
     Total                            77,669     93.83%      76,946    93.77%    95,947   94.93%    95,762    94.92%

 Total investments                   $82,778    100.00%     $82,055   100.00%  $101,072  100.00%  $100,887   100.00%
                                     =======    =======     =======   =======  ========  =======  ========   =======
                                               -------------------------------------
                                                 AT DECEMBER 31,
                                                                1995
                                               -------------------------------------
                                               CARRYING   % OF       MARKET    % OF
                                                VALUE     TOTAL      VALUE     TOTAL
                                               --------------------------------------
 INVESTMENT SECURITIES:

 Available for sale:*                          $  4,053    3.95%   $  4,053     3.95%

 Intrieve stock                                       0    0.00%          0     0.00%
                                               --------    -----   --------     -----
   Total                                       $  4,053    3.95%   $  4,053     3.95%

 Held to maturity:

   Securities                                    80,990   78.93%     80,796    78.89%

   Mortgage-backed securities                    17,563   17.12%     17,822    17.36%
                                               --------  -------   --------   -------
     Total                                       96,553   96.05%     98,618    96.05%

 Total investments                             $102,606  100.00%   $102,671   100.00%
                                               ========  =======   ========   =======

 * Includes FHLMC stock

 Source: Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================

                                   TABLE 20

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                     MORTGAGE-BACKED SECURITIES PORTFOLIO

                                    -----------------------------------------------------------------------------------------------
                                         AT MARCH 31,                                     AT DECEMBER 31,
                                             1997                            1996                            1995
                                    -----------------------------------------------------------------------------------------------
                                     CARRYING          % OF              CARRYING          % OF          CARRYING            % OF
                                       VALUE          TOTAL              VALUE            TOTAL           VALUE              TOTAL
                                    ------------------------------------------------------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
 BOOK VALUE

 GNMA                                   $ 19,006        91.81%         $  17,532          97.49%         $  17,563      100.00%

 FNMA                                      1,696         8.19%               452           2.51%                 0        0.00%

 FHLMC                                         0         0.00%                 0           0.00%                 0        0.00%
                                               -         -----                 -           -----                 -        -----
   Total-mortgage-backed
     securities                         $ 20,702       100.00%         $  17,984          86.87%         $  17,563       84.84%


 MARKET VALUE

 GNMA                                   $ 19,212        92.15%         $  17,826          97.55%         $  17,822      100.00%

 FNMA                                      1,636         7.85%               447           2.45%                 0        0.00%

 FHLMC                                         0         0.00%                 0           0.00%                 0        0.00%
                                               -         -----                 -           -----                 -        -----
   Total mortgage-backed
     securities                         $ 20,848       100.00%         $  18,273         100.00%         $  17,822      100.00%

 Variance between Book

 Value and Market Value                 $    146                       $     289                         $     259
                                        ========                       =========                         =========

Source: Hopkinsville Federal Savings Bank's Prospectus

===============================================================================

================================================================================

                                   TABLE 21

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                              DEPOSIT COMPOSITION

                                                     -----------------------------------------------------
                                                         AT MARCH 31,
                                                            1997                               1996
                                                     ----------------------------------------------------
                                                         AMOUNT     PERCENT      AMOUNT      PERCENT
                                                     ----------------------------------------------------
                                                                          (DOLLARS IN THOUSAND)
 TRANSACTION ACCOUNTS:
   Non-interest bearing                               $   2,178       1.19%      $  1,784       0.97%
   Demand and NOW accounts                                7,795       4.26%         7,603       4.14%
   Money market                                          37,588      20.52%        36,940      20.09%
   Passbook savings                                      11,795       6.44%        10,632       5.78%
                                                         ------      -----         ------       -----
     Total transaction accounts                       $  59,356      32.41%      $ 56,959      30.99%

   CERTIFICATES OF DEPOSIT:
     2.01% - 4.00%                                    $      38       0.02%      $     38       0.02%
     4.01% - 6.00%                                      102,402      55.91%       103,036      56.05%
     6.01% - 8.00%                                       21,365      11.66%        23,794      12.94%
                                                         ------      ------        ------      ------

        Total certificates of deposits                $ 123,805       67.59%     $126,868      69.01%

        Total deposits                                $ 183,161      100.00%     $183,827     100.00%
                                                      =========      =======     ========     =======
                                                     ---------------------------------------------
                                                       AT DECEMBER 31,
                                                             1995                     1994
                                                     ---------------------------------------------
                                                       AMOUNT     PERCENT     AMOUNT     PERCENT
                                                     ---------------------------------------------
                                                               (DOLLARS IN THOUSANDS)
 TRANSACTION ACCOUNTS:
   Non-interest bearing                                 $   1,236      0.63%     $ 1,135     0.61%
   Demand and NOW accounts                                  7,628      3.92%       6,811     3.72%
   Money market                                            34,782     17.86%      45,053    24.60%
   Passbook savings                                        11,197      5.75%      11,713     6.31%
                                                           ------      -----      ------     -----
     Total transaction account                          $  54,843     28.16%     $64,712    34.85%

   CERTIFICATES OF DEPOSIT:
     2.01% - 4.00%                                      $      58      0.03%     $21,603    11.63%
     4.01% - 6.00%                                         79,288     40.71%      78,894    42.48%
     6.01% - 8.00%                                         60,586     31.11%      20,490    11.03%
                                                           ------     ------      ------    ------

        Total certificates of deposits                  $ 139,932     71.84%    $120,987    65.15%

        Total deposits                                  $ 194,775    100.00%    $185,699   100.00%
                                                        =========    =======    ========   =======

Source: Hopkinsville Federal Savings Bank's Prospectus

===============================================================================

===============================================================================

                                   TABLE 22

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                               DEPOSIT ACTIVITY

                                                    --------------------------------------------------------------------------------
                                                                                               FISCAL YEAR ENDED
                                                        AT MARCH 31,                              DECEMBER 31,
                                                           1997                  1996                 1995                 1994
                                                    -------------------------------------------------------------------------------
                                                                                 (DOLLARS IN THOUSANDS)
 Beginning balance                                        $ 183,827               $194,775             $ 185,699          $ 173,184
 Deposits                                                    60,872                149,771               140,622            136,357
 Withdrawals                                                 63,367                167,560               139,353            129,749
                                                             ------                -------               -------            -------
 Net deposits before interest credited                       (2,495)               (17,789)                1,269              6,608

 Interest credited                                            1,829                  6,841                 7,807              5,907
                                                              -----                  -----                 -----              -----

 Ending balance                                           $ 183,161               $183,827             $ 194,775          $ 185,699
                                                          =========               ========             =========          =========

 Net increase (decrease)                                      ($666)              ($10,948)            $   9,076          $  12,515

 Percent increase (decrease)                                  -0.36%                 -5.62%                 4.89%              7.23%

Source: Hopkinsville Federal Savings Bank's Prospectus

===============================================================================

===============================================================================
                                   TABLE 23

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                              DEPOSIT COMPOSITION

                                        At March 31,                                     At December 31,
                                           1997                       1996                    1996                   1996
                                     -------------------        -------------------     -------------------    -------------------
                                     Amount      Percent        Amout       Percent     Amount      Percent    Amout       Percent
                                     ---------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
CORE DEPOSITS                        $ 59,355     32.41%       $56,959      30.99%      $54,843     28.16%    $64,712      34.85%

CERTIFICATES OF DEPOSIT:

 Maturing in one year or less          72,990     39.85%        77,287      42.04%       91,198     46.82%     66,853      36.00%

 Maturing within one to two years      36,361     19.85%        32,362      17.60%       24,341     12.50%     31,255      16.83%

 Maturing with two to three years       9,415      5.14%        10,433       5.68%       12,611      6.47%      9,453       5.09%

 Maturing after three years             5,040      2.75%         6,786       3.69%       11,782      6.05%     13,427       7.23%
                                        -----      -----         -----       -----       ------      -----     ------       -----
   Total certificates                 123,806     67.59%       126,868      69.01%      139,932     71.84%    120,988      65.15%

Total deposits                       $183,161    100.00%      $183,827     100.00%     $194,775    100.00%   $185,700     100.00%
                                     ========    =======      ========     =======     ========    =======   ========     =======

Source:  Hopkinsville Federal Savings Bank's Prospectus and Bank Financial
         Reports
===============================================================================

================================================================================


                                   TABLE 24

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                                BORROWED FUNDS

                                          -----------------------------------------------------------------------
                                           AT MARCH 31,                        AT DECEMBER 31,
                                              1997            1996                 1995                   1994
                                          -----------------------------------------------------------------------
                                                               (DOLLARS IN THOUSANDS)
FHLB advances                                 $0             $1,317                   $0                   $0

Weighted average interest rate during
  the period of FHLB advances               0.00%              7.59%                0.00%                0.00%


Weighted average interest rate at end
  of period of FHLB advances                0.00%              7.15%                0.00%                0.00%


 Source:  Hopkinsville Federal Savings Bank's Prospectus

 ===============================================================================

================================================================================

                                   TABLE 25

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                                   GAP TABLE

                                    -----------------------------------------------------------------------------
                                     ONE YEAR                                                  OVER
                                     OR LESS        1-5 YEARS     5-10 YEARS   10-15 YEARS   15 YEARS     TOTAL
                                    -----------------------------------------------------------------------------
                                                        (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  One-to-four family loans          $  70,082            $302          $0        $9,199         $0      $ 79,583
  Multi-family residential              1,454               0           0             0          0         1,454
  Construction                          3,912               0           0             0          0         3,912
  Nonresidential                        6,548               0           0             0          0         6,548
  Secured by deposit loans              3,368               0           0             0          0         3,368
  Other consumer loans                    413           3,682          56             0          0         4,151
  Time deposits and interest
    bearing deposits in FHLB            9,000               0           0             0          0         9,000
  Federal funds sold                    8,806               0           0             0          0         8,806
  Investment securities                14,106          47,970           0             0          0         62,07
  Mortgage-backed securities           16,255           2,865       1,582             0          0        20,702
                                     --------           -----       -----             -          -        ------
  Total interest earning assets      $133,944         $54,819      $1,638        $9,199         $0      $199,600
                                     ========        ========      ======        ======      =====      ========

INTEREST-BEARING LIABILITIES:

  Deposits                            130,168         50, 815           0             0          0       180,983

Interest sensitivity gap               $3,776          $4,004      $1,638       $ 9,199    $     0      $ 18,617
Cumulative interest                    $3,776          $7,780      $9,418       $18,617    $18,617      $ 18,617
sensitivity gap
Ratio of cumulative gap to
  interest-earning assets                1.89%           3.90%       4.72%         9.33%      9.33%         9.33%

================================================================================

Source: Hopkinsville Federal Savings Bank's Prospectus

================================================================================

                                   TABLE 26

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                 OFFICES OF HOPKINSVILLE FEDERAL SAVINGS BANK
                               AT MARCH 31, 1997

-----------------------------------------------------------------------------------------------------

                                                                                       BOOK VALUE (1)
DESCRIPTION/ADDRESS                    LEASED/OWNED  DATE ACQUIRED    SQUARE FOOTAGE   (IN THOUSANDS)
-----------------------------------------------------------------------------------------------------
Hopkinsville - main office                 Owned         1995           16,575               $1,940

Hopkinsville - downtown office (2)         Owned         1966           11,926                  183

Murray                                     Owned         1969            4,800                   82

Cadiz (3)                                 Leased         1974              600                   75

Elkton                                     Owned         1976            3,400                   50

(1) Represents the book value of land, building, furniture, fixtures and equipment owned by the Bank.
(2) Currently for sale. The Bank plan is constructing a new branch office at 7th and Virginia Streets in Hopkinsville.
(3) This branch office will be relocated in Cadiz on a lot purchased by the Bank. The $75 thousand shown represents the cost of the site for the new facility.

Source:  Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================

                                   TABLE 27

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                      LIST OF KEY OFFICERS AND DIRECTORS
                               AT MARCH 31, 1997

---------------------------------------------------------------------------------------------------------------
                                                                                                YEAR OF
NAME                POSITION                             TERM                AGE              COMMENCEMENT
                                                        EXPIRES                             OF DIRECTORSHIP
------------------------------------------------------------------------------------------------------------------
WD Kelley           Chairman of the Board                1998                 76                  1972
D. B. Bostick,      Director                             1998                 71                  1972
Jr.
J. Noble Hall,      Director                             1999                 76                   1962
Jr.
Clifton H.          Director                             1998                 76
                    1977
Cochran
Drury R. Embry      Director                             2000                 76                   1969
Walton G. Ezell     Director                             1998                 63                   1965
Chester K. Wood     Director                             1999                 89                   1957


Bruce Thomas        Director, President and CEO          2000                 59                   1990
Peggy R. Noel       Director and Executive Vice          2000                 58                   1995
                    President
Boyd M. Clark       Director and Senior Vice President   1999                 51                   1990

Source:  Hopkinsville Federal Savings Bank's Prospectus

================================================================================

================================================================================

                                   TABLE 28

                      NATIONAL INTEREST RATES BY QUARTER
                           1993 - FIRST QUARTER 1997

                            -------------------------------------------------------------------------------------
                            FIRST QUARTER       SECOND QUARTER            THIRD QUARTER           FOURTH QUARTER
                                1993                1993                      1993                     1993
                            -------------------------------------------------------------------------------------
Prime Rate                      6.00%              6.00%                     6.00%                    6.00%
90-Day Treasury Bill            2.93%              3.07%                     2.96%                    3.05%
1 Year Treasury Note            3.27%              3.43%                     3.35%                    3.58%
30 Year Treasury Note           6.92%              6.67%                     6.03%                    6.35%

                            -------------------------------------------------------------------------------------
                            FIRST QUARTER       SECOND QUARTER            THIRD QUARTER           FOURTH QUARTER
                                1994                1994                      1994                     1994
                            -------------------------------------------------------------------------------------
Prime Rate                      6.25%              7.25%                     7.75%                    8.50%
90-Day Treasury Bill            3.54%              4.23%                     5.14%                    5.66%
1 Year Treasury Note            4.40%              5.49%                     6.13%                    7.15%
30 Year Treasury Note           7.11%              7.43%                     7.82%                    7.88%


                            -------------------------------------------------------------------------------------
                            FIRST QUARTER       SECOND QUARTER            THIRD QUARTER           FOURTH QUARTER
                                1995                1995                      1995                     1995
                            -------------------------------------------------------------------------------------
Prime Rate                      9.00%              9.00%                     8.75%                    8.50%
90-Day Treasury Bill            5.66%              5.58%                     5.50%                    5.32%
1 Year Treasury Note            6.51%              5.62%                     5.72%                    5.02%
30 Year Treasury Note           7.43%              6.71%                     6.48%                    5.96%


                            -------------------------------------------------------------------------------------
                            FIRST QUARTER       SECOND QUARTER            THIRD QUARTER           FOURTH QUARTER
                                1996                1996                      1996                     1996
                            -------------------------------------------------------------------------------------
Prime Rate                      8.25%              8.25%                     8.25%                    8.25%
90-Day Treasury Bill            5.16%              5.24%                     5.32%                    5.05%
1 Year Treasury Note            5.40%              5.78%                     5.60%                    5.50%
30 Year Treasury Note           6.72%              6.90%                     6.92%                    6.58%


                            -------------------------------------------------------------------------------------
                            FIRST QUARTER       SECOND QUARTER            THIRD QUARTER           FOURTH QUARTER
                                1996                1996                      1996                     1996
                            -------------------------------------------------------------------------------------
Prime Rate                      8.50%
90-Day Treasury Bill            5.30%
1 Year Treasury Note            5.83%
30 Year Treasury Note           7.08%

Source:  The Wall Street Journal and Bloomberg Market Research

================================================================================

================================================================================

                                   TABLE 29

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

        MARKET DATA FOR SELECTED PUBLICLY-TRADED THRIFT INSTITUTIONS *
              SELECTED GROUPS EXCLUDING MUTUAL HOLDING COMPANIES
                              AS OF MAY 29, 1997

                                                       -------------------------------------------------
                                                        PRICE TO          PRICE TO             PRICE TO
                                                          BOOK           LTM EPS **             ASSETS
                                                          (%)              (X)                  (%)
                                                       -------------------------------------------------
SEGMENT DESCRIPTION:
All Thrift - Medians                                     124.90            15.13                13.53
All Thrift - Averages                                    137.75            16.94                15.37

Thrifts with Assets more than $500 million
Medians                                                  153.79            14.67                11.74
Averages                                                 165.24            16.50                13.26

Thrifts with Assets less than $500 million
Medians                                                  110.65            15.37                14.64
Averages                                                 120.01            17.28                16.75

EQUITY-TO-ASSET GROUPS*

Over 10%
Medians                                                  106.97            16.79                17.11
Averages                                                 111.08            19.11                19.89

From 7% to 10%
Medians                                                  130.36            14.56                11.72
Averages                                                 135.58            15.08                11.19

Under 7%
Medians                                                  135.53            12.47                 7.84
Averages                                                 141.08            13.64                 9.92

* Selected publicly traded companies include those with assets less than $500 million.
**  Adjusted to exclude SAIF assessment where applicable

Source:  SNL Securities, L.P. and National Capital calculations

================================================================================

================================================================================

                                   TABLE 30

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

        MARKET DATA FOR SELECTED PUBLICLY-TRADED THRIFT INSTITUTIONS *
                      EXCLUDING MUTUAL HOLDING COMPANIES
                         GEOGRAPHIC REGIONAL AVERAGES
                              AS OF MAY 29, 1997

                              -----------------------------------------------------
                                PRICE TO          PRICE TO             PRICE TO
                                  BOOK           LTM EPS **             ASSETS
                                  (%)              (X)                   (%)
                              ----------------------------------------------------
Mid-Atlantic                    118.82           15.15                 13.28

Midwestern                      112.70           18.30                 17.26

Northeastern                    135.74           14.04                 12.97

Southeastern                    132.26           18.73                 22.06

Southwestern                    117.06           18.79                 15.21

Western                         124.51           17.74                 15.05

DISTRICT AVERAGE                123.52           17.13                 15.97



* Selected publicly traded thrifts with assets less than $500 million. ** Reflects adjustment to exclude SAIF assessment where applicable.


Source: SNL Securities, L.P. and National Capital calculations

================================================================================

================================================================================
                                Table 31

                          RECENT CONVERSION ACTIVITY
                   Selected Smaller Publicity Traded Thrifts
            Original Offering Statistics and Current Market Pricing
                           Since September 30, 1996
                              As of May 29, 1997

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 CURRENT
                                                                                           TOTAL                  STOCK
                                                                                          SHARES    IPO PRICE     PRICE    INCREASE
TICKER    START TIME                        CITY              STATE      IPO DATE         ISSUED          ($)        ($)        ($)
------------------------------------------------------------------------------------------------------------------------------------
AFBC      Advance Financial Bancorp         Wellsburg         WV         01/02/97      1,084,450       10.000     14.000     40.00%
AFED      AFSALA Bancorp Inc.               Amsterdam         NY         10/01/96      1,454,750       10.000     13.500     35.00%
BFFC      Big Foot Financial Corp.          Long Grove        IL         12/20/96      2,512,750       10.000     15.875     58.75%
CENB      Century Bancorp Inc.              Thomasville       NC         12/23/96        407,330       50.000     68.250     35.50%
CFNC      Carolina Fincorp Inc.             Rockingham        NC         11/25/96      1,651,500       10.000     14.250     42.50%
CNBA      Chester Bancorp Inc.              Chester           IL         10/98/96      2,182,125       10.000     15.000     50.00%
DCBI      Delphos Citizens Bancorp Inc.     Delphos           OH         11/21/96      2,038,719       10.000     14.000     40.00%
EFBC      Empire Federal Bancorp Inc.       Livingston        MT         01/27/97      2,592,100       10.000     13.375     33.75%
FTNB      Fulton Bancorp Inc.               Fulton            MO         10/18/96      1,719,250       10.000     19.000     90.00%
GSLA      GS Financial Corp.                Metairie          LA         04/01/97      3,438,500       10.000     14.250     42.50%
HCBB      HCB Bancshares Inc.               Camden            AR         05/07/97      2,645,000       10.000     13.000     30.00%
HCFC      Home City Financial Corp.         Springfield       OH         12/30/96        952,200       10.000     13.375     33.75%
HMLK      Hemlock Federal Financial Corp    Oak Forest        IL         04/02/97      2,076,325       10.000     13.250     32.50%
MRKF      Market Financial Corporation      Mount Healthy     OH         03/27/97      1,335,725       10.000     12.375     23.75%
NSBC      NewSouth Bancorp, Inc.            Washington        NC         04/08/97      2,909,500       15.000     24.000     60.00%
PLSK      Pulaski Savings Bank, MHC         Springfield       NJ         04/03/97        952,000       10.000     12.750     27.50%
PSFC      Peoples-Sidney Financial Corp.    Sidney            OH         04/28/97      1,785,375       10.000     13.250     32.50%
PSFI      PS Financial Inc.                 Chicago           IL         11/27/96      2,182,125       10.000     13.750     37.50%
RIVR      River Valley Bancorp              Madison           IN         12/20/96      1,190,250       10.000     14.750     47.50%
SCBS      Southern Community Bancshares     Cullman           AL         12/23/96      1,137,350       10.000     14.000     40.00%
SSFC      South Street Financial Corp.      Albemarie         NC         10/03/96      4,496,500       10.000     16.250     62.50%

                                                              ----------------------------------------------------------------------
                                                                 AVERAGE              1,849,715        12.143     17.250     42.69%
                                                                  MEDIAN              1,861,500       10.,000     14.000     40.00%
                                                              ----------------------------------------------------------------------
                            PRICE        PRICE       PRICE
             GROSS      PRO-FORMA    PRO-FORMA    ADJUSTED     CONVERSION
           PROCEEDS      TANG BECK    EARNINGS      ASSETS         ASSETS
TICKER       ($000)            (%)         (%)         (%)          ($000)
--------------------------------------------------------------------------
AFBC         10,845         71.086        9.68        10.6          91,852
AFED         14,458         71.731        8.32         9.9         133,046
BFFC         25,126         72.674       14.87        11.4         194,624
CENB         20,367         72.105       13.68        20.0          81,304
CFNC         18,515         76.979       11.62        16.4          94,110
CNBA         21,821         72.102       11.09        13.9         134,781
DCBI         20,387         72.228       10.89        18.8          88,022
EFBC         25,921         68.093       21.74        23.0          86,810
FTNB         17,193         72.528       10.77        18.7          85,496
GSLA         34,385         63.754       27.02        28.4          86,521
HCBB         28,450         71.953       28.57        13.4         171,241
HCFC          9,522         71.203        9.92        14.6          55,728
HMLK         20,763         71.624       13.30        12.4         146,595
MRKF         13,357         71.067       17.73        22.7          45,547
NSBC         43,643         76.654       14.92        18.4         194,139
PLSK          9,522        103.154        9.85         5.7         158,728
PSFC         17,854         71.242       11.49        17.0          88,882
PSFI         21,821         71.927       14.45        29.0          53.520
RIVR         11,903         72.961        9.24        12.1          86,604
SCBS         11,374         74.388        9.85        15.0          64,381
SSFC         44,985         76.319       17.66        21.2         166,978

          ----------------------------------------------------------------
             20,966         72.70        14.12       16.70         109,863
             20,367         72.10        11.82       16.40          86,022
          ----------------------------------------------------------------

* Adjusted to exclude the SAIF assesment where applicable

Source: SNL Securities, L.P.                     National Capital Companies, LLC

================================================================================

                                  Exhibit 1

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                               OFFICE LOCATIONS

                              [MAP APPEARS HERE]

===============================================================================
                                 EXHIBIT II-1

                     SELECTED KENTUCKY MARKET DEMOGRAPHICS

                                  POPULATION

  ----------------------------------------------------------------------------
                                                                   1990-94
                                                                    ANNUAL
     COUNTY              1980       1990       1994      1999       CHANGE *
  ----------------------------------------------------------------------------
     Christian          66,878     68,941     67,997    68,608      -0.30%

     Calloway           30,031     30,735     31,850    32,665       0.80%

     Trigg               9,384     10,361     11,307    12,199       2.10%

     Todd               11,874     10,940     11,147    11,240       0.40%
                       -------    -------    -------    ------       ----
     TOTAL             118,167    120,977    122,301   124,712       1.09%

     State Average                                                   0.90%
     National Average                                                1.10%




     * Calculations derived from The Sourcebook of County Demographics

     Source:  The Sourcebook of County Demographics

==============================================================================

==============================================================================

                                 EXHIBIT II-2

                     SELECTED KENTUCKY MARKET DEMOGRAPHICS

                                  HOUSEHOLDS

  ----------------------------------------------------------------
                                                        1990-94
                                                         ANNUAL
     COUNTY              1990       1994       1999      CHANGE *
  ----------------------------------------------------------------
     Christian          21,636     21,439     21,714    -0.20%

     Calloway           11,607     12,052     12,379     0.90%

     Trigg               4,104      4,494      4,859     2.20%

     Todd                4,104      4,185      4,222     0.50%
                       -------    -------    -------    ------
     TOTAL              41,451     42,170     43,174     1.73%

     State Average                                       0.90%
     National Average                                    1.10%



     * Calculations derived from The Sourcebook of County Demographics

     Source:  The Sourcebook of County Demographics

==============================================================================

================================================================================

                                 EXHIBIT II-3

                     SELECTED KENTUCKY MARKET DEMOGRAPHICS

                               AGE DISTRIBUTION

---------------------------------------------------------------------------
COUNTY                  less than 19    20-24     25-44     45-60      65+
---------------------------------------------------------------------------
Christian                     32.30%   10.40%    32.10%    15.10%    10.10%

Calloway                      22.90%   13.10%    28.90%    19.10%    16.00%

Trigg                         24.60%    5.80%    25.60%    23.70%    20.30%

Todd                          28.70%    6.10%    28.70%    20.50%    16.00%
                              ------    -----    ------    ------    ------
AVERAGE                       27.13%    8.85%    28.83%    19.60%    15.60%


State Average                 28.50%    7.30%    31.10%    20.10%    13.00%

National Average              28.80%    7.20%    32.00%    19.30%    12.70%

Columns may not add due to rounding

Source: The Sourcebook of County Demographics

================================================================================

==============================================================================

                                 EXHIBIT II-4

                     SELECTED KENTUCKY MARKET DEMOGRAPHICS

                            MEDIAN HOUSEHOLD INCOME

  ------------------------------------------------------

                                               1994-99
     COUNTY              1994       1999       CHANGE*
  ------------------------------------------------------
     Christian         $25,617    $27,138      5.94%

     Calloway           21,878     21,855     -0.11%

     Trigg              22,606     24,218      7.13%

     Todd               23,952     25,871      8.01%
                       -------    -------      -----
     AVERAGE           $23,513    $24,771      5.35%


     State Average     $26,165    $26,124     -0.16%
     National Average  $33,900    $34,564      1.96%



     Source:  The Sourcebook of County Demographics

==============================================================================

===============================================================================

                                 EXHIBIT II-5

                     SELECTED KENTUCKY MARKET DEMOGRAPHICS

                        MARKET AREA BANKS AND THRIFTS*

     --------------------------------------------------------------------------

                                                                     NUMBER      TOTAL      TOTAL
                                                                       OF        ASSETS     DEPOSITS
      NAME                                  TYPE    HEADQUARTERS    BRANCHES     (000S)     (000S)
     -----------------------------------------------------------------------------------------------
      Bank Of Cadiz                         Bank       Trigg           1        $52,635    $42,498
      Dees Bank of Hazel                    Bank      Calloway         0         27,336     22,304
      Elkton Bank & Trust Company           Bank        Todd           3         62,455     53,678
      Pennyrile Citizens B & T Company      Bank     Christian         2         66,804     46,421
      Trigg County Farmers Bank             Bank       Trigg           2         88,252     69,692
      United Commonwealth Bank, FSB         Thrift    Calloway         0         43,704     29,640
      United Southern Bank                  Bank     Christian         3         60,033     53,814
                                                                                 ------     ------
                                      TOTAL                                    $401,219   $318,047

      Hopkinsville Federal Savings Bank  Thrift  Christian             5       $211,702   $193,000


     * Banks and thrifts headquartered in Hopkinsville Federal's market area As of June 30, 1996

     Source:  Sheshunoff Information Services, Inc.

================================================================================

===============================================================================

                                 EXHIBIT III-1

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                     COMPARISON OF BALANCE SHEET PROFILES


                                                ------------------------------------------------------
                                                     HOPKINSVILLE                CENTRAL REGION
                                                       FEDERAL                SAVINGS INSTITUTIONS
                                                     SAVINGS BANK               (405 IN  TOTAL)
                                                ------------------------------------------------------

                                                  PERCENT OF ASSETS            PERCENT OF ASSETS
                                                  DECEMBER 31, 1996            DECEMBER 31, 1996
      Cash & Investments                               42.58%                       13.91%
      Mortgage Securities                               8.80%                       12.18%
      Net Mortgage Loans                               43.03%                       60.65%
      Other Loans                                       3.69%                        8.03%
                                                        -----                        -----

      Total Interest Bearing Assets                    98.10%                       94.77%

      Fixed Assets                                      1.14%                        1.13%
      Other Real Estate Owned                           0.00%                        0.19%
      Investment in Subsidiaries                        0.00%                        1.23%
      Other Assets                                      0.76%                        2.69%
                                                        -----                        -----

      TOTAL ASSETS                                     100.00%                      100.00%
                                                       =======                      =======


      Deposits                                         89.94%                       71.09%
      Borrowings                                        0.64%                       18.52%
      Other Liabilities                                 1.15%                        1.94%
                                                        -----                        -----

      Total Liabilities                                91.73%                       91.56%

      Equity Capital                                    8.27%                        8.44%
                                                        -----                        -----

      TOTAL LIABILITIES AND EQUITY                     100.00%                      100.00%
                                                       =======                      =======


     Columns may not add due to rounding

     Source:  Office of Thrift Supervision

================================================================================

===============================================================================

                                 EXHIBIT III-2

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                        COMPARISON OF INCOME STATEMENTS

                                                ------------------------------------------------------
                                                     HOPKINSVILLE                CENTRAL REGION
                                                       FEDERAL                SAVINGS INSTITUTIONS
                                                     SAVINGS BANK               (405 IN  TOTAL)
                                                ------------------------------------------------------


                                                              PERCENT OF AVERAGE ASSETS
                                                      FISCAL YEAR               LAST TWELVE MONTHS
                                                         ENDED                        ENDED
                                                   DECEMBER 31, 1996            DECEMBER 31, 1996
      Interest Income                                    6.34%                        6.96%
      Interest Expense                                   4.68%                        4.21%
                                                         -----                        -----
          Net Interest Income                            1.66%                        2.75%

      Less:  Provision for Loan Losses                   0.05%                        0.15%

      Noninterest Income                                 0.28%                        0.93%
      Noninterest Expense                                1.77%         (1)            2.47%       (2)
                                                         -----                        -----
          Net Operating Income                           0.13%                        1.06%

      Less:  Taxes                                       0.04%                        0.35%

      Other                                              0.00%                       -0.03%
                                                         -----                        -----

      NET INCOME AFTER TAXES                             0.09%                        0.68%
                                                         =====                        =====

     (1) In 1996 the Bank paid a special assessment of $1.23 million to recapitalize the SAIF fund, totaling .59% of average assets.

     (2)  Percentage includes the SAIF special assessment.


     Columns may not add due to rounding


     Source: Office of Thrift Supervision

================================================================================

===============================================================================
                             EXHIBIT III-3

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                          EMPLOYMENT BY PLACE OF WORK

     ------------------------------------------------------------------------------------------------
                                          1996                                1995
                                                                         COUNTY
     INDUSTRY GROUP                  U.S.    KENTUCKY     CHRISTIAN     CALLOWAY      TRIGG     TODD
     ------------------------------------------------------------------------------------------------
     Mining                         0.48%     1.38%         0.68%        0.00%         N/A      N/A

     Construction                   4.52%     4.60%         3.50%        5.10%        4.50%    2.11%

     Finance/Insurance/Real Estate  5.84%     4.04%         3.30%        2.20%        3.50%    2.70%

     Manufacturing                 15.29%    18.65%        27.50%       20.30%       36.70%   47.87%

     Services                      28.74%    24.43%        21.70%       12.00%       12.70%    6.10%

     Transportation/Utilities       5.28%     5.58%         2.80%        N/A          2.40%
3.10d

     Wholesale/Retail Trade        23.57%    23.99%        25.10%       27.10%       18.20%   19.77%

     Government                    16.28%    17.33%        14.50%       25.10%       19.80%   16.90%


     Unemployment                   5.40%     5.60%         5.50%        4.00%        4.70%    4.50%




     Source: Employment and Earnings, U.S. Department of Labor, Bureau of Labor Statistics and Kentucky Workforce Development Cabinet, Department for Employment Services, Research and Statistics Branch

================================================================================

================================================================================

                                 EXHIBIT III-4

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                               KEY HOUSING DATA

                                   ------------------------------------------------------------------

                                                                                COUNTY
                                     U.S.    KENTUCKY     CHRISTIAN     CALLOWAY      TRIGG     TODD
                                   ------------------------------------------------------------------
     % Annual Rate 1990-1994
       Number of Households           1.10%     0.90%      -0.20%         0.90%        2.20%      0.50%

     Average Value of
       Single-Family Home*        $112,474   $63,128     $54,253       $64,228      $55,460    $49,933

     Average Price Asked of
       Vacant-for-Sale*           $108,304   $60,691     $55,729       $57,356      $48,051    $33,074

     Average Price Asked
       Vacant-for-Rent*               $421      $278        $217          $204         $192       $155

     Owner-Occupied*                 64.20%    69.60%      72.40%        53.40%       75.80%     79.40%

     Renter-Occupied*                35.80%    30.40%      27.60%        46.60%       24.20%     20.60%


     Permits Issued:**
     One-to-four Units           1,139,435    15,368          83            44            7          0
     Five Units or More            294,235     3,425           0             2            6          0


     *    As of 1990
     ** Information for the United States and Kentucky is preliminary for 1996 and the information for the counties pertains to reported building permits in the major cities of the County (Hopkinsville - Christian, Murray - Calloway, Cadiz - Trigg, Elkton and Guthrie - Todd).

     Source: U.S. Department of Commerce, Bureau of the Census, 1990 Census of Population and, CACI Sourcebook of County Demographics and Residential Construction Branch, Manufacturing and Construction Division

================================================================================

================================================================================

                                 EXHIBIT III-5

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                           MARKET SHARE OF DEPOSITS
                                 JUNE 30, 1996

                        ----------------------------------------------------------------------------
                           CHRISTIAN    CALLOWAY     TRIGG         TODD      HOPKIN    HOPKINSVILLE
                             COUNTY      COUNTY      COUNTY       COUNTY    FEDERAL      FEDERAL
                            DEPOSITS    DEPOSITS     DEPOSITS    DEPOSITS   DEPOSITS      SHARE
                             (000S)      (000S)       (000S)      (000S)     (000S)        (%)
                        ----------------------------------------------------------------------------
       Banks               $421,977     $436,792     $112,190    $102,038      - - -       - - -

       Thrifts              112,215       53,738       24,679      31,967     193,000      86.70%

       Credit Unions         99,427        5,899            0           0       - - -       - - -
                             ------        -----            -           -       -----       -----

       Total               $633,619     $496,429     $136,869    $134,005    $193,000      13.78%



     Source:  SNL Branch Migration DataSource v1.6

================================================================================

-------------------------------------------------------------------------------
                               EXHIBIT IV-1
                   SELECTED FINANCIAL AND MARKET STATISTICS
    PUBLICLY TRADED THRIFT INSTITUTIONS EXCLUDING MUTUAL HOLDING COMPANIES
   IN THE MIDWESTERN REGION WITH ASSETS LESS THAN $500 MILLION AND IPO DATE
                           BEFORE SEPTEMBER 30, 1995
                              AS OF MAY 29, 1997

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        CURRENT
                                                                                                                         STOCK
TICKER      SHORT NAME                             CITY              STATE              EXCHANGE           IPO DATE      PRICE
                                                                                                                             $
------------------------------------------------------------------------------------------------------------------------------------

ASBI        AMERIANA BANCORP                       NEW CASTLE         IN                NASDAQ             03/02/97     15.625
ASBP        ASB Financial Corp                     Portsmouth         OH                NASDAQ             05/11/95     11.750
ATSB        AmTrust Capital Corp.                  Peru               IN                NASDAQ             03/28/95     12.125
BDJI        First Federal Bancorporation           Bemidji            MN                NASDAQ             04/04/95     18.500
BWFC        Bank West Financial Corp.              Grand Rapids       MI                NASDAQ             03/30/95     13.500
CAPS        Capital Savings Bancorp, Inc.          Jefferson City     MO                NASDAQ             12/29/93     17.750
CASH        First Midwest Financial Inc.           Storm Lake         IA                NASDAQ             09/20/93     15.500
CBCI        Calumet Bancorp Inc.                   Dolton             IL                NASDAQ             02/20/92     38.000
CBCO        CB Bancorp Inc.                        Michigan City      IN                NASDAQ             12/28/92     34.000
CIBI        Community Investors Bancorp            Bucyrus            OH                NASDAQ             02/07/95     19.000
CKFB        CKF Bancorp Inc.                       Danville           KY                NASDAQ             01/04/95     19.250
CMRN        Cameron Financial Corp                 Cameron            MO                NASDAQ             04/03/95     16.500
EFBI        Enterprise Federal Bancorp             West Chester       OH                NASDAQ             10/17/94     19.000
FBCI        Fidelity Bancorp Inc.                  Chicago            IL                NASDAQ             12/15/93     18.750
FBCV        1ST Bancorp                            Vincennes          IN                NASDAQ             04/07/87     30.500
FBSI        FIRST BANCSHARES INC.                  MOUNTAIN GROVE     MO                NASDAQ                #####     19.000
FCBF        FCB Financial Corp.                    Neenah             WI                NASDAQ             09/24/93     24.500
FFBI        First Financial Bancorp Inc.           Belvidere          IL                NASDAQ             10/04/93     15.500
FFBZ        First Federal Bancorp Inc.             Zanesville         OH                NASDAQ             07/13/92     17.500
FFED        Fidelity Federal Bancorp               Evansville         IN                NASDAQ             08/31/87      7.750
FFHH        FSF Financial Corp.                    Hutchinson         MN                NASDAQ             10/07/94     16.750
FFHS        First Franklin Corporation             Cincinnati         OH                NASDAQ             01/26/88     20.250
FFKY        First Federal Financial Corp.          Elizabethtown      KY                NASDAQ             07/15/87     18.875
FFSL        First Independence Corp.               Independence       KS                NASDAQ             10/08/93     11.281
FFWC        FFW CORP.                              WABASH             IN                NASDAQ                          26.000
FFWD        WOOD BANCORP INC.                      BOWLING GREEN      OH                NASDAQ                #####     16.000
FKKY        Frankfort First Bancorp Inc.           Frankfort          KY                NASDAQ             07/10/95     10.375
FMBD        First Mutual Bancorp Inc.              Decatur            IL                NASDAQ             07/05/95     15.000
FTSB        Fort Thomas Financial Corp.            Fort Thomas        KY                NASDAQ             06/28/95     10.250
GFCO        Glenway Financial Corp.                Cincinnati         OH                NASDAQ             11/30/90     24.750
GFSB        GFS Bancorp Inc.                       Grinnell           IA                NASDAQ             01/06/94     14.000
GTPS        Great American Bancorp                 Champaign          IL                NASDAQ             06/30/95     15.750
GWBC        Gateway Bancorp Inc.                   Catlettsburg       KY                NASDAQ             01/18/95     17.000
HALL        Hallmark Capital Corp.                 West Allis         WI                NASDAQ             01/03/94     19.250
HBBI        Home Building Bancorp                  Washington         IN                NASDAQ             02/08/95     21.000
HBFW        Home Bancorp                           Fort Wayne         IN                NASDAQ             03/30/95     20.125
HFSA        Hardin Bancorp Inc.                    Hardin             MO                NASDAQ             09/29/95     14.625
HHFC        Harvest Home Financial Corp.           Cheviot            OH                NASDAQ             10/10/94     11.000
HMCI        HomeCorp Inc.                          Rockford           IL                NASDAQ             06/22/90     20.875
HVFD        Haverfield Corporation                 Cleveland          OH                NASDAQ             03/19/85     24.750
HZFS        Horizon Financial Svcs Corp.           Oskaloosa          IA                NASDAQ             06/30/94     19.000
INBI        INDUSTRIAL BANCORP                     BELLEVUE           OH                NASDAQ             08/01/95     12.625
INCB        Indiana Community Bank SB              Lebanon            IN                NASDAQ             12/15/94     15.000
KNK         Kankakee Bancorp Inc.                  Kankakee           IL                AMSE               01/06/93     27.375
KYF         Kentucky First Bancorp Inc.            Cynthiana          KY                AMSE               08/29/95     10.625

------------------------------------------------------------------------------------------------------------------------------------

                                                               ADJUSTED                                            TANGIBLES
                                                CURRENT         CURRENT       CURRENT                     TOTAL       EQUITY
                                                  PRICE           PRICE     PRICES ??      PRICE         ASSETS   ??? ASSETS
                                                LTM LPS         LTM LPS      BANK ???     ASSETS         ($000)          (%)
                                                    (X)             (X)           (%)        (%)       NET ????   NET ??????
------------------------------------------------------------------------------------------------------------------------------------

ASBI        AMERIANA BANCORP                      21.70           14.30        116.87     12.67         402,163        10.84
ASBP        ASB Financial Corp                    28.66           18.98        110.64     18.49         109,414        15.74
ATSB        AmTrust Capital Corp.                 27.56           15.09         89.35      8.99          71,031        10.07
BDJI        First Federal Bancorporation          35.58           17.36        107.68     12.03         107,716        11.17
BWFC        Bank West Financial Corp.             23.28           17.73        106.97     16.38         147,019        15.31
CAPS        Capital Savings Bancorp, Inc.         23.36           16.25        162.99     14.11         237,915         8.66
CASH        First Midwest Financial Inc.          16.15           12.48        115.41     11.84         370,177        10.40
CBCI        Calumet Bancorp Inc.                  17.43           13.53        107.86     17.20         494,557        15.94
CBCO        CB Bancorp Inc.                       20.73           16.63        197.56     17.44         226,553         8.83
CIBI        Community Investors Bancorp           18.81           13.02        107.16     12.34          97,446        11.52
CKFB        CKF Bancorp Inc.                      22.13           18.17        116.03     29.65          60,197        23.68
CMRN        Cameron Financial Corp                20.63           16.79         97.52     22.39         197,693        22.96
EFBI        Enterprise Federal Bancorp            22.35           17.40        120.87     14.88         256,704        12.32
FBCI        Fidelity Bancorp Inc.                 21.55           18.14        105.99     10.77         4??,910        10.17
FBCV        1ST Bancorp                           33.52              NA        100.00      7.79         273,090         7.80
FBSI        FIRST BANCSHARES INC.                 16.10           12.46         96.11     13.77         160,048        14.33
FCBF        FCB Financial Corp.                   25.00           19.82        128.21     22.44         268,528        17.51
FFBI        First Financial Bancorp Inc.             NM              NA         88.57      6.91          93,156         7.80
FFBZ        First Federal Bancorp Inc.            22.15           15.61        209.08     14.35         191,686         7.65
FFED        Fidelity Federal Bancorp              51.67           18.40        149.90      7.71         250,285         5.14
FFHH        FSF Financial Corp.                   22.95           18.15        105.55     14.11         367,312        11.77
FFHS        First Franklin Corporation            77.88           22.45        120.46     10.55         226,235         8.76
FFKY        First Federal Financial Corp.         17.64           14.23        165.28     21.12         372,300        12.88
FFSL        First Independence Corp.              23.50           15.65         98.87     10.38         109,230        10.50
FFWC        FFW CORP.                             13.33           10.55        114.29     11.44         158,441        10.01
FFWD        WOOD BANCORP INC.                     16.16           12.49        115.03     14.61         163,498        12.70
FKKY        Frankfort First Bancorp Inc.          39.90           28.26        104.48     27.37         128,328        26.19
FMBD        First Mutual Bancorp Inc.            115.38           44.82        117.46     13.22         424,597        10.65
FTSB        Fort Thomas Financial Corp.           35.34           23.04        100.59     16.19          94,681        16.09
GFCO        Glenway Financial Corp.               26.33           14.54        109.03     10.08         280,813         9.42
GFSB        GFS Bancorp Inc.                      16.67           13.64        135.53     15.69          88,154        11.57
GTPS        Great American Bancorp                98.44           44.92         85.78     20.10         137,898        21.15
GWBC        Gateway Bancorp Inc.                  32.69           23.74        106.52     27.79          65,806        26.09
HALL        Hallmark Capital Corp.                15.91           11.99         97.12      6.79         409,287         6.99
HBBI        Home Building Bancorp                 67.74           27.02        105.63     13.98          46,804        12.07
HBFW        Home Bancorp                          28.35           18.33        115.46     16.11         327,789        13.95
HFSA        Hardin Bancorp Inc.                   28.68           18.39         95.15     12.16         103,354        12.78
HHFC        Harvest Home Financial Corp.          47.83           22.64         99.01     12.37          83,103        12.50
HMCI        HomeCorp Inc.                         65.23           13.95        111.16      7.00         336,447         6.30
HVFD        Haverfield Corporation                28.13           14.85        164.56     13.81         341,664         8.39
HZFS        Horizon Financial Svcs Corp.          24.68           15.20         98.29     10.32          78,368        10.50
INBI        INDUSTRIAL BANCORP                    28.06           15.62        110.65     20.46         333,846        18.49
INCB        Indiana Community Bank SB            100.00           30.98        122.25     15.14          91,329        12.39
KNK         Kankakee Bancorp Inc.                 19.14           12.38        113.59     11.36         342,379        10.06
KYF         Kentucky First Bancorp Inc.           19.68           15.09         97.84     15.76          88,923        16.11

---------------------------------------------------------------------------------------
                                                   MPAs/      RETURN AS     RETURN AS
                                                  ASSETS     AVG ASSETS    AVG EQUITY
                                                     (%)            (%)           (%)
                                                ??? ????           LTM            LTM
---------------------------------------------------------------------------------------
ASBI        AMERIANA BANCORP                        0.35           0.46          0.42
ASBP        ASB Financial Corp                      1.56           0.60          3.01
ATSB        AmTrust Capital Corp.                   2.84           0.29          2.91
BDJI        First Federal Bancorporation            0.21           0.31          2.58
BWFC        Bank West Financial Corp.               0.03           0.75          4.24
CAPS        Capital Savings Bancorp, Inc.           0.16           0.64          7.20
CASH        First Midwest Financial Inc.            0.79           0.75          6.51
CBCI        Calumet Bancorp Inc.                    1.40           1.12          6.91
CBCO        CB Bancorp Inc.                         2.40           1.02         10.70
CIBI        Community Investors Bancorp             0.72           0.67          5.53
CKFB        CKF Bancorp Inc.                        0.89           1.30          5.08
CMRN        Cameron Financial Corp                  0.28           1.12          4.47
EFBI        Enterprise Federal Bancorp              0.01           0.71          5.12
FBCI        Fidelity Bancorp Inc.                   0.70           0.52          4.85
FBCV        1ST Bancorp                             0.71           0.24          2.94
FBSI        FIRST BANCSHARES INC.                   0.08           0.91          5.96
FCBF        FCB Financial Corp.                     0.11           0.91          5.09
FFBI        First Financial Bancorp Inc.            0.27           0.02         -0.26
FFBZ        First Federal Bancorp Inc.              0.52           0.74          9.61
FFED        Fidelity Federal Bancorp                0.12           0.16          2.98
FFHH        FSF Financial Corp.                     0.10           0.64          4.76
FFHS        First Franklin Corporation              0.50           0.14          1.57
FFKY        First Federal Financial Corp.           0.11           1.25          8.98
FFSL        First Independence Corp.                0.46           0.50          4.28
FFWC        FFW CORP.                               0.22           0.89          8.73
FFWD        WOOD BANCORP INC.                       0.02           1.00          7.51
FKKY        Frankfort First Bancorp Inc.            0.00           0.64          2.31
FMBD        First Mutual Bancorp Inc.               0.04           0.14          0.76
FTSB        Fort Thomas Financial Corp.             2.02           0.50          2.48
GFCO        Glenway Financial Corp.                 0.16           0.38          3.97
GFSB        GFS Bancorp Inc.                        1.54           0.98          8.41
GTPS        Great American Bancorp                  0.01           0.25          1.00
GWBC        Gateway Bancorp Inc.                    0.60           0.82          3.26
HALL        Hallmark Capital Corp.                  0.01           0.45          6.32
HBBI        Home Building Bancorp                   0.52           0.20          1.48
HBFW        Home Bancorp                            0.00           0.56          3.78
HFSA        Hardin Bancorp Inc.                     0.36           0.50          3.17
HHFC        Harvest Home Financial Corp.            0.15           0.27          1.89
HMCI        HomeCorp Inc.                           3.25           0.11          1.86
HVFD        Haverfield Corporation                  1.00           0.49          5.80
HZFS        Horizon Financial Svcs Corp.            1.02           0.43          3.87
INBI        INDUSTRIAL BANCORP                      0.18           0.73          3.84
INCB        Indiana Community Bank SB                 NA           0.17          1.29
KNK         Kankakee Bancorp Inc.                   0.57           0.61          5.99
KYF         Kentucky First Bancorp Inc.             0.00           0.80          3.95

                   SELECTED FINANCIAL AND MARKET STATISTICS
    PUBLICITY TRADED THRIFT INSTITUTIONS EXCLUDING MUTUAL HOLDING COMPANIES IN THE MIDWESTERN REGION WITH ASSETS LESS THEN $500 MILLION AND IPO DATE
                           BEFORE SEPTEMBER 30, 1995
                              AS OF MAY 28, 1997

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                           ADJUSTED
                                                                                                     CURRENT    CURRENT     CURRENT
                                                                                                       STOCK      PRICE       PRICE
                                                                                                      PRICES    LTM LPS     LTM LPS
TICKER   SHORT NAME                         CITY                STATE     EXCHANGE       IPO DATE        ($)        (X)         (X)
-----------------------------------------------------------------------------------------------------------------------------------
LARK     LANDMARK BANCSHARES INC.           DODGE CITY          KS        NASDAQ         #####        19.500     20.31       15.13
LOGN     Logansport Financial Corp.         Logansport          IN        NASDAQ         06/14/95     14.000     20.00       16.20
LSBI     LSB Financial Corp.                Lafayette           IN        NASDAQ         02/03/95     20.375     19.04          NA
MARN     Marion Capital Holdings            Marion              IN        NASDAQ         03/18/93     23.250     18.90       15.46
MBLF     MBLA FINANCIAL CORP.               MACON               MO        NASDAQ         #####        20.750     21.17       16.63
MCBS     Mid Continent Bancshares Inc.      El Dorado           KS        NASDAQ         06/27/94     26.250     15.00       12.56
MFBC     MFB CORP.                          MISHAWAKA           IN        NASDAQ         #####        19.375     28.49       19.48
MFCX     Marshalltown                       Marshalltown        IA        NASDAQ         03/31/94     15.000     51.72       24.83
MFFC     MILON FEDERAL                      WEST MILTON         OH        NASDAQ         #####        13.875     32.27       22.27
MIFC     MidIowa                            Newton              IA        NASDAQ         10/14/92      8.500     13.71       10.27
MIVI     Mississippi View                   Little Falls        MN        NASDAQ         03/24/95     15.000     25.86       17.67
MSBF     MSB Financial                      Marshall            MI        NASDAQ         02/06/95     21.750     17.40       14.33
MWBI     MIDWEST BANCSHARES INC.            BURLINGTON          IA        NASDAQ         #####        29.500     17.15        9.91
MWFD     Midwest Federal Financial          Baraboo             WI        NASDAQ         07/08/92     20.000     16.81       13.06
NBSI     North Bancshares Inc.              Chicago             IL        NASDAQ         12/21/93     19.500     38.24       24.25
NEIB     Northeast Indiana Bancorp          Huntington          IN        NASDAQ         06/28/95     15.500     16.85       14.48
NSLB     NS&L Bancorp Inc.                  Neosho              MO        NASDAQ         06/08/95     16.500     37.50       24.24
NWEQ     Northwest Equity Corp.             Amery               WI        NASDAQ         10/11/94     15.000     19.23       14.64
OHSL     OHSL Financial Corp.               Cincinnati          OH        NASDAQ         02/10/93     23.750     23.06       15.60
PCBC     Perry County Financial Corp.       Perryville          MO        NASDAQ         02/13/95     19.000     23.75       17.28
PERM     Permanent Bancorp Inc.             Evansville          IN        NASDAQ         04/04/94     24.500     55.68       25.03
PFDC     Peoples Bancorp                    Auburn              IN        NASDAQ         07/07/87     21.750     16.23       12.36
PMFI     Perpetual Midwest Financial        Cedar Rapids        IA        NASDAQ         03/31/94     19.250    128.33       29.45
PTRS     Potters Financial Corp.            East Liverpool      OH        NASDAQ         12/31/93     21.000     28.77       13.50
PVFC     PVF Capital Corp.                  Bedford Heights     OH        NASDAQ         12/30/92     18.000     12.50        9.39
QCFB     QCF Bancorp Inc.                   Virginia            MN        NASDAQ         04/03/95     20.375     13.96       11.49
SBCN     Suburban Bancorporation Inc.       Cincinnati          OH        NASDAQ         09/30/93     17.750     24.32       16.25
SFFC     StateFed Financial Corporation     Des Moines          IA        NASDAQ         01/05/94     18.500     17.13       14.02
SFSB     SuburbFed Financial Corp.          Flossmoor           IL        NASDAQ         03/04/92     23.250     23.97       12.58
SJSB     SJS Bancorp                        St. Joseph          MI        NASDAQ         02/16/95     26.500     80.30       32.01
SMBC     Southern Missouri Bancorp Inc.     Poplar Bluff        MO        NASDAQ         04/13/94     17.000     23.61       16.52
SMFC     Sho-Me Financial Corp.             Mt. Vernon          MO        NASDAQ         07/01/94     33.250     20.03       16.50
SOBI     Sobieski Bancorp Inc.              South Bend          IN        NASDAQ         03/31/95     14.750     50.86       24.82
SWBI     Southwest Bancshares               Hometown            IL        NASDAQ         06/24/92     19.000     19.39       13.61
THR      Three Rivers Financial Corp.       Three Rivers        MI        AMSE           08/24/95     15.000     23.81       15.89
WCBI     Westco Bancorp                     Westchester         IL        NASDAQ         06/26/92     23.250     19.21       14.42
WEFC     Wells Financial Corp.              Wells               MN        NASDAQ         04/11/95     14.000     21.54       14.15
WFCO     Winton Financial Corp.             Cincinnati          OH        NASDAQ         08/04/88     14.500     13.81        9.83
WOFC     Western Ohio Financial Corp.       Springfield         OH        NASDAQ         07/29/94     21.250     44.27       27.46

                                                                                      AVERAGE         18.759     31.23       17.77

                                                                                       MEDIAN         18.813     23.28       15.65

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   TANGIBLES
                                               CURRENT                    TOTAL       EQUITY      MPAs/    RETURN AS    RETURN AS
                                             PRICES ??       PRICE       ASSETS   ??? ASSETS     ASSETS   AVG ASSETS   AVG EQUITY
                                              BANK ???      ASSETS       ($000)          (%)        (%)          (%)          (%)
                                                   (%)         (%)     NET ????   NET ??????   ??? ????          LTM          LTM
-----------------------------------------------------------------------------------------------------------------------------------
LARK     LANDMARK BANCSHARES INC.               107.68       15.75      223,799        14.63       0.11         0.84        5.42
LOGN     Logansport Financial Corp.             112.81       22.18       79,298        19.65       0.45         1.17        5.27
LSBI     LSB Financial Corp.                     99.93        9.75      188,027         9.08       1.34         0.50        5.28

MARN     Marion Capital Holdings                105.73       24.37      174,415        23.05       0.76         1.32        5.71

MBLF     MBLA FINANCIAL CORP.                    96.47       13.02      209,783        13.50       0.25         0.66        4.90

MCBS     Mid Continent Bancshares Inc.          134.89       13.85      371,169        10.04       0.19         1.03        9.21

MFBC     MFB CORP.                               98.90       14.34      234,290        14.51       0.00         0.56        3.38
MFCX     Marshalltown                           106.69       16.66      127,107        15.61       0.00         0.33        2.14
MFFC     MILON FEDERAL                          113.54       18.07      178,757        14.74       0.17         0.53        3.04
MIFC     MidIowa                                126.87       11.53      123,572         9.08       0.13         0.91        9.84
MIVI     Mississippi View                        96.46       17.61       69,755        18.26       0.21         0.68        3.74
MSBF     MSB Financial                          109.08       18.12       75,630        16.61       0.15         1.20        6.05
MWBI     MIDWEST BANCSHARES INC.                 106.5         7.3       139,00         6.94       0.82         0.47        6.77
MWFD     Midwest Federal Financial              195.31       16.16      201,070         8.30       0.14         1.09       12.37
NBSI     North Bancshares Inc.                  115.11       16.82      120,011        14.61       0.00         0.45        2.93
NEIB     Northeast Indiana Bancorp              104.24       15.81      172,874        15.16       0.49         1.04        6.00
NSLB     NS&L Bancorp Inc.                      100.86       20.10       58,089        19.92       0.00         0.50        2.31
NWEQ     Northwest Equity Corp.                 108.54       14.44       96,518        12.25       1.52         0.76        5.88
OHSL     OHSL Financial Corp.                   113.10       12.48      229,812        11.04       0.01         0.60        5.10
PCBC     Perry County Financial Corp.           105.20       19.27       79,714        18.32       0.05         0.78        4.14
PERM     Permanent Bancorp Inc.                 128.61       12.36      412,967         9.61       1.08         0.24        2.37
PFDC     Peoples Bancorp                        115.32       17.50      283,242        15.18       0.40         1.10        7.15
PMFI     Perpetual Midwest Financial            108.70        9.23      397,780         8.49       0.40         0.09        0.98
PTRS     Potters Financial Corp.                 98.18        8.74      116,921         8.90       0.83         0.31        3.47
PVFC     PVF Capital Corp.                      167.13       11.74      356,251         7.02       0.90         1.05       15.56
QCFB     QCF Bancorp Inc.                       107.35       19.42      149,637        18.09         NA         1.36        7.17
SBCN     Suburban Bancorporation Inc.            98.50       11.80      221,926        11.67       0.19         0.50        4.10
SFFC     StateFed Financial Corporation          97.37       17.14       85,282        17.60       0.70         1.04        5.61
SFSB     SuburbFed Financial Corp.              109.98        7.19      407,800         6.54       0.25         0.33        4.94
SJSB     SJS Bancorp                            150.06       15.81      153,767        10.54       0.36         0.20        1.87
SMBC     Southern Missouri Bancorp Inc.         107.26       16.81      165,688        15.67       1.10         0.71        4.44
SMFC     Sho-Me Financial Corp.                 158.41       16.59      304,496         9.54       0.08         0.91        8.65
SOBI     Sobieski Bancorp Inc.                   84.19       14.17       79,080        15.40       0.25         0.28        1.64
SWBI     Southwest Bancshares                   125.08       13.49      371,563        10.79       0.18         0.74        6.81
THR      Three Rivers Financial Corp.            98.88       13.55       91,165        13.71       1.21         0.57        3.91
WCBI     Westco Bancorp                         123.08       19.16      309,921        15.57       0.84         1.10        7.05
WEFC     Wells Financial Corp.                   98.59       14.04      201,886        14.23       0.21         0.64        4.47
WFCO     Winton Financial Corp.                 134.14        9.38      307,174         7.00         NA         0.72        9.77
WOFC     Western Ohio Financial Corp.            97.12       12.28      400,059        12.74       0.49         0.31        2.28

                          AVERAGE               115.60      14.740      210,372        12.97       0.53         0.65        4.93

                           MEDIAN               108.20      14.140      183,392        12.29       0.27         0.64        4.62

 Source:  SNL Securities, L.P.

                                                 NATIONAL CAPITAL COMPANIES, LLC

                                 EXHIBIT IV-1A

                             MONTHLY MARKET REPORT


                                 INDEX VALUES

                                          INDEX VALUES                           PERCENT CHANGE
                               ---------------------------------------     -----------------------------
                               04/30/97   1 MONTH      YTD     52 WEEK       1 MONTH     YTD    52 WEEK
All Pub. Traded Thrifts          537.2     527.7      483.6     380.2          1.79     11.08    41.30
MHC Index .                      587.7     600.3      538.0     455.7         -2.11      9.22    28.95
Insurance Indices
--------------------------------------------------------------------------------------------------------
SAIF Thrifts                     484.2     475.6      439.2     356.3          1.80     10.23    35.88
BIF Thrifts                      689.7     677.9      615.8     451.8          1.74     11.81    52.67

Stock Exchange Indices
-------------------------------------------------------------------------------------------------------
AMEX Thrifts                     166.7     165.9      156.2     134.7          0.48      6.73    23.72
NYSE Thrifts                     314.7     303.4      277.3     249.9          3.74     13.52    25.95
OTC Thrifts                      622.5     617.2      569.7     460.3          0.85      9.26    35.24

Geographical Indices
-------------------------------------------------------------------------------------------------------
Mid-Atlantic Thrifts           1,077.4   1,051.1      970.7     746.3          2.50     10.99    44.36
Midwestern Thrifts             1,234.5   1,226.6    1,159.3     979.8          0.64      6.49    25.99
New England Thrifts              458.4     460.9      428.9     319.0         -0.54      6.88    43.70
Southeastern Thrifts             499.4     490.6      447.2     380.6          1.78     11.66    31.21
Southwestern Thrifts             347.5     349.1      315.9     255.6         -0.44     10.03    35.97
Western Thrifts                  539.7     526.0      474.7     364.5          2.61     13.69    48.05

Asset Size Indices
-------------------------------------------------------------------------------------------------------
Less than $250M                  639.4     634.8      588.6     544.7          0.73      9.01    17.40
$250M to $500M                   865.2     861.7      789.8     691.6          0.41      9.55    25.11
$500M to $1B                     558.9     565.1      521.8     429.5         -1.10      7.11    30.11
$1B to $5B                       593.8     592.0      546.0     431.2          0.30      8.74    37.72
Over $5B                         344.1     333.4      305.8     231.8          3.21     12.51    48.43

Comparative Indices
-------------------------------------------------------------------------------------------------------
Dow Jones Industrials          7,009.0   6,583.5    6,448.3   5,569.1          6.46      8.70    25.86
S&P 500                          801.3     757.1      740.7     654.2          5.84      8.18    22.50



     ?????????????????????????????????????????????????????????????????????????

     Mid-Atlantic: DE, DC, PA, MD, NJ, NY, Midwestern: IA, IL, IN, KS, KY, MI,MN, MO, ND, NE, OH, SD, WI; New England: CT, ME, MA, NH, AI, VT;
     Southeastern: AL, AR, FL GA, MS, NC, SC, TN, VA, WV, Southwestern: CO, LA, NM. OK. TX, OT, UT; Western: AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

================================================================================

                                 EXHIBIT IV-2

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                               COMPARABLE GROUP

---------------------------------------------------------------------------------------------------------------------
                                                                                          STATE OR        TOTAL
                                                                              HOLDING     FEDERAL        ASSETS
TICKER        NAME                              HEADQUARTERS                  COMPANY?    CHARTER        ($000)
---------------------------------------------------------------------------------------------------------------------
ASBI          Ameriana Bancorp                  New Castle, Indiana             Yes       Federal         402,163
FBSI          First Bancshares Inc.             Mountain Grove, Missouri        Yes        State          160,048
FFWC          FFW Corp.                         Wabash, Indiana                 Yes       Federal         158,441
FFWD          Wood Bancorp Inc.                 Bowling Green, Ohio             Yes       Federal         163,498
INBI          Industrial Bancorp                Bellevue, Ohio                  Yes        State          333,846
LARK          Landmark Bancshares Inc.          Dodge City, Kansas              Yes       Federal         223,799
MBLF          MBLA Financial Corp.              Macon, Missouri                 Yes        State          209,783
MFBC          MFB Corp.                         Mishawaka, Indiana              Yes       Federal         234,290
MFFC          Milton Federal Financial Corp.    West Milton, Ohio               Yes       Federal         178,757
MWBI          Midwest Bancshares Inc.           Burlington, Iowa                Yes       Federal         139,006

                                                                                -------------------------------------
                                                                                      AVERAGE             220,363
                                                                                      MEDIAN              178,757
                                                                                -------------------------------------

Financial information as of March 31, 1997

Source:  SNL Securities, L.P.

================================================================================

================================================================================

                                 EXHIBIT IV-2A

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                   SELECTED FINANCIAL AND MARKET STATISTICS

                               COMPARABLE GROUP

-----------------------------------------------------------------------------------------------------------------------------------
                                            CURRENT                                                                    TANGIBLE
                                             MARKET       PRICE/     * PRICE/        PRICE/ PRICE/TANG     PRICE/    PUBLICLY REP
                                 PRICE       VALUE       LTM EPS      LTM EPS     BOOK VALUE  BOOK VALUE    ASSETS    BOOK VALUE
SHORT NAME                         ($)        ($M)          (X)          (X)            (%)        (%)        (%)          ($)
-----------------------------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                 15.625       50.63        21.70        14.30        116.78     116.87      12.67         13.37
First Bancshares Inc.            19.000       21.71        16.10        12.46         95.96      96.11      13.77         19.77
FFW Corp.                        26.000       18.12        13.33        10.55        114.29     114.29      11.44         22.75
Wood Bancorp Inc.                16.000       23.88        16.16        12.49        115.03     115.03      14.61         13.91
Industrial Bancorp               12.625       68.30        28.06        15.62        110.65     110.65      20.46         11.41
Landmark Bancshares Inc.         19.500       35.26        20.31        15.13        107.68     107.68      15.75         18.11
MBLA Financial Corp.             20.750       27.31        21.17        16.63         96.47      96.47      13.02         21.51
MFB Corp.                        19.375       33.61        28.49        19.48         98.90      98.90      14.34         19.59
Milton Federal Financial Corp.   13.875       32.29        32.27        22.27        113.54     113.54      18.07         12.22
Midwest Bancshares Inc.          29.500       10.28        17.15         9.91        106.58     106.58       7.39         27.68

---------------------------------------------------------------------------------------------------------------------------------
                  AVERAGE        19.225       32.14        21.47        14.88        107.59     107.61      14.15         18.03
                  MEDIAN         19.188       29.80        20.74        14.72        109.17     109.17      14.06         18.85
---------------------------------------------------------------------------------------------------------------------------------



*  Reflects estimated adjustment for SAIF special assessment.

Current pricing information as of May 29, 1997
Financial information as of March 31, 1997

Source: SNL Securities, L.P.

================================================================================

================================================================================

                             EXHIBIT IV-2B

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                   SELECTED FINANCIAL AND MARKET STATISTICS

                               COMPARABLE GROUP

------------------------------------------------------------------------------------------------------------------------------------
                                               CURRENT       CURRENT  1 MONTH AVG   ONE YEAR AVG
                                     NET      DIVIDEND    ANNUALIZED  WEEKLY VOL/   WEEKLY VOL/     INSIDER  INSTITUTIONAL
                                  INCOME         YIELD      DIVIDEND   SHARES OUT    SHARES OUT   OWNERSHIP      OWNERSHIP
SHORT NAME                         ($000)          (%)           ($)         (%)          (%)           (%)           (%)
------------------------------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                   2,381         3.840         0.600       0.20         0.46        15.30          17.03
First Bancshares Inc.              1,368         1.053         0.200       2.71         0.86        11.90           4.38

FFW Corp.                          1,383         2.308         0.600       0.68         0.97        25.05          14.05

Wood Bancorp Inc.                  1,525         2.500         0.400       0.04         0.34        18.90           8.50

Industrial Bancorp                 2,364         3.802         0.480       1.00         1.22         7.70          22.70

Landmark Bancshares Inc.           1,775         2.051         0.400       2.64         0.88        23.70          31.57

MBLA Financial Corp.               1,383         1.928         0.400       0.60         0.32        28.41           3.64

MFB Corp.                          1,225         1.652         0.320       0.26         1.72        18.40          22.81

Milton Federal Financial Corp.       940         4.324         0.600       0.48         1.06         6.20          14.48

Midwest Bancshares Inc.              642         2.034         0.600       0.27         0.50        33.68           0.00

------------------------------------------------------------------------------------------------------------------------------------
               AVERAGE             1,499         2.549         0.460       0.89         0.83        18.92          13.92
                MEDIAN             1,383         2.180         0.440       0.54         0.87        18.65          14.27
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
                           NET PORTFOLIO                           LTM          * LTM
                              VALUE % AT            SHARES   RETURN ON      RETURN ON
                               +200 B.P.       OUTSTANDING  AVG EQUITY     AVG EQUITY
SHORT NAME                           (%)          (ACTUAL)      (%)               (%)
-----------------------------------------------------------------------------------------
Ameriana Bancorp                  -10.00         3,277,852      5.41              8.18
First Bancshares Inc.                 NA         1,206,376      5.96              7.78
FFW Corp.                             NA           702,060      8.73             11.01
Wood Bancorp Inc.                  -5.00         1,497,636      7.51              9.66
Industrial Bancorp                -29.00         5,554,500      3.84              7.08
Landmark Bancshares Inc.              NA         1,852,996      5.42              7.27
MBLA Financial Corp.               13.34         1,353,961      4.90              6.18
MFB Corp.                         -35.00         1,973,980      3.38              5.09
Milton Federal Financial Corp     -27.00         2,449,932      3.04              4.56
Midwest Bancshares Inc.            -4.00           349,379      6.77             11.39

-------------------------------------------------------------------------------------------

               AVERAGE            -13.81         2,021,867      5.50              7.82
                MEDIAN            -10.00         1,675,316      5.42              7.53
-------------------------------------------------------------------------------------------


*  Reflects estimated adjustment for SAIF special assessment.

Current pricing information as of May 29, 1997
Financial information as of March 31, 1997

Source: SNL Securities, L.P.

================================================================================

================================================================================

                                 EXHIBIT IV-2C

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                          SELECTED FINANCIAL RATIOS

                               COMPARABLE GROUP

-----------------------------------------------------------------------------------------------------------------------------------
                                               ONE YEAR GROWTH                    THREE YEAR AVERAGE GROWTH             NPAs/
                                       ASSET        LOAN      DEPOSIT         ASSET       LOAN       DEPOSIT           ASSETS
SHORT NAME                              (%)          (%)        (%)            (%)         (%)          (%)             (%)
-----------------------------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                        4.98        6.07        6.08           7.25       8.26          5.04             0.38
First Bancshares Inc.                  13.94       12.32       11.25          17.14      20.85         10.78             0.08
FFW Corp.                               6.41        9.68        6.60          21.07      15.81          7.66             0.22
Wood Bancorp Inc.                      17.02       23.67        2.58           8.71       5.57          3.50             0.02
Industrial Bancorp                      2.08       11.11        7.93          11.01      13.14          5.97             0.18
Landmark Bancshares Inc.               15.72       35.40        4.95           9.93      35.82         -0.82             0.11
MBLA Financial Corp.                    7.54       11.21       12.78          21.35       5.87         -1.67             0.25
MFB Corp.                              16.62       32.83        8.90          11.32      13.50          2.18             0.00
Milton Federal Financial Corp.          4.11        7.59        8.37          15.62      14.23          5.81             0.17
Midwest Bancshares Inc.                 1.61        8.76        1.92           1.43       8.18         -1.50             0.82

-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE                                 9.00       15.86        7.14          12.48      14.12          3.70             0.22
-----------------------------------------------------------------------------------------------------------------------------------

Hopkinsville Federal Savings Bank      (4.83)       9.59       (5.97)          3.02      13.61          2.26             0.09

*   Last twelve months
**  Fiscal year-end

Financial information as of March 31, 1997

Source:  SNL Securities, L.P. and Audited Financial Statements

================================================================================

================================================================================

                                 EXHIBIT IV-2D

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                          SELECTED BALANCE SHEET DATA
                           AS A PERCENTAGE OF ASSETS

                               COMPARABLE GROUP

-----------------------------------------------------------------------------------------------------------------------------------
                                                          MORTGAGE-
                                    CASH AND                BACKED          GROSS        LOAN LOSS
SHORT NAME                         INVESTMENTS          SECURITIES          LOANS         RESERVES              REO
------------------------------------------------------------------------------------------------------------------------------------

Ameriana Bancorp                       16.46%               9.10%          71.46%           -0.27%            0.06%
First Bancshares Inc.                  15.63%               0.53%          81.23%           -0.29%            0.04%
FFW Corp.                              17.13%              11.26%          69.67%           -0.34%            0.03%
Wood Bancorp Inc.                      15.03%               2.83%          80.71%           -0.33%            0.02%
Industrial Bancorp                     10.34%               0.16%          87.84%           -0.48%            0.00%
Landmark Bancshares Inc.               24.11%               9.44%          64.87%           -0.37%            0.10%
MBLA Financial Corp.                   35.72%               8.16%          55.61%           -0.27%            0.00%
MFB Corp.                              22.60%               1.66%          74.55%           -0.15%            0.00%
Milton Federal Financial Corp.         23.43%               9.83%          64.17%           -0.30%            0.00%
Midwest Bancshares Inc.                17.80%              20.01%          59.93%           -0.50%            0.00%

------------------------------------------------------------------------------------------------------------------------------------
AVERAGE                                19.82%               7.30%          71.00%           -0.33%            0.02%
-----------------------------------------------------------------------------------------------------------------------------------


Hopkinsville Federal Savings Bank      39.96%              10.20%          48.15%           -0.11%            0.00%

-----------------------------------------------------------------------------------------------------------------
                                                                                                       MEMO:
                                                                       INTEREST        INTEREST        LOAN
                                                                        EARNING         BEARING   SERVICING
SHORT NAME                           INTANGIBLES            OTHER        ASSETS     LIABILITIES      RIGHTS
-----------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                           0.01%            3.19%        95.35%          87.10%       0.19%
First Bancshares Inc.                      0.02%            2.84%        93.62%          85.22%       0.00%
FFW Corp.                                  0.00%            2.25%        96.23%          89.27%       0.00%
Wood Bancorp Inc.                          0.00%            1.74%        96.41%          86.57%       0.04%
Industrial Bancorp                         0.00%            2.15%        95.69%          80.58%       0.00%
Landmark Bancshares Inc.                   0.00%            1.86%        98.03%          84.05%       0.00%
MBLA Financial Corp.                       0.00%            0.79%        97.33%          85.98%       0.00%
MFB Corp.                                  0.00%            1.34%        97.85%          84.43%       0.00%
Milton Federal Financial Corp              0.00%            2.87%        95.93%          84.76%       0.06%
Midwest Bancshares Inc.                    0.00%            2.77%        96.51%          92.40%       0.00%

-----------------------------------------------------------------------------------------------------------------
AVERAGE                                    0.00%            2.18%        96.30%          86.04%       0.03%
-----------------------------------------------------------------------------------------------------------------


Hopkinsville Federal Savings Bank          0.00%            1.81%        97.67%          90.20%       0.00%

Financial information as of March 31, 1997

Source:  SNL Securities, L.P. and Audited Financial Statements

================================================================================

================================================================================

                                 EXHIBIT IV-2E

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                          SELECTED BALANCE SHEET DATA

                               COMPARABLE GROUP

------------------------------------------------------------------------------------------------------------------------------------
                                                                                          NET WORTH RATIOS
                                                                                            TANGIBLE       CORE   RISK-BASED
                                   DEPOSITS/     BORROWINGS/    OTHER LIABS/    EQUITY/      EQUITY/    CAPITAL      CAPITAL
SHORT NAME                            ASSETS          ASSETS         ASSETS      ASSETS       ASSETS      RATIO        RATIO
--------------------------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                       80.10%           7.00%       2.05%        10.85%        10.84%     20.31%       35.60%
First Bancshares Inc.                  71.38%          13.84%       0.42%        14.35%        14.33%     11.77%       24.39%
FFW Corp.                              61.99%          27.28%       0.73%        10.01%        10.01%     11.92%       19.64%
Wood Bancorp Inc.                      72.13%          14.45%       0.73%        12.70%        12.70%     23.65%       46.49%
Industrial Bancorp                     78.18%           2.40%       0.93%        18.49%        18.49%     31.06%       58.13%
Landmark Bancshares Inc.               66.76%          17.29%       1.32%        14.63%        14.63%     14.66%       24.06%
MBLA Financial Corp.                   46.93%          39.05%       0.52%        13.50%        13.50%      8.21%       18.88%
MFB Corp.                              69.71%          14.73%       1.06%        14.51%        14.51%     22.91%          NA
Milton Federal Financial Corp.         75.99%           8.77%       0.50%        14.74%        14.74%     20.90%       41.60%
Midwest Bancshares Inc.                75.14%          17.27%       0.66%         6.94%         6.94%     14.15%       26.81%


--------------------------------------------------------------------------------------------------------------------------------
AVERAGE                                69.83%          16.21%       0.89%        13.07%        13.07%     17.95%       32.84%
--------------------------------------------------------------------------------------------------------------------------------


Hopkinsville Federal Savings Bank      90.20%           0.00%       1.31%         8.49%         8.49%      7.50%       20.90%

Financial information as of March 31, 1997

Source:  SNL Securities, L.P. and Audited Financial Statements

================================================================================

================================================================================

                                 EXHIBIT IV-2F

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky
                         SELECTED BALANCE SHEET DETAIL
                        AS A PERCENTAGE OF GROSS LOANS
                               COMPARABLE GROUP


--------------------------------------------------------------------------------------------------------------
                                1-4 FAMILY    5+ FAMILY    COMMERCIAL
                                 PERMANENT    PERMANENT      AND LAND  CONSTRUCTION  COMMERCIAL  CONSUMER
SHORT NAME                      MORT LOANS   MORT LOANS    MORT LOANS    MORT LOANS       LOANS     LOANS
--------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                    76.92%        0.90%         1.16%         4.45%       0.43%    16.15%
First Bancshares Inc.               76.68%        0.95%        10.96%         3.50%       2.37%     5.54%
FFW Corp.                           63.89%        3.78%         2.88%         2.18%       4.57%    22.70%
Wood  Bancorp Inc.                  78.24%        1.47%         2.32%         4.86%       3.86%     9.25%
Industrial Bancorp                  86.80%        2.92%         3.06%         5.76%       0.13%     1.33%
Landmark  Bancshares  Inc.          83.21%        2.83%         1.43%         1.64%       2.55%     8.34%
MBLA Financial Corp.                92.56%        0.00%         6.80%         0.00%       0.37%     0.28%
MFB Corp.                           95.12%        0.11%         0.76%         3.23%       0.73%     0.05%
Milton Federal Financial Corp.      84.68%        1.82%         4.30%         7.36%       0.00%     1.83%
Midwest Bancshares  Inc.            76.16%        7.68%         3.18%         2.00%       4.20%     6.79%

--------------------------------------------------------------------------------------------------------------
AVERAGE                             81.43%        2.25%         3.68%         3.50%       1.92%     7.22%
--------------------------------------------------------------------------------------------------------------

Hopkinsville Federal Savings Bank   80.37%        1.47%         6.61%         3.95%       0.00%     7.59%


Financial information as of March 31, 1997


Source:  SNL Securities, L.P. and Audited Financial  Statements

================================================================================

================================================================================

                                 EXHIBIT IV-2G


                       HOPKINSVILLE FEDERAL SAVINGS BANK

                           Hopkinsville, Kentucky
                           SELECTED DEPOSIT DETAIL *
                          AS A PERCENTAGE OF DEPOSITS


                               COMPARABLE GROUP

--------------------------------------------------------------------------------
                                          SAVINGS AND       TOTAL     TOTAL
                           TRANSACTION   MONEY MARKET        TIME     JUMBO
SHORT NAME                    ACCOUNTS       ACCOUNTS    DEPOSITS  DEPOSITS
--------------------------------------------------------------------------------
Ameriana Bancorp                 8.88%         14.68%      64.60%     11.84%
First Bancshares Inc.           12.68%         16.95%      60.37%     10.00%
FFW Corp.                        3.53%         49.59%      46.88%      0.00%
Wood Bancorp Inc.                9.23%         31.22%      53.12%      6.42%
Industrial Bancorp               5.85%         19.37%      61.38%     13.40%
Landmark Bancshares Inc.        12.27%          3.84%      79.23%      4.66%
MBLA Financial Corp.             0.00%          7.44%      85.19%      7.37%
MFB Corp.                        1.22%         21.88%      76.90%      0.00%
Milton Federal Financial Corp    6.99%         17.84%      72.76%      2.42%
Midwest Bancshares Inc.         21.12%          6.79%      69.05%      3.05%

--------------------------------------------------------------------------------
AVERAGE                          8.18%         18.96%      66.95%      5.92%
--------------------------------------------------------------------------------


Hopkinsville Federal
  Savings Bank                   5.45%         26.96%      64.22%      3.37%



* As of the most recently available annual reporting date

Columns may not add due to rounding

Source:  Audited Financial Statements

================================================================================

================================================================================

                                 EXHIBIT IV-2H

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                          SUMMARY OF PROFITABLITY
                           RETURN ON AVERAGE ASSETS

                               COMPARABLE GROUP

---------------------------------------------------------------------------------------------------------------
                               FIVE YEAR       THREE YEAR       LAST TWELVE      LAST TWELVE           LATEST
                                 AVERAGE          AVERAGE           MONTHS            MONTHS          QUARTER
SHORT NAME                 PROFITABILITY    PROFITABILITY     PROFITABILITY    PROFITABILITY    PROFITABILITY
---------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                   1.31%            1.20%             0.60%            0.91%            0.88%
First Bancshares Inc.              0.96%            0.89%             0.91%            1.19%            1.13%
FFW Corp.                          1.03%            1.08%             0.89%            1.13%            1.13%
Wood  Bancorp Inc.                 1.01%            1.08%             1.00%            1.29%            1.43%
Industrial Bancorp                 1.04%            0.99%             0.73%            1.35%            1.48%
Landmark Bancshares Inc.           0.95%            0.83%             0.84%            1.13%            1.05%
MBLA Financial Corp.               0.92%            0.86%             0.66%            0.83%            0.70%
MFB Corp.                          0.77%            0.67%             0.56%            0.84%            0.91%
Milton  Federal Financial Corp.    1.04%            0.99%             0.53%            0.80%            0.64%
Midwest Bancshares Inc.            0.83%            0.76%             0.47%            0.78%            0.72%

---------------------------------------------------------------------------------------------------------------
 AVERAGE                           0.99%            0.94%             0.72%            1.02%            1.01%
---------------------------------------------------------------------------------------------------------------

Hopkinsville Federal
Savings Bank                       0.37%            0.21%             0.19%            0.58%            0.70%

*  Reflects estimated adjustment for SAIF special assessment.

LTM and most recent quarter information as of March 31, 1997

Source:  SNL Securities, L.P. and Audited Financial Statements
===============================================================================================================

================================================================================

                                 EXHIBIT IV-2J

                      HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                          SELECTED OPERATING RATIOS
                    LAST TWELVE MONTHS OPERATING ACTIVITY

                               COMPARABLE GROUP

------------------------------------------------------------------------------------------------------------------------------------
                    AMORTIZATION                       YIELD ON            COST OF    INTEREST              NET CHARGE     LOAN LOSS
                  OF INTANGIBLES  EFFECTIVE    INTEREST-EARNING  INTEREST-BEARNING        RATE     RESERVES/      OFFS/    PROVISION
SHORT NAME                ($000)   TAX RATE             ASSETS         LIABILITIES      SPREAD   GROSS LOANS      LOANS        LOANS
------------------------------------------------------------------------------------------------------------------------------------
Ameriana  Bancorp            28       34.43%            7.59%               4.94%        2.65%         0.39%      0.02%       0.03%
First Bancshares Inc.        14       35.83%            7.88%               5.05%        2.83%         0.37%      0.09%       0.05%
FFW Corp.                     0       28.49%            7.91%               5.17%        2.74%         0.52%      0.11%       0.11%
Wood Bancorp Inc.             0       36.75%            8.25%               4.46%        3.79%         0.46%      0.06%       0.10%
Industrial Bancorp            0       46.39%            8.14%               4.86%        3.28%         0.58%      0.00%       0.07%
Landmark Bancshares Inc.      0       36.86%            7.44%               5.15%        2.29%         0.64%      0.04%       0.14%
MBLA Financial Corp.          0       39.40%            6.94%               5.55%        1.39%         0.52%      0.00%       0.04%
MFB Corp.                     0       39.77%            7.43%               5.04%        2.39%         0.23%      0.00%       0.02%
Milton Federal Financial Corp 0       33.90%            7.55%               5.05%        2.50%         0.45%      0.00%       0.13%
Midwest Bancshares Inc.       0       37.18%            7.64%               4.97%        2.67%         0.86%      0.00%       0.06%

-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE                       4       36.90%            7.68%               5.02%        2.65%         0.50%      0.03%       0.07%
-----------------------------------------------------------------------------------------------------------------------------------

Hopkinsville Federal Savins
 Bank                         0       33.50%            7.00%               5.03%        1.97%         0.22%        NA        0.10%

*  Reflects estimated adjustment for SAIF special assessment.

Financial information as of March 31, 1997

Source:  SNL Securities, L.P. and Audited Financial Statements

================================================================================

================================================================================

                                 EXHIBIT IV-2k

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                           SELECTED OPERATING RATIOS
                    MOST RECENT QUARTER OPERATING ACTIVITY
                       AS A PERCENTAGE OF AVERAGE ASSETS

                               COMPARABLE GROUP


---------------------------------------------------------------------------------------------------------------
                                                                     NET       LOAN       NON-         TOTAL
                                            INTEREST  INTEREST  INTEREST       LOSS   INTEREST  NONRECURRING
SHORT NAME                                    INCOME   EXPENSE    INCOME  PROVISION     INCOME        INCOME
---------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                               7.31%     4.30%     3.01%     0.04%      0.53%         0.00%
First Bancshares Inc.                          7.57%     4.16%     3.42%     0.05%      2.27%         0.00%
FFW Corp.                                      7.77%     4.55%     3.22%     0.09%      0.38%         0.00%
Wood Bancorp Inc.                              7.97%     3.88%     4.11%     0.07%      0.23%         0.00%
Industrial Bancorp                             7.97%     3.66%     4.11%     0.06%      0.13%         0.00%
Landmark  Bancshares  Inc.                     7.38%     4.28%     3.10%     0.10%      0.25%         0.00%
MBLA  Financial  Corp.                         6.69%     4.74%     1.94%     0.03%      0.01%         0.00%
MFB Corp.                                      7.41%     4.21%     3.20%     0.01%      0.14%         0.00%
Milton  Federal Financial Corp.                7.27%     4.22%     3.05%     0.05%      0.12%         0.00%
Midwest Bancshares Inc.                        7.39%     4.56%     2.84%     0.03%      0.25%         0.00%
---------------------------------------------------------------------------------------------------------------
AVERAGE                                        7.47%     4.27%     3.20%     0.06%      0.23%         0.00%
---------------------------------------------------------------------------------------------------------------

Hopkins Federal Savings Bank                   6.42%     4.40%     2.02%     0.00%      0.25%         0.00%

---------------------------------------------------------------------------------------------------------------
                                                               TOTAL   NET INCOME
                              NONINTEREST       GAIN    NONRECURRING       BEFORE        TAX      NET    CORE
Short Name                        EXPENSE    ON SALE         EXPENSE        TAXES  PROVISION   INCOME  INCOME
---------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                  2.19%         0.07%         0.00%        1.38%     0.88%     0.50%   0.83%
First Bancshares Inc.             1.79%        -0.01%         0.00%        1.84%     0.70%     1.13%   1.14%
FFW Corp.                         1.84%         0.02%         0.00%        1.69%     0.56%     1.43%   1.12%
Wood Bancorp Inc.                 2.15%         0.10%         0.00%        2.22%     0.79%     1.43%   1.37%
Industrial Bancorp                1.90%         0.00%         0.00%        2.29%     0.81%     1.48%   1.48%
Landmark  Bancshares  Inc.        1.60%         0.12%         0.00%        1.77%     0.72%     1.05%   0.97%
MBLA  Financial  Corp.            0.63%        -0.11%         0.00%        1.18%     0.48%     0.70%   0.77%
MFB Corp.                         1.83%         0.01%         0.00%        1.50%     0.60%     0.91%   0.90%
Milton  Federal Financial Corp.   2.19%         0.03%         0.00%        0.96%     0.33%     0.64%   0.62%
Midwest Bancshares Inc.           1.91%         0.00%         0.00%        1.14%     0.42%     0.72%   0.72%

---------------------------------------------------------------------------------------------------------------
AVERAGE                           1.80%         0.02%         0.00%        1.60%     0.69%       1.01%   0.89%
---------------------------------------------------------------------------------------------------------------

Hopkins Federal Savings Bank      1.21%         0.00%         0.00%        1.06%     0.36%        0.70%  0.70%

Financial information  as of March  31, 1997

Source: SNL  Securities, L.P. and  Audited  Financial  Statements

================================================================================

                                 EXHIBIT IV-2I

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky

                           SELECTED OPERATING RATIOS
                    MOST RECENT QUARTER OPERATING ACTIVITY

                               COMPARABLE GROUP

------------------------------------------------------------------------------------------------------------------------------------
                             AMORTIZATION                                         INTEREST                 NET CHARGE    LOAN LOSS
                           OF INTANGIBLES   EFFECTIVE      YIELD ON     COST OF       RATE     RESERVES/        OFFS/   PROVISION/
SHORT NAME                         ($000)    TAX RATE        ASSETS       FUNDS     SPREAD         NPAS         LOANS        LOANS
-----------------------------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                   7           36.26%         7.61%        4.94%      2.67%      72.60%         0.05%         0.01%
First Bancshares Inc.              2           38.29%         7.93%        5.00%      2.93%     364.29%         0.02%         0.02%
FFW Corp.                          0           33.08%         7.97%        5.09%      2.88%     150.42%         0.12%         0.03%
Wood Bancorp Inc.                  0           35.53%         8.24%        4.49%      3.75%    1813.33%        -0.04%         0.02%
Industrial Bancorp                 0           35.48%         8.13%        4.90%      3.23%     272.20%         0.00%         0.02%
Landmark Bancshares Inc.           0           40.65%         7.53%        5.10%      2.43%     341.15%         0.04%         0.04%
MBLA Financial Corp.               0           40.73%         6.76%        5.52%      1.24%     111.87%         0.00%         0.01%
MFB Corp.                          0           39.65%         7.59%        5.01%      2.58%          NA         0.00%         0.00%
Milton Federal Financial Corp.     0           33.72%         7.52%        5.00%      2.52%     172.55%         0.00%         0.02%
Midwest Bancshares Inc.            0           36.99%         7.62%        4.96%      2.66%      61.28%         0.00%         0.01%

-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE                         0.90           37.04%         7.69%        5.00%      2.69%     373.30%         0.02%         0.02%
-----------------------------------------------------------------------------------------------------------------------------------

Hopkinsville Federal Savings       0           33.50%         6.59%        4.92%     1.67%      116.04%           NA            NA
  Bank

Financial information as of March 31, 1997

Source:  SNL Securities, L.P. and Audited Financial Statements
===================================================================================================================================

--------------------------------------------------------------------------------
                                  EXHIBIT V-1


                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         STANDARD CONVERSION ANALYSIS
                                    Page 1

As of May 29,1997
------------------------------------------------------------------------------------------------------
                                                                    Comparable           All Publicly
                                                                      Group             Traded Thrifts
PRICE MULTIPLE                       SYMBOL        Subject        [As of 5/29/97]      [As of 5/29/97]
                                                Low     High      Mean     Median      Mean     Median
------------------------------------------------------------------------------------------------------

Price to-Earnings ratio               P/E      12.00    15.76    14.88     14.72      16.94     15.13

Price to-book ratio                   P/B      62.00    65.50   107.61    109.17     137.75    124.90

Price to-Assets                       P/A      10.00    11.50    14.15     14.05      15.37     13.53

--------------------------------------------------------------------------
PARAMETERS                                    SYMBOL             VALUE
--------------------------------------------------------------------------
Proforma Value after Conversion                "V"
Pre-conversion earnings (1)                    "Y"             $1,200,000
Est ESOP Borrowings (8%)                       "E"              1,920,000
Est ESOP Borrowings Rate (2)                   "S"                  5.61%
Est Amort of ESOP Borrowings                   "T"                      8
Pre-Conversion Tangible Book Value (3)         "B"            17,238, 000
Pre-Conversion Assets (3)                      "A"            203,058,205
Reinvestment Rate (4)                          "R"                  4.29%
Est Conversion Expenses (5)                    "X"                650,000
Management Recognition Plan Amount (4%)        "M"                960,000
Management Recognition Plan Expense            "N"                192,000
Proceeds not Reinvested                        "Z"                      0
Projected Dividend Amount                      "DA"                     0
Projected Dividend Yield                       "DY"                 0.00%
Tax Rate (State and Federal)                                       34.00%

(1) LTM earnings as of March 31, 1997 (w/o SAIF assessment).
(2) Based upon prime at 8.5% rate less the effective tax rate.
(3) As of March 31, 1997.
(4) Net return assumes a reinvestment rate of 5.5% the estimated incremental net assets yield for the Company for the most recent period, less the an estimated tax effect.
(5) Estimated total costs for the conversion.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      HOPKINSVILLE FEDERAL SAVINGS BANK
                         STANDARD CONVERSION ANALYSIS
                                    Page 2


                                                                              Formula
PRICE-TO-EARNINGS CALCULATION

                                         low          20,817,675           P/E [Y-R(X+Z)-ES-(1-Tax)E/T-(1-Tax)N]
                                        high          27,323,199        V= ----------------------------
                                     average          24,070,378                    1-(P/E)R

PRICE-TO-BOOK CALCULATION

                                         low          22,362,421           P/B (B-X-E-M)
                                        high          26,021,536        V= -------------
                                     average          24,131,978              1-P/B

PRICE-TO-ASSETS CALCULATION

                                         low          22,489,801           P/A (A-X)
                                        high          25,863,271        V= -----------
                                     average          24,176,636            1-P/A



SUMMARY ESTIMATE

------------------------------------------------------------------
As of May 29,1997                                    $24,000,000
------------------------------------------------------------------

Allowable Range
                                from 85%----         $20,400,000
                              to 115% of----         $27,600,000

--------------------------------------------------------------------------------

================================================================================
                                  EXHIBIT V-2

                       HOPKINSVILLE FEDERAL SAVINGS BANK

                    PROFORMA EFFECT OF CONVERSION PROCEEDS

ESTIMATED CONVERSION PROCEEDS                                  $ 24,000,000
(Midpoint of conversion range)

LESS
Selling Expenses                                                  ($650,000)
                                                       --------------------
Conversion Proceeds                                            $ 23,350,000

ESOP Deduction                                                  ($1,920,000)
MRP Deduction                                                     ($960,000)
                                                       --------------------
ESTIMATED NET CAPITAL ADDITION FROM CONVERSION                 $ 20,470,000

ESTIMATED ADDITIONAL INCOME CONVERSION PROCESS
----------------------------------------------

Conversion Proceeds (1)                                        $ 21,430,000
Estimated Incremental Rate of Return                                   4.29%
                                                       --------------------
                                                                   $919,347

Less Amortization of ESOP Borrowing, net of taxes                 ($158,400)
Less ESOP Borrowing Expenses, net of taxes                         (107,712)
Less Management Recognition Program Expenses                      ($126,720)
                                                       --------------------
ESTIMATED NET EARNINGS INCREASE                                    $526,515

(1) less ESOP

                                                       --------------------------------------------------
                                                           BEFORE CONVERSION         AFTER CONVERSION
                                                       --------------------------------------------------
ESTIMATED PROFORMA EARNINGS

Normalized Earnings (annualized)                                $1,200,000               $1,726,515

Return on Assets                                                      0.59%                    0.77%

                                                       -----------------------------------------------------------------------------
ESTIMATED PROFORMA NET WORTH                               BEFORE CONVERSION         CONVERSION PROCEEDS         AFTER CONVERSION
                                                       -----------------------------------------------------------------------------

As of March 31, 1997                                           $17,236,000              $20,470,000                  $37,706,000

                                                       -----------------------------------------------------------------------------
ESTIMATED PROFORMA ASSETS                                  BEFORE CONVERSION         CONVERSION PROCEEDS         AFTER CONVERSION
                                                       -----------------------------------------------------------------------------

As of March 31, 1997                                          $203,058,205              $20,470,000                 $223,528,205

================================================================================

--------------------------------------------------------------------------------
                                 EXHIBIT V-3

                       HOPKINSVILLE FEDERAL SAVINGS BANK


                    PROFORMA EFFECT OF STANDARD CONVERSION

                                                     -----------------------------------------------------------------------------
                                                        Minimum            Midpoint            Maximum             Super Max
                                                     -----------------------------------------------------------------------------
Estimated Gross Stock Sale Proceeds                         20,400,000        24,000,000           27,600,000            31,740,000
Estimated Expenses (1)                                         650,000           650,000              650,000               650,000

                                                     -----------------     -------------       --------------      ----------------
Estimated Net Conversion Proceeds                           19,750,000        23,350,000           26,950,000            31,090,000

ESTIMATED PROFORMA NET WORTH
Tangible Net Worth as of March 31, 1997                     17,236,000        17,236,000           17,236,000            17,236,000
Conversion Proceeds                                         19,750,000        23,350,000           26,950,000            31,090,000
                                                     -----------------     -------------       --------------      ----------------
Total                                                       36,986,000        40,586,000           44,186,000            48,326,000
Less ESOP Debt (2)                                           1,632,000         1,920,000            2,208,000             2,539,200
Less MRP Obligated (2)                                         816,000           960,000            1,104,000             1,269,600
                                                     -----------------     -------------       --------------      ----------------
Est. Proforma Tangible Net Worth                            34,538,000        37,708,000           40,874,000            44,517,200

ESTIMATED PROFORMA EARNINGS

Normalized Earnings (annualized)                             1,200,000         1,200,000            1,200,000             1,200,000
Incremental Earnings (3)                                       777,262           919,347            1,061,432             1,224,829
                                                     -----------------     -------------       --------------      ----------------
Sub-total                                                    1,977,263         2,119,347            2,261,432             2,224,830
Less ESOP Adjustment (4)                                       226,195           266,112              306,029               351,933
Less MRP Adjustment (4)                                        107,712           126,720              145,728               187,587
                                                     -----------------     -------------       --------------      ----------------
Estimated Proforma Annual Earnings                           1,643,355         1,726,515            1,809,675             1,905,309

ESTIMATED PROFORMA ASSETS
Total as of March 31, 1997                                 230,058,205       230,058,205          230,058,205           203,058,205
Conversion Proceeds                                         19,750,000        21,430,000           26,950,000            31,090,000
Less MRP Obligation                                            816,000           960,000            1,104,000             1,269,600
                                                     -----------------     -------------       --------------      ----------------
Estimated Proforma Assets                                  221,992,205       223,528,205          228,904,205           232,878,605

-----------------------------------------------------------------------------------------------------------------------------------

ESTIMATED PROFORMA RATIOS, PRICE TO:
                                   Tangible Net Worth           59.07%            63.65%               87.52%                71.30%
                                             Earnings
                                               Assets

-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
EST.PROFORMA RETURN ON ASSETS                                    0.74%             0.77%                0.79%                 0.82%
EST.PROFORMA TANGIBLE NET WORTH to ASSETS                       15.56%            16.87%               17.86%                19.12%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated insurance costs including legal, accounting and other direct expenses
(2) Estimated
(3) Estimated 6.5% incremental net on earning assets less the effective tax rate
(4) Tax effected

--------------------------------------------------------------------------------

================================================================================

                                  EXHIBIT V-4

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            HOPKINSVILLE, KENTUCKY

           PROFORMA PRICING MULTIPLES COMPARED TO COMPARABLE GROUP *


                           -------------------------------------------------------------------------------
                                  INSTITUTION         COMPARABLE            (DISCOUNT)      PREMIUM
                                   PROFORMA             GROUP             -- FROM COMPARABLE GROUP --
                                     VALUE      AVERAGE       MEDIAN       AVERAGE          MEDIAN
                           -------------------------------------------------------------------------------
    METHOD                                               AT THE MINIMUM

    Price-to-Earnings (x)         12.41          14.88        14.72       -16.58%          -15.67%

    Price-to-Book (%)             59.07         107.61       109.17       -45.11%          -45.90%

    Price-to-Assets (%)            9.19          14.15        14.06        -35.06%          -34.64%


                                                         AT THE MIDPOINT

    Price-to-Earnings (x)         13.90          14.88        14.72         -6.58%           -5.56%

    Price-to-Book (%)             63.65         107.61       109.17        -40.85%          -41.70%

    Price-to-Assets (%)           10.74          14.15        14.06        -24.12%          -23.64%


                                                         AT THE MAXIMUM

    Price-to-Earnings (x)         15.25          14.88        14.72          2.50%            3.61%

    Price-to-Book (%)             67.52         107.61       109.17        -37.25%          -38.15%

    Price-to-Assets (%)           12.06          14.15        14.06        -14.79%          -14.24%


                                                         AT THE SUPER MAX

    Price-to-Earnings (x)         16.66          14.88        14.72         11.95%           13.17%

    Price-to-Book (%)             71.30         107.61       109.17        -33.74%          -34.69%

    Price-to-Assets (%)           13.63          14.15        14.06         -3.68%           -3.06%

    * BASED UPON A VALUATION OF $24,000,000

================================================================================

                                  EXHIBIT VI

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky


Assumptions in making proforma adjustments to Hopkinsville Federal Savings Bank net income for use of proceeds are as follows:

1. Net conversion proceeds are invested at 6.50%. (The estimated reinvestment rate for the Bank of the conversion proceeds based upon a composite rate of the yields currently available on short-term liquid investments, longer term mortgage-backed securities and Bank loan originations.)

2. A tax rate of 34% is deducted, that being the assumed tax rate for the Company for the projection period.

3. The total net amount of conversion proceeds is invested immediately upon receipt.

4. No effect is given for possible withdrawal of funds from deposit accounts at the Bank. Reviewing prior conversion offerings, use of deposit funds to purchase shares has generally been offset by new deposits attracted by conversion publicity and replacement of deposits withdrawn by subscribers with new deposits.

     Rate of Return on Conversion Proceeds
          (Return on Earnings Assets)...........................6.50%

     Less Income Tax Charge.....................................2.21%

               Net Incremental After-tax Return..........................4.29%

                                  EXHIBIT VIA

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                            Hopkinsville, Kentucky


This valuation will be updated as required.  Our procedure will be as follows:

1. National Capital will review results of operations of the Bank subsequent to the original valuation, including quality of earnings.

2. National Capital will review the change of the Bank's financial condition subsequent to our original valuation.

3. National Capital will review changes in the market standing for publicly-held thrift shares within the overall stock market, paying special attention to the group of thrift companies used as comparable associations. Our revised valuation of the estimated proforma fair market value of the Bank will then be derived as follows:

     a. Updated operating and market ratios will be calculated for the Bank based upon the latest available financial statements. Comparable group market pricing ratios will be calculated and compared with Bank ratios.

     b. The estimated proforma fair market value of the Bank will then be adjusted, if necessary, to reflect material changes since the date of the original valuation. If, in our opinion, the original valuation is changed, the reasons for the change will be explained.

                                  EXHIBIT VII

                               TABLE OF CONTENTS

                                                                            PAGE
Independent Auditor's Report                                                 F-2

Financial Statements:

   Statements of Financial Condition                                         F-3

   Statements of Income                                                      F-5

   Statements of Equity                                                      F-6

   Statements of Cash Flows                                                  F-7

   Notes to Financial Statements                                             F-8

                         Independent Auditor's Report

To the Board of Directors
Hopkinsville Federal Savings Bank


We have audited the accompanying statements of financial condition of Hopkinsville Federal Savings Bank as of December 31, 1996 and 1995, and the related statements of income, equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hopkinsville Federal Savings Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



Hopkinsville, Kentucky
February 14, 1997

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                       STATEMENTS OF FINANCIAL CONDITION


                                    ASSETS

                                                         DECEMBER 31,
                               MARCH 31,       -------------------------------
                                  1997                1996           1995
                               ------------    --------------   --------------
                               (Unaudited)
Cash and due from banks        $  1,272,361    $  1,451,727       $  1,303,030

Time deposits                     9,000,000       2,000,000          7,000,000

Interest-bearing deposits in
 Federal Home Loan Bank                -               -             5,550,000

Federal funds sold                8,806,000         500,000          7,948,000

Securities available
 for sale                         5,108,869       5,125,452          4,053,144

Securities held to
 maturity                        77,668,800      95,946,689         98,553,174

Loans receivable, net of
 allowance for loan losses
 of $217,444 in 1997,
 $217,444 in 1996 and
 $122,252 in 1995                97,553,277      95,495,890         84,755,375

Accrued interest
 receivable                       1,095,988       1,290,408          1,060,974

Premises and equipment,
 net                              2,330,980       2,332,876          2,347,113

Other assets                        221,930         254,989             27,519
                               ------------   -------------  -----------------

   Total assets                $203,058,205    $204,398,031       $212,598,329
                               ============   =============  =================

                    The accompanying notes are an integral
                      part of these financial statements.

                            LIABILITIES AND EQUITY

                                                         DECEMBER 31,
                               MARCH 31,         ------------------------------
                                 1997                 1996           1995
                               -------------     ------------  ----------------
                               (Unaudited)
 Deposits:
  Noninterest-bearing
   accounts                    $  2,178,528    $  1,784,472       $  1,236,424
  Interest-bearing
   accounts:
    Demand / NOW accounts         7,795,012       7,603,322          7,628,482
    Money market accounts        37,588,049      36,939,552         34,781,597
    Passbook savings             11,794,628      10,631,561         11,196,639
    Other time deposits         123,805,418     126,868,459        139,932,047
                               ------------    ------------       ------------

    Total deposits              183,161,635     183,827,366        194,775,189

Advances from borrowers
 for taxes and insurance            219,343         184,120            176,553

Federal income taxes payable:
  Current                              -               -                  -
  Deferred                        1,696,552       1,702,172          1,334,989

Other borrowed funds                   -          1,317,000               -

Other liabilities                   744,345         460,146            214,876
                               ------------    ------------       ------------

    Total liabilities           185,821,875     187,490,804        196,501,607
                               ------------    ------------       ------------

 Equity:
  Retained earnings              15,032,748      14,674,418         14,490,786

  Net unrealized
   appreciation on
   available-for-sale
   securities, net of tax
   of $1,135,179 in 1997,
   $1,150,235 in 1996
   and $827,300 in 1995           2,203,582       2,232,809          1,605,936
                               ------------    ------------       ------------

                                 17,236,330      16,907,227         16,096,722
                               ------------    ------------       ------------

    Total liabilities
     and equity                $203,058,205    $204,398,031       $212,598,329
                               ============    ============       ============

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                             STATEMENTS OF INCOME

                                               FOR THE THREE MONTHS
                                                  ENDED MARCH 31,                     FOR THE YEARS ENDED DECEMBER 31,
                                            --------------------------          ---------------------------------------------
                                               1997             1996               1996             1995             1994
                                            -----------      -----------        -----------      -----------      -----------
                                            (Unaudited)      (Unaudited)
Interest income:
 Loans receivable                           $1,801,731       $1,536,294         $ 6,823,842      $ 5,839,659      $ 5,247,026
 Securities available for sale                  38,522           36,865             150,814          134,894          109,441
 Securities held to maturity                 1,287,695        1,391,485           5,623,854        4,364,389        3,320,249
 Time deposits                                 143,535          269,098             621,041        2,133,061        1,758,100
                                            ----------       ----------         -----------      -----------      -----------

     Total interest income                   3,271,483        3,233,742          13,219,551       12,472,003       10,434,816
                                            ----------       ----------         -----------      -----------      -----------

Interest expense:
 Deposits                                    2,231,286        2,561,178           9,731,511       10,009,266        7,740,293
 Other borrowed funds                            9,336                -              25,022                -                -
                                            ----------       ----------         -----------      -----------      -----------

     Total interest expense                  2,240,622        2,561,178           9,756,533       10,009,266        7,740,293
                                            ----------       ----------         -----------      -----------      -----------

Net interest income                          1,030,861          672,564           3,463,018        2,462,737        2,694,523

Provision for loan losses                            -                -             100,000                -                -
                                            ----------       ----------         -----------      -----------      -----------

     Net interest income after
     provision for loan losses               1,030,861          672,564           3,363,018        2,462,737        2,694,523
                                            ----------       ----------         -----------      -----------      -----------

Noninterest income:
 NOW account fees                               39,883           28,342             156,584          115,283          102,899
 Loan fees                                      35,591           59,044             259,665          153,681          229,082
 Service charges                                28,008           28,652             112,251           77,163          124,023
 Other                                          21,058            9,426              61,363           52,065           55,849
                                            ----------       ----------         -----------      -----------      -----------

     Total noninterest income                  124,540          125,464             589,863          398,192          511,853
                                            ----------       ----------         -----------      -----------      -----------

Noninterest expenses:
 Salaries and benefits                         373,341          306,922           1,277,609        1,219,649        1,251,550
 Deposit insurance premium                      49,889          110,823           1,701,758          426,172          396,847
 Occupancy expense                              50,348           50,820             215,101          176,757          110,114
 Data processing                                25,061           17,245              86,674          102,334          103,533
 Other                                         117,721           92,395             409,042          336,403          318,396
                                            ----------       ----------         -----------      -----------      -----------

     Total noninterest expense                 616,360          578,205           3,690,184        2,261,315        2,180,440
                                            ----------       ----------         -----------      -----------      -----------

Income before income taxes                     539,041          219,823             262,697          599,614        1,025,936

Income tax expense                             180,711           72,177              79,065          197,808          341,203
                                            ----------       ----------         -----------      -----------      -----------

Net income                                  $  358,330       $  147,646         $   183,632      $   401,806      $   684,733
                                            ==========       ==========         ===========      ===========      ===========

                    The accompanying notes are an integral
                      part of these financial statements.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                             STATEMENTS OF EQUITY

                                              Net Unrealized
                                               Appreciation
                                              On Available-
                               Retained          For-Sale             Total
                               Earnings        Securities             Equity
                              -----------    ----------------      -----------
BALANCE,
   DECEMBER 31, 1993           $13,404,247     $  933,270          $14,337,517

 Net income                        684,733              -              684,733

 Net changes in unrealized
   appreciation on
   available-for-sale
   securities, net of taxes
   of $6,538                             -         12,692               12,692
                               -----------     ----------          -----------

BALANCE,
   DECEMBER 31, 1994            14,088,980        945,962           15,034,942

 Net income                        401,806              -              401,806

 Net changes in unrealized
   appreciation on
   available-for-sale
   securities, net of taxes
   of $339,986                           -        659,974              659,974
                               -----------     ----------          -----------

BALANCE,
   DECEMBER 31, 1995            14,490,786      1,605,936           16,096,722

 Net income                        183,632              -              183,632

 Net changes in unrealized
   appreciation on
   available-for-sale
   securities, net of taxes
   of $322,935                           -        626,873              626,873
                               -----------     ----------          -----------

BALANCE,
   DECEMBER 31, 1996            14,674,418      2,232,809           16,907,227

 Net income (unaudited)            358,330              -              358,330

 Net changes in unrealized
   appreciation on
   available-for-sale
   securities, net of taxes
   of $15,056 (unaudited)                -        (29,227)             (29,227)
                               -----------     ----------          -----------

BALANCE,
   MARCH 31, 1997              $15,032,748     $2,203,582          $17,236,330
                               ===========     ==========          ===========

                    The accompanying notes are an integral
                      part of these financial statements.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                           STATEMENTS OF CASH FLOWS

                                                    FOR THE THREE MONTHS
                                                        ENDED MARCH 31,                 FOR THE YEARS ENDED DECEMBER 31,
                                                  ---------------------------     -----------------------------------------------
                                                      1997            1996             1996             1995             1994
                                                  ------------    -----------     -------------    -------------    -------------
                                                  (Unaudited)      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                     $   358,330     $    147,646     $    183,632     $    401,806     $    684,733
   Adjustments to reconcile net
    income to net cash provided by
    operating activities:
       Provision for loan losses                            -                -          100,000                -                -
       Depreciation                                    24,991           28,438          117,094           97,700           37,358
       Accretion of investment
        security discounts                             (1,800)          (1,357)          (5,499)          (4,233)          (2,703)
       Deferred income taxes                            9,418            8,840           44,248           46,523           52,456
       Stock dividend                                 (27,700)         (26,000)        (107,500)         (97,700)         (77,300)
       Gain on sale of equipment                            -                -           (8,265)            (400)          (2,852)
       (Increase) decrease in:
         Accrued interest receivable                  194,420         (189,794)        (229,434)        (267,530)        (247,878)
         Other assets                                  33,059         (137,911)        (227,470)          23,561          (11,307)
       Increase (decrease) in
         other liabilities                            284,199          142,539          245,270          (30,941)          15,654
                                                  -----------     ------------     ------------     ------------     ------------

       Net cash provided by (used in)
        operating activities                          874,917          (27,599)         112,076          168,786          448,161
                                                  -----------     ------------     ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease
    in time deposits                               (7,000,000)               -        5,000,000       20,000,000      (12,000,000)
   Net (increase) decrease
    in interest-bearing
    deposits in FHLB                                        -        2,975,000        5,550,000        5,650,000       (1,775,000)
   Net (increase) decrease in
    federal funds sold                             (8,306,000)       5,725,000        7,448,000       (6,618,000)       9,135,000
   Proceeds from maturities of
    held-to-maturity securities                    21,499,426       22,508,758       44,010,074       51,503,438       11,773,691
   Purchases of held-to-maturity
    securities                                     (3,219,719)     (29,975,506)     (41,398,090)     (73,707,447)      (8,009,818)
   Purchases of available-for-
    sale securities                                         -          (15,000)         (15,000)               -                -
   Net increase in loans                           (2,057,387)      (2,690,938)     (10,840,515)      (6,228,670)     (10,722,488)
   Purchases of premises/equipment                    (23,095)         (16,124)        (108,724)         (95,736)        (911,452)
   Proceeds from sale of equipment                          -                -           14,132              400            2,852
                                                  -----------     ------------     ------------     ------------     ------------

       Net cash provided by (used in)
        investing activities                          893,225       (1,488,810)       9,659,877       (9,496,015)     (12,507,215)
                                                  -----------     ------------     ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in demand
    deposits, savings and
    NOW deposits                                    2,397,310        3,890,636        2,115,765       (9,868,232)         809,934
   Net increase (decrease)
    in time deposits                               (3,063,041)      (2,617,047)     (13,063,588)      18,943,928       11,705,448
   Increase (decrease) in advance
    payments by borrowers
    for taxes and insurance                            35,223          107,571            7,567          (22,947)          15,113
   Net increase (decrease) in
    other borrowed funds                           (1,317,000)               -        1,317,000                -                -
                                                  -----------     ------------     ------------     ------------     ------------

       Net cash provided by (used in)
        financing activities                       (1,947,508)       1,381,160       (9,623,256)       9,052,749       12,530,495
                                                  -----------     ------------     ------------     ------------     ------------

Increase (decrease) in cash
 and cash equivalents                                (179,366)        (135,249)         148,697         (274,480)         471,441

Cash and cash equivalents,
 beginning of period                                1,451,727        1,303,030        1,303,030        1,577,510        1,106,069
                                                  -----------     ------------     ------------     ------------     ------------

Cash and cash equivalents,
 end of period                                    $ 1,272,361     $  1,167,781     $  1,451,727     $  1,303,030     $  1,577,510
                                                  ===========     ============     ============     ============     ============

                    The accompanying notes are an integral
                      part of these financial statements.

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                    NOTES TO FINANCIAL STATEMENTS MARCH 31,
                       DECEMBER 31, 1996, 1995 AND 1994
                           1997 AND 1996 (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies of the Bank are as follows:

     A.   NATURE OF BUSINESS

          Hopkinsville Federal Savings Bank (the "Bank") is a mutual savings bank which was organized in 1879. Its principal business consists of accepting deposits and residential mortgage loan originations in its primary market area of Christian, Calloway, Todd and Trigg Counties, Kentucky. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     B.   CASH AND CASH EQUIVALENTS

          For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks.

     C.   SECURITIES HELD TO MATURITY

          Bonds, notes and debentures for which Hopkinsville Federal Savings Bank (the "Bank") has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income over the period to maturity using a method that approximates the level yield method.

          Declines in the fair value of individual held-to-maturity securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The write-downs are included in earnings as realized losses.

     D.   SECURITIES AVAILABLE FOR SALE

          Available-for-sale securities consist of certain equity securities not classified as trading securities nor as held-to-maturity securities.

          Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of equity until realized.

          Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     D.   SECURITIES AVAILABLE FOR SALE (CONTINUED)

          Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The write-downs are included in earnings as realized losses.

          Premiums and discounts are recognized in interest income over the period to maturity using a method that approximates the level yield method.

     E.   LOANS RECEIVABLE

          Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and discounts.

          Discounts on home improvement and consumer loans are recognized over the lives of the loans using methods that approximate the interest method. Loan origination fee income is recognized as received and direct loan origination costs are expensed as incurred. Statement of Financial Accounting Standard ("SFAS") No. 91 requires the recognition of loan origination fee income over the life of the loan and the recognition of certain direct loan origination costs over the life of the loan. However, deferral of such fees and costs would not have a material effect on the financial statements.

          Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received while the loan is classified as nonaccrual. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower in accordance with the contractual terms of interest and principal.



                                   CONTINUED

                      HOPKINSVILLE FEDERAL SAVINGS BANK
                        NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31,1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     E.   LOANS RECEIVABLE (CONTINUED)

          The Bank provides an allowance for loan losses and include in operating expenses a provision for loan losses determined by management. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management believes it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment.

     F.   FORECLOSED REAL ESTATE

          Real estate properties acquired through, or in lieu of, loan foreclosure are carried at the lower of cost or fair value less cost to sell. Costs of developing such real estate are capitalized, whereas costs relating to holding the property are expensed. Valuations are periodically performed by management, and any adjustments to value are made through an allowance for losses.

     G.   INCOME TAXES

          Income taxes are provided based on income reported in the financial statements adjusted for transactions that do not enter into the computation of income taxes payable. Deferred taxes result from timing differences in recognizing revenue and expense for income tax and financial reporting purposes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.



                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     H.   PREMISES AND EQUIPMENT

          Land is carried at cost. Land improvements, buildings, and furniture and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture and equipment are depreciated generally by the straight-line method over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation are as follows:

               Land improvements             5-15 years
               Buildings                       40 years
               Furniture and equipment       5-15 years

     I.   FINANCIAL INSTRUMENTS

          In the ordinary course of business the Bank entered into off-balance-sheet financial instruments consisting of commitments to extend credit, etc. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     J.   FAIR VALUES OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

          CASH AND SHORT TERM INSTRUMENTS. The carrying amounts of cash and short term instruments approximate their fair value.

          AVAILABLE-FOR SALE AND HELD-TO-MATURITY SECURITIES. Fair values for securities are based on quoted market prices.

          LOANS RECEIVABLE. For variable rate loans that reprice annually and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate mortgage loans and fixed rate commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.



                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    J.   FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

         DEPOSIT LIABILITIES. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposits (CD's) are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected annual maturities on time deposits.

         ADVANCES FROM BORROWERS FOR TAXES AND LICENSES. The carrying amounts of advances from borrowers approximate their fair value.

         OTHER BORROWED FUNDS. The carrying amounts of other borrowed funds approximate their fair values since such borrowings mature within 90 days.

         ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

         OFF-BALANCE-SHEET INSTRUMENTS. Off-balance-sheet lending commitments approximate their fair values due to the short period of time before the commitment expires.

    K.   ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


2.  SECURITIES

    Securities, which consist of debt and equity investments, have been classified in the statements of financial condition according to
    management's intent.   The carrying amount of securities and their
    approximate fair values follow:

                                                       Gross            Gross        Estimated
                                      Amortized      Unrealized      Unrealized       Market
                                        Cost            Gains          Losses         Value
                                    ------------     -----------    ------------   -----------
    AVAILABLE-FOR-SALE SECURITIES

    March 31, 1997 (unaudited):

     Restricted:
      FHLB stock                    $ 1,634,600       $    -         $    -        $ 1,634,600
      Intrieve                           15,000            -              -             15,000
                                    -----------       -----------    ----------    -----------

                                      1,649,600            -              -          1,649,600
     Unrestricted:
      FHLMC stock                       120,508         3,338,761         -          3,459,269
                                    -----------       -----------    ----------    -----------

                                    $ 1,770,108       $ 3,338,761    $    -        $ 5,108,869
                                    ===========       ===========    ==========    ===========

    December 31, 1996:

     Restricted:
      FHLB stock                    $ 1,606,900       $    -         $    -        $ 1,606,900
      Intrieve                           15,000            -              -             15,000
                                    -----------       -----------    ----------    -----------

                                      1,621,900            -              -          1,621,900
     Unrestricted:
      FHLMC stock                       120,508         3,383,044         -          3,503,552
                                    -----------       -----------    ----------    -----------

                                    $ 1,742,408       $ 3,383,044    $    -        $ 5,125,452
                                    ===========       ===========    ==========    ===========

    December 31, 1995:

     Restricted:
      FHLB stock                    $ 1,499,400       $    -         $    -        $ 1,499,400

     Unrestricted:
      FHLMC stock                       120,508         2,433,236         -          2,553,744
                                    -----------       -----------    ----------    -----------

                                    $ 1,619,908       $ 2,433,236    $    -        $ 4,053,144
                                    ===========       ===========    ==========    ===========

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)

2.    SECURITIES (CONTINUED)

                                                                 Gross           Gross         Estimated
                                                 Amortized     Unrealized      Unrealized        Market
                                                 Cost             Gains           Losses         Value
                                                 -----------    ----------     ----------      -----------
    HELD-TO-MATURITY SECURITIES

    March 31, 1997 (unaudited):

    U.S. government and agency securities:
     FHLB investment
      securities                                 $56,966,773    $   3,964      $  (872,267)    $56,098,470
                                                 -----------    ---------      ------------    -----------

     Mortgage-backed
     securities:
      GNMA                                        19,005,593      238,558          (32,082)     19,212,069
      FNMA                                         1,696,434         -             (60,245)      1,636,189
                                                 -----------    ---------      ------------    -----------

                                                  20,702,027      238,558          (92,327)     20,848,258
                                                 -----------    ---------      ------------    -----------

                                                 $77,668,800    $ 242,522       $ (964,594)    $76,946,728
                                                 ===========    =========       ===========    ===========

    December 31, 1996:

    U.S. government and agency securities:
     FHLB investment
      securities                                 $77,962,421    $  38,984       $ (512,772)    $77,488,633
                                                 -----------    ---------       -----------    -----------

     Mortgage-backed
     securities:
      GNMA                                        17,531,921      297,278           (3,430)     17,825,769
      FNMA                                          452,347           -             (5,075)        447,272
                                                 -----------    ---------       -----------    -----------

                                                  17,984,268      297,278           (8,505)     18,273,041
                                                 -----------    ---------       -----------    -----------

                                                 $95,946,689    $ 336,262       $ (521,277)    $95,761,674
                                                 ===========    =========       ===========    ===========

    December 31, 1995:

    U.S. government and agency securities:
     FHLB investment
      securities                                 $80,990,171    $ 123,901       $ (318,122)     80,795,950

     Mortgage-backed
     securities:
      GNMA                                        17,563,003      264,491           (5,511)     17,821,983
                                                 -----------    ---------       -----------    ------------

                                                 $98,553,174    $ 388,392       $ (323,633)    $98,617,933
                                                 ===========    =========       ===========    ===========

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)





2.    SECURITIES (CONTINUED)

      The scheduled maturities of securities held-to-maturity at March 31, 1997 (unaudited), were as follows:

                                   Amortized           Fair
                                     Cost             Value
                                  -----------     -----------
    Due in one year or less       $ 8,997,396     $ 8,972,960

    Due in one to five years       47,969,377      47,125,510
                                  -----------     -----------

                                   56,966,773      56,098,470

    Mortgage-backed securities     20,702,027      20,848,258
                                  -----------     -----------

                                  $77,668,800     $76,946,728
                                  ===========     ===========





    The scheduled maturities of securities held-to-maturity at December 31, 1996, were as follows:

                                   Amortized          Fair
                                     Cost            Value
                                  -----------     -----------

    Due in one year or less       $24,996,242     $24,949,200

    Due in one to five years      52,966,179       52,539,433
                                  -----------     -----------

                                  77,962,421       77,488,633

    Mortgage-backed securities    17,984,268       18,273,041
                                  -----------     -----------

                                  $95,946,689     $95,761,674
                                  ===========     ===========



                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


3.  LOANS RECEIVABLE

    The components of loans in the statements of financial condition were as follows:

                                  March 31,          December 31,
                                              --------------------------
                                    1997          1996          1995
                                ------------  ------------  ------------
                                (Unaudited)
    Real estate loans:
      One-to-four family        $79,583,258   $77,317,997   $70,417,160
      Multi-family                1,453,908     1,466,486       491,621
      Construction                3,911,871     5,388,959     4,062,183
      Non-residential             6,548,181     5,466,414     5,107,504
                                -----------   -----------   -----------
        Total mortgage loans     91,497,218    89,639,856    80,078,468
                                -----------   -----------   -----------
    Consumer loans:
      Loans secured by
       deposits                   3,367,983     3,484,074     3,323,604
      Other consumer loans        4,151,412     4,004,177     3,016,321
                                -----------   -----------   -----------
        Total consumer loans      7,519,395     7,488,251     6,339,925
                                -----------   -----------   -----------

                                 99,016,613    97,128,107    86,418,393
    Less:
     Undisbursed portion
       of mortgage loans         (1,245,892)   (1,414,773)   (1,540,766)
                                -----------   -----------   -----------
    Total loans                  97,770,721    95,713,334    84,877,627
    Less allowance for
     loan losses                   (217,444)     (217,444)     (122,252)
                                -----------   -----------   -----------

                                $97,553,277   $95,495,890   $84,755,375
                                ===========   ===========   ===========

      An analysis of the change in the allowance for loan losses follows:

                                       March 31,      December 31,
                                                  -------------------
                                        1997        1996       1995
                                     -----------  ---------  --------
                                     (Unaudited)
         Balance at January 1          $217,444   $122,252   $122,252

         Loans charged off                    -     (4,808)         -
         Recoveries                           -          -          -
                                     ----------   --------   --------

           Net loans charged off              -     (4,808)         -

         Provision for loan
          losses                              -    100,000          -
                                     ----------   --------   --------

         Balance at end of period      $217,444   $217,444   $122,252
                                     ==========   ========   ========

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


4.  PREMISES AND EQUIPMENT

    Components of properties and equipment included in the statements of financial condition at December 31, 1996 and 1995 consisted of the following:

                                March 31,          December 31,
                                             ------------------------
                                   1997         1996         1995
                               ------------  -----------  -----------
    Land                       $   577,497   $  574,452   $  499,452
    Land improvements               82,032       78,625       78,625
    Buildings                    2,033,532    2,033,532    2,026,226
    Furniture and equipment        660,952      644,309      632,760
                               -----------   ----------   ----------
                                 3,354,013    3,330,918    3,237,063
    Less accumulated
     depreciation               (1,023,033)    (998,042)    (889,950)
                               -----------   ----------   ----------

                               $ 2,330,980   $2,332,876   $2,347,113
                               ===========   ==========   ==========

    Depreciation expense was $24,991 and $ 28,438 for the three month periods ended March 31, 1997 and 1996, respectively, and $117,094 and $97,700 for the years ended December 31, 1996 and 1995, respectively.

5.  DEPOSITS

    At March 31, 1997, the scheduled maturities of other time deposits are as follows:

                         March 31, 1998           $ 72,989,589
                         March 31, 1999             36,360,850
                         March 31, 2000              9,414,861
                         March 31, 2001              4,413,368
                         March 31, 2002                625,376
                         Thereafter                      1,374
                                                  ------------

                                                  $123,805,418
                                                  ============

    At December 31, 1996, the scheduled maturities of other time deposits are as follows:

                         1997                     $ 77,287,337
                         1998                       32,362,134
                         1999                       10,432,949
                         2000                        6,152,509
                         2001                          632,156
                         Thereafter                      1,374
                                                  ------------
                                                  $126,868,459
                                                  ============

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


5.  DEPOSITS, (CONTINUED)

    The amount of other time deposits with a minimum denomination of $100,000 was $6,179,336 at March 31, 1997 and $7,374,548 and $12,206,055 at December
    31, 1996 and 1995, respectively.

    The Bank maintains clearing arrangements for its demand, NOW and money market accounts with the Federal Home Loan Bank of Cincinnati. The Bank is required to maintain certain cash reserves in its account to cover average daily clearings. At March 31, 1997, average daily clearings were approximately $497,000. At December 31, 1996, average daily clearings were approximately $536,760.

6.  OTHER BORROWED FUNDS

    During 1996, the Bank entered into a Cash Management Advance (CMA) program with the Federal Home Loan Bank. This program is a source of overnight liquidity to address day-to-day cash needs. The program has a term of up to 90 days and bears interest at a variable rate equal to the FHLB cost of funds (7.15% at December 31, 1996). The Bank may borrow up to $20,000,000 under this program and the amount is collateralized by a $20,000,000 FHLB investment security. As of December 31, 1996, the amount owed on the advance was $1,317,000. As of March 31, 1997, the amount owed on the advance was zero.

7.  FINANCIAL INSTRUMENTS

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and commercial letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


7.  FINANCIAL INSTRUMENTS (CONTINUED)

    COMMITMENTS TO EXTEND CREDIT. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that most loan commitments are drawn upon by customers. The Bank has offered standby letters of credit on a limited basis. As of March 31, 1997, the Bank has not been requested to advance funds on any of the standby letters of credit.

    The estimated fair values of the Bank's financial instruments were as follows at March 31, 1997:

                                          Carrying          Fair
                                           Amount          Value
                                       --------------  --------------
    Financial assets:
      Cash and due from banks          $   1,272,361   $   1,272,361
      Time deposits                        9,000,000       9,000,000
      Federal funds sold                   8,806,000       8,806,000
      Securities available for sale        5,108,869       5,108,869
      Securities held to maturity         77,668,800      76,946,728
      Loans receivable                    97,553,277      97,280,349
      Accrued interest receivable          1,095,988       1,095,988

    Financial liabilities:
      Deposit liabilities               (183,161,635)   (183,227,354)
      Advances from borrowers for
        taxes and licenses                  (219,343)       (219,343)

    Off-balance-sheet assets (liabilities):
      Commitments to extend credit                        (1,497,600)
      Commercial letters of credit                          (735,469)

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


7.  FINANCIAL INSTRUMENTS (CONTINUED)

    The estimated fair values of the Bank's financial instruments were as follows at December 31, 1996:

                                          Carrying          Fair
                                           Amount          Value
                                       --------------  --------------
    Financial assets:
      Cash and due from banks          $   1,451,727   $   1,451,727
      Time deposits                        2,000,000       2,000,000
      Federal funds sold                     500,000         500,000
      Securities available for sale        5,110,452       5,110,452
      Securities held to maturity         95,961,689      95,776,674
      Loans receivable                    95,495,890      95,216,624
      Accrued interest receivable          1,290,408       1,290,408

    Financial liabilities:
      Deposit liabilities               (183,827,366)   (183,910,399)
      Advances from borrowers for
        taxes and licenses                  (184,120)       (184,120)
      Other borrowed funds                (1,317,000)     (1,317,000)

    Off-balance-sheet assets (liabilities):
      Commitments to extend credit                          (919,375)
      Commercial letters of credit                          (499,030)

    The estimated fair values of the Bank's financial instruments were as follows at December 31, 1995:

                                          Carrying          Fair
                                           Amount          Value
                                       --------------  --------------
    Financial assets:
      Cash and due from banks          $   1,303,030   $   1,303,030
      Time deposits                        7,000,000       7,000,000
      Interest-bearing deposits
        in FHLB                            5,550,000       5,550,000
      Federal funds sold                   7,948,000       7,948,000
      Securities available for sale        4,053,144       4,053,144
      Securities held to maturity         98,553,174      98,617,933
      Loans receivable                    84,755,375      84,755,375
      Accrued interest receivable          1,060,974       1,060,974

    Financial liabilities:
      Deposit liabilities               (194,775,189)   (195,352,312)
      Advances from borrowers for
        taxes and licenses                  (176,553)       (176,553)

    Off-balance-sheet assets (liabilities):
      Commitments to extend credit                          (717,624)
      Commercial letters of credit                           (46,250)

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


8.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

    Most of the Bank's business activity is with customers located within the western part of the Commonwealth of Kentucky. The majority of the loans are collateralized by a one-to-four family residence. The Bank requires collateral for all loans.

    The distribution of commitments to extend credit approximates the distribution of loans outstanding. The contractual amounts of credit-related financial instruments such as commitments to extend credit and commercial letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

    The Bank had $9,007,899, $2,001,890 and $12,618,655 of cash on deposit with the FHLB and $9,095,248, $1,018,015 and $8,175,728 on deposit with one financial institution and $500,000, $500,000 and $500,000 on deposit with one financial institution at March 31, 1997, December 31, 1996 and December 31, 1995, respectively.

9.  PENSION PLAN

    Hopkinsville Federal Savings Bank has a noncontributory, defined benefit pension plan covering substantially all of its employees who satisfy certain age and service requirements. The benefits are based on years of service and the employee's average earnings which are computed using the five consecutive years prior to retirement that yield the highest average. Hopkinsville Federal's funding policy is to contribute annually, actuarially determined amounts to finance the plan benefits.

    The following table sets forth the plan's funded status and amounts recognized in the Bank's statements of financial condition at September 30:

                                                   1996        1995        1994
                                                ----------  ----------  ----------
    Actuarial present value of benefit
     obligations at September 30:

    Accumulated benefit obligation:
      Vested                                    $1,474,702  $1,306,999  $1,083,400
      Nonvested                                      2,332       2,900       6,903
                                                ----------  ----------  ----------
                                                $1,477,034  $1,309,899  $1,090,303
                                                ==========  ==========  ==========


                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)



9.  PENSION PLAN (CONTINUED)

                                                                                        1996           1995          1994
                                                                                   ------------     ----------    ----------
    Projected benefit obligation
     for service rendered to date                                                   ($1,880,152)   ($1,723,791)  ($1,531,558)
    Plan assets at fair value                                                         1,369,023      1,214,937     1,009,355
                                                                                   ------------     -----------   -----------
    Plan assets in excess of
     projected benefit obligation                                                      (511,129)      (508,854)     (522,203)
    Unrecognized net obligation
      existing at September 30                                                          (94,429)      (104,922)     (115,415)
    Unrecognized prior serv. cost                                                       143,305        161,538       179,771
    Unrecognized net loss                                                               440,656        421,962       448,280
                                                                                   ------------     -----------   -----------

    Accrued pension cost                                                           $    (21,597)    $  (30,276)   $   (9,567)
                                                                                   ============     ===========   ===========

    The components of net periodic pension cost for the years ended
     September 30 are as follows:

                                                                                        1996           1995          1994
                                                                                   ------------     ----------    ----------

      Service costs                                                                $     78,372     $   77,369    $   94,024
      Interest cost on projected
       benefit obligation                                                               129,284        114,867       142,254
      Actual return on assets                                                           (83,148)       (89,759)      (71,618)
      Net amortization/deferral                                                           7,308         34,055       (42,329)
                                                                                   ------------     ----------    ----------

      Net periodic pension cost                                                    $    131,816     $  136,532    $  122,331
                                                                                   ============     ==========    ==========

    Assumptions used to develop the net periodic pension cost were:

                                                                          1996               1995         1994
                                                                          -----              -----        -----
      Discount rate                                                       7.50%              7.50%        7.50%
      Expected long-term rate of
       return on assets                                                   8.00%              8.00%        8.00%
      Rate of increase in
       compensation levels                                                4.50%              4.50%        4.50%

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)





10. FEDERAL INCOME TAXES

    The provision for income taxes consisted of the following:

                                     For the Three Months
                                       Ended March 31,         For the Years Ended December 31,
                                     ---------------------     --------------------------------
                                        1997       1996           1996       1995       1994
                                     ---------  ----------     ---------  ----------  ---------
      Current                         $171,275  $63,337        $34,817    $151,285    $288,747
      Deferred                           9,436    8,840          2,877      46,523      52,456
                                      --------  -------        -------    --------    --------

                                      $180,711  $72,177        $79,065    $197,808    $341,203
                                      ========  =======        =======    ========    ========

    Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as follows:

                                     For the Three Months
                                        Ended March 31,         For the Years Ended December 31,
                                      -------------------       -----------------------------------
                                        1997       1996           1996        1995         1994
                                      ---------  --------       ----------  -----------  ----------
      Expected income tax expense
      at federal tax rate             $183,274   $74,740        $ 89,317     $203,869    $348,818
      Dividends received deduction      (2,563)   (2,563)        (10,284)      (8,122)     (7,019)
      Other                                  -         -              32        2,061        (596)
                                      --------   -------        --------     --------    --------
       Total income tax expense       $180,711   $72,177        $ 79,065     $197,808    $341,203
                                      ========   =======        ========     ========    ========

    Deferred tax expense results from timing differences in the recognition of income and expense for tax and financial reporting purposes. The source and tax effect of these timing differences are as follows:

                              For the Three Months
                                 Ended March 31,           For the Years Ended December 31,
                               --------------------       -----------------------------------
                                  1997      1996             1996         1995       1994
                               ---------  ---------       ----------    ---------  ---------
      FHLB stock dividends        $9,418   $8,840          $36,631        $33,262    $26,330
      Provision for bad-debts          -        -          (32,117)        13,077     25,297
      Other                            -        -           (1,637)           184        829
                                  ------   ------           -------       -------    -------
                                  $9,418   $8,840           $2,877        $46,523    $52,456
                                  ======   ======           =======       =======    =======


    The components of deferred tax liabilities are summarized as follows:

                                 March 31,             December 31,
                                                  ---------------------------
                                    1997             1996           1995
                                 ----------       ----------     ------------
      FHLB stock dividends       $  296,672       $  287,236      $  250,605
      Bad debt reserves             264,701          264,701         257,084
      Unrealized appreciation
        on securities
        available for sale        1,135,179        1,150,235         827,300
                                 ----------        ----------     -----------
                                 $1,696,552       $1,702,172      $1,334,989
                                 ==========        ==========     ===========

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


10. FEDERAL INCOME TAXES (CONTINUED)

    Thrift institutions, in determining taxable income, have historically been allowed special bad debt deductions based on specified experience formulae or on a percentage of taxable income before such deductions. The bad debt deduction based on the latter has been gradually reduced to 8%. During August 1996, the President signed the Small Business Protection Act of 1996 that will, among other things, repeal the tax bad debt reserve method for thrifts effective for taxable years beginning after December 31, 1995. As a result, thrifts must recapture into taxable income the amount of their post-1987 tax bad debt reserves over a six-year period beginning after 1995.
    This recapture can be deferred for up to two years if the thrift satisfies a residential loan portfolio test. The Bank is expected to recapture approximately $878,800 of its tax bad debt reserves into taxable income over six years as a result of this new law. The recapture will not have any effect on the Bank's financial statements because the related tax expense has already been accrued.

    Because of such repeal, thrifts such as the Bank may only use the same tax bad debt reserve that is allowed for banks. Accordingly, a thrift with assets of $500 million or less may only add to its tax bad debt reserves based upon its moving six-year average experience of actual loan losses (i.e., the experience method). A thrift with assets greater than $500 million can no longer use the reserve method and may only deduct loan losses as they actually arise (i.e., the specific charge-off method). The Bank expects to continue to use the reserve method.

    The portion of a thrift's tax bad debt reserve that is not recaptured (generally pre-1988 bad debt reserves) under this new law is only subject to recapture at a later date under certain circumstances. These include stock repurchase redemptions by the thrift or if the thrift converts to a type of institution (such as a credit union) that is not considered a bank for tax purposes. However, no further recapture would be required if the thrift converted to a commercial bank charter or was acquired by a bank. The Bank does not anticipate engaging in any transactions at this time that would require the recapture of its remaining tax bad debt reserves. Therefore, retained earnings at March 31, 1997, December 31, 1996 and 1995 includes approximately $4,027,400 which represents such bad debt deductions for which no deferred income taxes have been provided.

    The Bank made income tax payments of $285,991, $146,000 and $279,046 for the years ended December 31, 1996, 1995 and 1994, respectively.



                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


11. RELATED PARTIES

    The Bank has entered into transactions with its directors and their affiliates (related parties). The aggregate amount of loans to such related parties at March 31, 1997 and December 31, 1996, was $228,987 and $230,490,
    respectively. During 1996, new loans to such related parties amounted to $55,976 and repayments amounted to $44,323.

12. COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements.

    The Bank had open loan commitments at March 31, 1997 and December 31, 1996 of $1,497,600 and $919,375, respectively.

13. REGULATORY MATTERS

    The Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA"), which instituted major reforms in the operation and supervision of the savings and loan industry, contains provisions for capital standards. These standards require savings institutions to have a minimum regulatory tangible capital (as defined in the regulation) equal to 1.50% of adjusted total assets and a minimum 3.00% core capital (as defined) of adjusted total assets. Additionally, savings institutions are required to meet a total risk-based capital requirement of 8.00%.

    The Bank is also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning reporting on internal controls, accounting and operations.

    FDICIA's prompt corrective action regulations define specific capital categories based on an institutions' capital ratios. The capital categories, in declining order, are "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with OTS, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by the OTS or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution.

                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


13. REGULATORY MATTERS (CONTINUED)

    The following chart delineates the categories as defined in the FDICIA legislation:

                                           Tier I Risk-    Total Risk-
                           Core Capital   Based Capital   Based Capital
                          --------------  --------------  --------------
    "Well capitalized"              5.0%            6.0%           10.0%
    "Adequately
     capitalized"                   4.0%            4.0%            8.0%
    "Undercapitalized"    Less than 4.0%  Less than 4.0%  Less than 8.0%
    "Significantly
     undercapitalized"    Less than 3.0%  Less than 3.0%  Less than 6.0%

    At March 31, 1997, the Bank's core, tier I risk-based, and total risk-based capital ratios were 7.5%, 23.6%, and 20.9%, respectively. These ratios placed the Bank in the "well capitalized" category. The following is a calculation of the Bank's regulatory capital (in thousands) at March 31, 1997:

                                   Tier I                         Total
                                    Risk-                         Risk-
                           GAAP     Based   Tangible     Core     Based
                          Capital  Capital   Capital   Capital   Capital
                          -------  -------  ---------  --------  --------
    GAAP capital,
     as reported          $17,236  $17,236   $17,236   $17,236   $17,236

    Unrealized gains
     on certain
     available-for-
     sale securities                     -    (2,204)   (2,204)   (2,204)

    General valuation
     allowance                           -         -         -       217
                                   -------   -------   -------   -------

    Regulatory capital             $17,236    15,032    15,032    15,249
                                   =======

    Minimum capital
     requirement %                              1.50%     3.00%     8.00%

    Minimum capital
     requirement  $                            3,015     6,031     5,840
                                             -------   -------   -------

    Regulatory capital
     excess                                  $12,017   $ 9,001   $ 9,409
                                             =======   =======   =======


                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


13. REGULATORY MATTERS (CONTINUED)

    At December 31, 1996, the Bank's core, tier I risk-based, and total risk-based capital ratios were 7.3%, 23.1%, and 20.4%, respectively. These ratios placed the Bank in the "well capitalized" category. The following is a calculation of the Bank's regulatory capital (in thousands) at December 31, 1996:


                                   Tier I                         Total
                                    Risk-                         Risk-
                           GAAP     Based   Tangible     Core     Based
                          Capital  Capital   Capital   Capital   Capital
                          -------  -------  ---------  --------  --------
    GAAP capital,
     as reported          $16,907  $16,907   $16,907    $16,907   $16,907

    Unrealized gains
     on certain
     available-for-
     sale securities                   -      (2,233)    (2,233)   (2,233)

    General valuation
     allowance                         -         -          -         217
                                   -------  --------   --------  --------

    Regulatory capital             $16,907    14,674     14,674    14,891
                                   =======

    Minimum capital
     requirement %                              1.50%      3.00%     8.00%

    Minimum capital
     requirement          $                    3,032      6,065     5,846
                                            --------   --------  --------

    Regulatory capital
     excess                                  $11,642   $  8,609   $ 9,045
                                            ========   ========   =======




                                   CONTINUED

                       HOPKINSVILLE FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)

13.  REGULATORY MATTERS (CONTINUED)

     At December 31, 1995, the Bank's core, tier I risk-based, and total risk-based capital ratios were 6.9%, 22.8%, and 20.7%, respectively. These ratios placed the Bank in the "well capitalized" category. The following is a calculation of the Bank's regulatory capital (in thousands) at December 31, 1995:

                                    Tier I                         Total
                                     Risk-                         Risk-
                            GAAP     Based   Tangible     Core     Based
                           Capital  Capital   Capital   Capital   Capital
                           -------  -------  ---------  --------  --------
     GAAP capital,
      as reported          $16,097  $16,097   $16,097   $16,097   $16,097

     Unrealized gains
      on certain
      available-for-
      sale securities                     -    (1,606)   (1,606)   (1,606)

     General valuation
      allowance                           -         -         -       122
                                    -------   -------   -------   -------

     Regulatory capital             $16,097    14,491    14,491    14,613
                                    =======

     Minimum capital
      requirement %                              1.50%     3.00%     8.00%

     Minimum capital
      requirement $                             3,165     6,330     5,639
                                              -------   -------   -------
     Regulatory capital
      excess                                  $11,326   $ 8,161   $ 8,974
                                              =======   =======   =======

     The OTS risk-based capital regulation also includes an interest rate risk ("IRR") component that requires savings institutions with greater than normal IRR, when determining compliance with the risk-based capital requirements, to maintain additional total capital. The OTS has, however, indefinitely deferred enforcement of its IRR requirements. Under the regulation, a savings institution's IRR is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. A savings institution is considered to have a "normal" level of IRR exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates is less than 2% of the current estimated economic value of its assets. If the OTS determines in the future to enforce the regulation's IRR requirements, a savings institution with a greater than normal IRR would be required to deduct

                                   CONTINUED

                      HOPKINSVILLE FEDERAL SAVINGS BANK
                        NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


13.  REGULATORY MATTERS (CONTINUED)

     from total capital, for purposes of calculating its risk-based capital requirement, an amount equal to one half the difference between the institution's measured IRR and 2%, multiplied by the economic value of the institution's total assets. Management does not believe that this regulation, when enforced, will have a material impact on the Bank.

     The United States Congress has passed legislation that resulted in an assessment on all Savings Association Insurance Fund ("SAIF") insured deposits in order to recapitalize the SAIF Fund. This one-time assessment amounted to approximately 66 basis points on SAIF assessable deposits held as of March 31, 1995. The assessment was payable no later than November 30, 1996 and amounted to approximately $1.23 million for the Bank. Such amount was charged to earnings at September 30, 1996.

14.  PLAN OF CONVERSION

     On May 21, 1997, the Board of Directors adopted a Plan of Conversion to convert the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank, as a wholly-owned subsidiary of a holding company chartered under Delaware law by the Bank for the purpose of acquiring control of the Bank following consummation of the Bank's conversion. The sale of stock to be issued in the conversion must be offered first to members, and then, at the Bank's discretion, stock not purchased by members may be sold to the general public at the same price as is paid by members.

     Costs associated with the conversion will be deducted from the proceeds of the sale of stock. Should the conversion be abandoned, the costs of conversion will be charged to expense in the year of abandonment.

     At the time of conversion, the Bank will establish a liquidation account in the amount equal to the Bank's net worth as of the latest practicable date prior to conversion. The liquidation account will be maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion.

                                   CONTINUED

                      HOPKINSVILLE FEDERAL SAVINGS BANK
                        NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                      MARCH 31, 1997 AND 1996 (UNAUDITED)


14.  PLAN OF CONVERSION (CONTINUED)

     In the event of a complete liquidation (and only in such an event) and prior to any payment to stockholders, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the depositor's current adjusted balance for deposit accounts held before any liquidation. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of such net worth.

     The Bank may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause the Bank's net worth to be reduced below the capital requirements imposed by the OTS.

                                 EXHIBIT VIII

================================================================================





                        NATIONAL CAPITAL COMPANIES, LLC
                       FINANCIAL SERVICES ADVISORY GROUP





                               MISSION STATEMENT




             -------------------------------------------------

                     "...NATIONAL CAPITAL BRINGS TOGETHER
                   INNOVATIVE SOLUTIONS WITH IMPLEMENTATION
                       RESOURCES TO ASSIST MANAGEMENT IN
                  ACHIEVING SPECIFIC CAPITAL AND OPERATIONAL
                                OBJECTIVES..."

                        NATIONAL CAPITAL COMPANIES, LLC

             -------------------------------------------------






================================================================================

================================================================================

 . THIS IS NATIONAL CAPITAL COMPANIES

National Capital Companies, LLC ("National Capital") is a financial advisory firm that specializes in working with financial institutions. While National Capital has grown significantly and diversified into other areas of investment banking since its inception, the company's primary focus is to serve the financial services industry. National Capital has offices in Chevy Chase, Maryland and Dover, Ohio. National Capital and its affiliated companies have served more than 150 financial services companies throughout the United States.

Since our founding in 1986, we have been dedicated to advising companies on capital strategies and mergers and acquisitions. We have assisted companies throughout the United States as well as serving as the Managing Member of FINANCIAL INSTITUTION PARTNERS, LLC, a fund which invests primarily in the equity securities of publicly-traded financial institutions.

We are a small firm by choice. Our experienced professionals work on every facet of the engagement from beginning to end rather than transferring the work to junior associates. This leads to superior results which is part of the National Capital difference.

Our record of performance has earned us the confidence of our clients. Our goal is to build upon this record by earning your confidence as well.

 . WHY ENGAGE NATIONAL CAPITAL?

Simply put, we specialize in serving the financial services industry and have an unsurpassed ability to deliver. We have owned and operated a variety of small and middle market companies including financial institutions, as well as advising numerous others. Accordingly, we have the practical experience necessary whether we are serving as a management consultant, financial advisor or investment banker. When you engage us, you engage a team of experienced professionals who will provide you with the critical difference that will enable you to succeed in your company's objectives with respect to capital strategies and mergers and acquisitions.

 . CAPITAL STRATEGIES

While most financial services companies have the capability to manage the daily operational issues that confront them, many need assistance in evaluating capital strategies. Our subsidiary, Potomac Securities, Inc., ("Potomac Securities") is an SEC registered, NASD member broker-dealer than can assist companies tap the capital markets. This is one major difference that National Capital affords companies today. Not only do we provide expert advisory services, but we have the ability to implement capital strategies.

                                       1
================================================================================

================================================================================

             -------------------------------------------------------------
               Capital Strategies include:

               .  analysis of public versus private capital market
                  opportunities;
               .  initial and secondary offerings of common stock;
               .  mutual to stock conversions;
               .  preferred stock issuance;
               .  subordinated debt issuance; and
               .  holding company debt arrangements and
                  restructuring.
             -------------------------------------------------------------

 . MERGERS AND ACQUISITIONS

National Capital has the human resource skills, technical perspective and the regulatory expertise necessary to successfully consummate merger and acquisition transactions whether we represent the seller or the buyer.

             -------------------------------------------------------------
               Merger and Acquisition Services include:

               .  development of merger objectives and criteria;
               .  targeting/screening of potential candidates;
               .  selection and contact of potential merger parties;
               .  negotiation with merger parties and regulators;
               .  due diligence;
               .  regulatory filings;
               .  fairness opinions and pro-forma market valuations;
               . post-acquisition integration issues; and purchase price allocation.

             -------------------------------------------------------------

                                       2
================================================================================

================================================================================

* FIRM QUALIFICATIONS

National Capital is unique to the financial institutions industry in that we have served as financial advisors to a number of financial institutions. In fact, we have advised over 150 financial institutions since our founding in 1986. While not all inclusive, some of our past financial services clients include:

                              VALUATION SERVICES
          .    Centennial Financial Corporation
          .    Gateway Bancorp, Inc.
          .    Geauga Savings Bank
          .    Greater Delaware Valley Savings Bank
          .    Roxborough-Manayunk Federal Savings and Loan Association
          .    Sulphur Springs Loan and Building Association

                               EQUITY OFFERINGS
          .    Camco Financial Corporation
          .    FFD Financial Corporation
          .    First Keystone Federal Savings Bank
          .    Glenway Financial Corporation
          .    Greater Delaware Valley Savings Bank
          .    Jefferson Savings & Loan Association, FA
          .    North Cincinnati Savings Bank
          .    Southern Financial Bancorp. Inc.
          .    USA Bancshares, Inc.

                          FINANCIAL ADVISORY SERVICES
          .    Bank West Financial Corporation
          .    First Federal Savings Bank of Dover
          .    First Franklin Corporation
          .    First Savings Bank of Virginia

                           MERGERS AND ACQUISITIONS
          .    Advanta Corporation
          .    Camco Financial Corporation
          .    Charter Oak Financial Corporation
          .    First Harrisburg Bancor, Inc.
          .    Glenway Financial Corporation
          .    ITT Consumer Financial Services

                                      3
================================================================================

================================================================================

 .    ACCOMPLISHMENTS

Accomplishments are the true mark of any firm. National Capital has an impressive record of accomplishments, including:

    . National Capital, through an affiliate, has served as underwriter in the conversion to the stock form of organization of a number of mutually-chartered thrifts. National Capital has also been involved in transactions where mutual holding companies have been formed.

    . National Capital has served as financial advisor to thrifts converting from the mutual to the stock form of organization. In this role National Capital has prepared an independent appraisal of the thrift to determine the amount of stock to be sold in the conversion, among other matters.

    . National Capital has served as financial advisor to financial institutions who have acquired other financial institutions. This role has included identification of acquisition targets, negotiation of terms and the rendering of fairness opinions on the transactions.

    . National Capital has served as financial advisor to financial institutions who have been acquired by other financial institutions. This role has included the identification of potential acquired, negotiation of merger terms and the rendering of fairness opinions on the transaction.

    . National Capital, through an affiliate, has served as underwriter in equity offerings by stock financial institutions. Additionally, National Capital has been involved with de novo bank formations, including the development of business plans, issuance of equity and regulatory filings.

    . National Capital has also provided a variety of other services to financial institutions including: strategic planning assistance, business plan development, troubled asset resolution, capital planning, asset liability structure analysis, mark-to-market analysis, due diligence assistance and management organization and structure evaluation.

HOW WE WORK

When you engage us, we become part of your team. We represent your interests exclusively and pride ourselves on our integrity, commitment and action-oriented investment banking and advisory services.

Upon commencing an engagement, we meet with management and fully discuss and analyze the company's goals and objectives. We develop a work plan together that is specifically tailored to our client's needs.

================================================================================

================================================================================

Our commitment to our clients is best exemplified in the quality of the professionals that are dedicated to serve you. All of our professionals are problem solvers who have extensive experience in their areas of expertise. We understand that the dynamics of companies vary and as such, we carefully select our professionals so that the skills, styles and personalities match the situation to which they are assigned.

We believe in thorough, effective and timely communication with the members of management and the Board of Directors. We are totally dedicated to achieving the goals and objectives of our clients. This is the National Capital difference.

 .    PROFESSIONALS

The cornerstone of the services that are provided by National Capital is the key professionals who possess a wide array of experience and accomplishments and an unsurpassed ability to deliver. Below you will find the resumes of the National Capital's professionals.

                                STEPHEN CLINTON

Mr. Clinton serves as President of National Capital. Mr. Clinton serves National Capital as its senior financial institution analyst and directs research related to the financial institution industry. His experience includes advising financial institutions in all major areas including strategic planning, capital strategies, mergers and acquisitions, troubled asset resolution, asset/liability management and operations. Mr. Clinton has extensive experience working closely with clients in the development and implementation of strategic and capital plans.

Mr. Clinton has served as a financial advisor to financial institutions since joining National Capital. He has consulted with clients related to mergers and acquisition strategies, equity offerings, mutual-to-stock conversions, recapitalization strategies, development of capital and business plans, performed valuations and assisted in due diligence of acquisition targets. He is also an editor of Financial Market Highlights which is published by National
                     ---------------------------
Capital. Additionally, Mr. Clinton serves on the investment committee of Financial Institution Partners, LLC, a partnership managed by National Capital formed primarily to invest in equity securities of financial institutions.

Prior to joining National Capital in 1990, Mr. Clinton served as the President and Chief Executive Officer of a Midwestern savings bank. Previously he had served in the capacities of Chief Operating Officer and Chief Financial Officer during his career in the financial institutions industry.

Mr. Clinton holds a B.B.A. in Finance from Kent State University and an M.B.A from Ashland University. He is also a graduate of The Ohio State University's Financial Management Program for Savings and Loan Executives. He currently serves on the Board of Directors of a Midwest financial institution. Mr. Clinton is a licensed NASD General Securities Principal and Registered Representative.

                               LOUIS M. MAYBERG

Mr. Mayberg is a Managing Director and Principal of National Capital. He serves as President of Potomac Services and is responsible for directing the security activities of the firm. Mr. Mayberg has been involved in equity and debt financing for financial institutions since 1986. In this capacity, he assists clients in the implementation of public and private capital raising activities and maintains relationships with numerous other broker-dealer firms which participate in selling groups and make markets in thrift and bank stocks.

                                       5

================================================================================

================================================================================

Mr. Mayberg has served as a financial advisor to numerous companies and specializes in financial restructuring, evaluation of capital market alternatives and strategic planning issues related to corporate growth through mergers and acquisitions. Mr. Mayberg is also actively involved in the restructuring and turnaround of publicly- and closely-held businesses. His experience also includes commercial and residential real estate workouts. Mr. Mayberg serves on the investment committee of Financial Institutions Partners, LLC and is responsible for the management of the investment portfolio.

From August 1983 until February 1986, he was a consultant with Deloitte Haskins & Sells, New York Region. In February 1986, he left Deloitte Haskins & Sells to form National Capital.

Mr. Mayberg is a graduate of The George Washington University with a B.B.A. in Finance. He has served and currently serves on the Board of Directors of various companies serving a variety of industries including banking, real estate and high technology. Mr. Mayberg is a licensed NASD General Securities Principal and Registered Representative.

                              JACKIE L. MACDONALD

Ms. MacDonald serves as a Research Analyst and Sales Associate for National Capital. Ms. MacDonald joined National Capital in August 1996. Her responsibilities include analytical and technical support of our investment banking and advisory services. She has assisted in the development of client business plans, valuations, merger and acquisition strategies, equity offerings and mutual-to-stock conversions.

Prior to joining National Capital, Ms. MacDonald served in a variety of positions with G.E. Capital. Ms. MacDonald graduated magna cum laude with a B.A. in Marketing from The University of Akron. She is a licensed NASD Registered Representative.

                                       6
================================================================================

================================================================================

          ----------------------------------------------------------

                        NATIONAL CAPITAL COMPANIES, LLC
                           POTOMAC SECURITIES, INC.
          ----------------------------------------------------------



      ===================================================================

                         FOR FURTHER INFORMATION:


                    For a more complete description of National
                    Capital's services as they may apply to your company, as well as to discuss your company's objectives directly with one of our key professionals, please contact:

                           STEPHEN CLINTON, PRESIDENT

         * All inquiries will be handled in the strictest confidence.*


      ===================================================================

      ===================================================================

                  WASHINGTON, D.C.
                 METROPOLITAN AREA              OHIO OFFICE
                 -----------------              -----------

            The Park Avenue Centre              P.O.Box 147
              4600 N. Park Avenue              Dover, OH 44622
                   Suite 100                        or
             Chevy Chase, MD 20815            (328 Race Street
                                              Dover, OH 44622


                (301) 657-0850                 (330) 364-3345

      ===================================================================

================================================================================

                                                 NATIONAL CAPITAL COMPANIES, LLC

                                  EXHIBIT IX


                                     RB 20
                                 CERTIFICATION

I hereby certify that I have not been the subject of any criminal, civil or administrative judgments, consents, undertakings or orders, or any past or ongoing indictments, formal investigations, examinations, or administrative proceedings (excluding routine or customary audits, inspections and investigations) issued by any federal or state court, any department, agency or commission of the U.S. Government, any state or municipality, any self-regulatory trade or professional organization, or any foreign government or governmental entity, which involve:

     (i) commission of a felony, fraud, moral turpitude, dishonesty or breach of trust:

     (ii)   violation of securities or commodities laws or regulations;

     (iii)  violation of depository institution laws or regulations;

     (iv)   violation of housing authority laws or regulations;

     (v) violation of the rules, regulations, codes of conduct or ethics of a self-regulatory trade or professional organization;

     (vi) adjudication of bankruptcy or insolvency or appointment of a receiver, conservator, trustee, referee or guardian.

I hereby certify that the statements I have made herein are true, complete and correct to the best of my knowledge and belief.

                                        Conversion Appraiser


          June 17,1997                  /s/  Stephen Clinton
      ------------------               ------------------------------------
             DATE                       STEPHEN CLINTON
                                        President
                                        National Capital Companies, LLC

                                                 NATIONAL CAPITAL COMPANIES, LLC

                                   EXHIBIT X


                           AFFIDAVIT OF INDEPENDENCE
                           -------------------------

STATE OF OHIO,

COUNTY OF TUSCARAWAS

I, Stephen Clinton, President of National Capital Companies, LLC ("National Capital"), being first duly sworn hereby depose and say that:

The fee which National Capital received from the applicant, Hopkinsville Federal Savings Bank, Hopkinsville, Kentucky in the amount of $25,000 for the preparation of our appraisal and regulatory business plan was not related to the value determined in the appraisal; that the undersigned appraiser is independent and has fully disclosed to the Office of Thrift Supervision any relationships which may have a material bearing upon the question of our independence; and that nay indemnity agreement with the applicant has been fully disclosed in a written statement to the Office of Thrift Supervision.

Further, affiant sayeth naught.


                                        /s/ Stephen Clinton
                                        -------------------------------------
                                        STEPHEN CLINTON
                                        President
                                        National Capital Companies, LLC


Sworn to before me and subscribed in my presence this 17th day of June, 1997.


                                        /s/ Jennifer L. Thomas
                                        -------------------------------------
                                        NOTARY PUBLIC



                                        [SEAL APPEARS HERE]